UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

The Dun & Bradstreet Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 23, 2011

Dear Shareholder:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of The Dun & Bradstreet Corporation on Tuesday, May 3, 2011, at 8:00 a.m. at The Hilton Short Hills, 41 JFK Parkway, Short Hills, New Jersey.

The Notice of Annual Meeting and Proxy Statement accompanying this letter more fully describe the business to be acted upon at the meeting. Our Annual Report on Form 10-K for the year ended December 31, 2010 is also attached.

Pursuant to rules adopted by the U.S. Securities and Exchange Commission we are once again providing to our shareholders access to our proxy materials over the Internet. We continue to believe that this e-proxy process allows us to provide our shareholders with the information they need while lowering printing and mailing costs, reducing the environmental impact of our annual meeting and more efficiently complying with our obligations under the securities laws. On or about March 23, 2011, we mailed to our beneficial shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2011 Proxy Statement and Annual Report and vote online. Registered shareholders will continue to be furnished a printed copy of the Proxy Statement and Annual Report by mail.

Whether or not you plan to attend the meeting, your vote is important. In addition to voting in person, shareholders of record may vote via a toll-free telephone number or over the Internet. Shareholders who received a paper copy of the Proxy Statement and Annual Report by mail may also vote by completing, signing and mailing the enclosed proxy card promptly in the return envelope provided. If your shares are held in the name of a bank, broker or other holder of record, check your proxy card to see which of these options is available to you.

On behalf of our Board of Directors, thank you for your continued support of D&B.

Sincerely,

Sara Mathew

Chairman and Chief Executive Officer

Notice of 2011 Annual Meeting of Shareholders

The 2011 Annual Meeting of Shareholders of The Dun & Bradstreet Corporation will be held on Tuesday, May 3, 2011, at 8:00 a.m. at The Hilton Short Hills, 41 JFK Parkway, Short Hills, New Jersey. The purpose of the meeting is to:

1.	Elect two Class II directors for a one-year term if Proposal No. 7 (which would eliminate the classification of the Board of Directors in 2012) is approved, or to elect two Class II directors for a three-year term if Proposal No. 7 is not approved;

2.	Ratify the appointment of our independent registered public accounting firm for 2011;

3.	Re-approve the Company’s Covered Employee Incentive Plan, as amended;

4.	Hold a shareholder advisory vote on executive compensation (Say on Pay);

5.	Hold a shareholder advisory vote on the frequency of Say on Pay voting;

6.	Approve the adoption of amendments to our charter to reduce each supermajority shareholder voting requirement to a simple majority requirement;

7.	Approve the adoption of amendments to our charter to reorganize the Board of Directors into one class with each director subject to election each year, beginning in 2012; and

8.	Transact such other business as may properly come before the meeting. We know of no other business to be brought before the meeting at this time.

Only shareholders of record at the close of business on March 7, 2011, will be entitled to vote at the meeting.

By Order of the Board of Directors,

Jeffrey S. Hurwitz

Senior Vice President, General Counsel and Corporate Secretary

Dated: March 23, 2011

YOUR VOTE IS IMPORTANT

To assure your representation at the Annual Meeting, you are requested to vote your shares as promptly as possible. In addition to voting in person, shareholders of record may vote via a toll-free telephone number or over the Internet as instructed in these materials. If you received the proxy statement by mail, you may also vote by completing, signing and mailing the enclosed proxy card promptly in the return envelope provided. Please note that if your shares are held by a broker, bank or other holder of record and you wish to vote at the meeting, you must obtain a legal proxy from that record holder.

Please note that, with the exception of Proposal Nos. 2, 6 and 7, brokers may not vote your shares in the absence of your specific instructions as to how to vote. Please return your proxy card so your vote can be counted.

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Page
COMPENSATION DISCUSSION & ANALYSIS	39
Executive Summary	39
Purpose	40
Objectives of our Executive Compensation Program	41
Elements of our Executive Compensation Program	42
External Benchmarking	46
2010 Base Salaries	48
Annual Cash Incentive Plan	48
Long-term Equity Incentives	51
Employment Agreements	54
Tax Deductibility	54
Section 409A of the Internal Revenue Code	54
REPORT OF THE COMPENSATION & BENEFITS COMMITTEE	55
SUMMARY COMPENSATION TABLE	56
GRANTS OF PLAN-BASED AWARDS TABLE	58
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE	60
OPTION EXERCISES AND STOCK VESTED TABLE	62
PENSION BENEFITS TABLE	62
NON-QUALIFIED DEFERRED COMPENSATION TABLE	64
OVERVIEW OF EMPLOYMENT, CHANGE IN CONTROL AND SEVERANCE ARRANGEMENTS	66
Change in Control Agreements	66
Severance Arrangements	66
Detrimental Conduct Program	67
Potential Post-employment Compensation Table	67
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	71
OTHER MATTERS	71
INFORMATION CONTAINED IN THIS PROXY STATEMENT	71
SHAREHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING	71
SCHEDULE I—RECONCILIATION OF TOTAL REVENUE TO CORE REVENUE AND THE EFFECT OF FOREIGN EXCHANGE ON CORE REVENUE GROWTH

SCHEDULE II—RECONCILIATION OF REPORTED DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO D&B COMMON SHAREHOLDERS TO DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO D&B COMMON SHAREHOLDERS BEFORE NON-CORE GAINS AND (CHARGES)

SCHEDULE III—RECONCILIATION OF REPORTED OPERATING INCOME TO OPERATING INCOME BEFORE NON-CORE GAINS AND (CHARGES)
EXHIBIT A— THE DUN & BRADSTREET CORPORATION COVERED EMPLOYEE INCENTIVE PLAN
EXHIBIT B—AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE DUN & BRADSTREET CORPORATION AND FOURTH AMENDED AND RESTATED BYLAWS OF THE DUN & BRADSTREET CORPORATION

ii

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors of The Dun & Bradstreet Corporation is soliciting your proxy for use at the Annual Meeting of Shareholders to be held on May 3, 2011. On or about March 23, 2011, we mailed to our beneficial holders a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy materials on the Internet, and we mailed to our registered shareholders a printed copy of the proxy materials. Our principal executive offices are located at 103 JFK Parkway, Short Hills, New Jersey 07078-2708, and our main telephone number is 973-921-5500. D&B is listed on the New York Stock Exchange, or NYSE, with the ticker symbol DNB.

Notice of Internet Availability of Proxy Materials

In accordance with the “notice and access” rule adopted by the U.S. Securities and Exchange Commission, or SEC, we are making the proxy materials available to all of our shareholders on the Internet and our beneficial holders will receive a “Notice of Internet Availability of Proxy Materials” containing instructions on how to access our proxy materials and how to vote on the Internet and by telephone. We are mailing to our registered shareholders a printed copy of our proxy materials. If you received a Notice of Internet Availability of Proxy Materials and would like to receive a printed copy of our proxy materials, free of charge, you should follow the instructions for requesting such materials included in the Notice.

Annual Meeting Admission

To attend the Annual Meeting, you will need an admission ticket or other evidence of stock ownership as of the record date, which is March 7, 2011. Only shareholders as of the record date will be entitled to attend the meeting.

Registered shareholders. If you are a registered shareholder and you plan to attend the Annual Meeting in person, please bring your admission ticket attached to the proxy card or other evidence of stock ownership as of the record date.

Beneficial holders. If your shares are held in the name of a bank, broker or other holder of record (in “street name”) and you plan to attend the Annual Meeting in person, please bring your Notice of Internet Availability of Proxy Materials or other evidence of stock ownership as of the record date. You may also obtain an admission ticket in advance of the meeting by sending a written request, along with evidence of stock ownership as of the record date, such as a bank or brokerage account statement, to our Corporate Secretary at the address of our principal executive offices noted above. Please make such requests at least two weeks in advance of the Annual Meeting so that we may be able to accommodate your request.

Who Can Vote

Only shareholders of record at the close of business on March 7, 2011 are eligible to vote at the meeting. As of the close of business on that date, there were [            ] shares of our common stock outstanding.

How to Vote

In addition to voting in person at the meeting, shareholders of record can vote by proxy by calling a toll-free telephone number, by using the Internet or, for shareholders who received a printed copy of the proxy materials, by mailing a completed and signed proxy card. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting by telephone or the Internet should understand that there may be costs associated with voting in these manners, such as usage charges from telephone companies and Internet service providers, which must be borne by the shareholder.

A proxy that is signed and returned by a shareholder of record without specifications marked in the instruction boxes will be voted in accordance with the recommendations of the Board of Directors, as outlined in this proxy statement. If any other proposals are properly brought before the meeting and submitted to a vote, all proxies will be voted on those other proposals in accordance with the judgment of the persons voting the proxies.

Specific voting instructions are set forth below and can also be found on the Notice of Internet Availability of Proxy Materials and on the proxy card. If you received more than one Notice or proxy card, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included in each Notice and proxy card to ensure that all of your shares are voted.

Registered Shareholders

Vote by Telephone. Registered shareholders can vote by calling toll-free at 800-690-6903. Voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

Vote on the Internet. Registered shareholders can vote on the Internet at the website www.proxyvote.com. As with telephone voting, you can confirm that your instructions have been properly recorded.

Vote by Mail. Registered shareholders can vote by mail by simply indicating your response on your proxy card, dating and signing it, and returning your proxy card in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to The Dun & Bradstreet Corporation, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717.

Beneficial Holders

If your shares are held in street name, the Notice of Internet Availability of Proxy Materials mailed to you from the organization that is the record owner of your shares contains instructions on how to vote your shares. Beneficial holders that received a printed copy of the proxy materials may complete and mail the proxy card or may vote by telephone or over the Internet as instructed in the proxy card by the organization that is the record owner of your shares. For a beneficial holder to vote in person at the Annual Meeting, you must obtain a legal proxy from the record owner.

Revocation of Proxies

A shareholder of record may revoke a proxy at any time before the vote is taken at the Annual Meeting by sending written notice of the revocation to our Corporate Secretary at The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078-2708, by submitting another proxy that is properly signed and bears a later date, or by voting in person at the meeting. All properly executed proxies not revoked will be voted at the meeting in accordance with their instructions.

Voting Shares in the D&B Plans

If you are a current or former employee who currently holds D&B shares in your name in our Employee Stock Purchase Plan, or ESPP, or in the D&B Common Stock Fund of our 401(k) Plan or the Moody’s Corporation Profit Participation Plan, referred to as the PPP, you are entitled to give voting instructions for the shares held in your account. If you receive a printed copy of the proxy materials by mail, you will receive only one proxy card for all of the D&B shares you hold in the ESPP, 401(k) Plan and PPP. Your proxy card will serve as a voting instruction card for the plans’ trustees. However, most active employees who have shares in these plans will receive an e-mail containing instructions on how to access our proxy materials and how to vote such shares on the Internet.

For the 401(k) Plan or the PPP, if you do not vote your shares or specify your voting instructions on your proxy card, the applicable plan’s trustee will vote your shares in the same proportion as the shares for which voting instructions have been received from other participants of the 401(k) Plan and PPP, except as otherwise required by law. For the ESPP, the plan’s trustee will only submit voting instructions for the shares for which voting instructions have been received. To allow sufficient time for voting by the trustees of the plans, your voting instructions must be received by the applicable trustee by April  28, 2011.

List of Shareholders

The names of registered shareholders of record entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting and, for ten days prior to the meeting, at the office of our Corporate Secretary at The Dun  & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078-2708.

Householding Information

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Proxy Statement and Annual Report, unless one or more of the shareholders at that address notifies us that they wish to continue receiving individual copies. We believe this procedure provides greater convenience to our shareholders and saves money by reducing our printing and mailing costs and fees.

If you and other shareholders of record with whom you share an address and last name currently receive multiple copies of our Proxy Statement and Annual Report and would like to participate in our householding program, please contact Broadridge by calling toll-free at 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, if you participate in householding and wish to revoke your consent and receive separate copies of our Proxy Statement and Annual Report, please contact Broadridge as described above.

A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your bank, broker or other holder of record to request information about householding.

Proxy Solicitation

Our directors, officers and employees may solicit proxies on our behalf by communicating with shareholders personally or by telephone, facsimile, e-mail or mail. We have also retained the firm of Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut 06902, to assist in the solicitation of proxies for a fee estimated at $8,500 plus expenses. We will pay all expenses related to such solicitations of proxies. D&B and Morrow & Co. will request banks and brokers to solicit proxies from their customers, where appropriate, and will reimburse them for reasonable out-of-pocket expenses.

Quorum and Voting Requirements

Our bylaws provide that a majority of the shares issued, outstanding and entitled to vote, whether present in person or represented by proxy, constitute a quorum at meetings of shareholders. Abstentions and broker “non-votes” are counted for purposes of establishing a quorum. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker has not received instructions from the beneficial owner and does not have discretionary voting power for that particular matter. Brokers are permitted by the NYSE to vote shares without instructions from beneficial owners on routine matters, which includes only Proposal No. 2 (ratification of the appointment of our independent registered public accounting firm for 2011), Proposal No. 6 (adoption of amendments to our charter to reduce each supermajority shareholder voting requirement to a simple majority requirement) and Proposal No. 7 (adoption of amendments to our charter to reorganize the Board of Directors into one class with each director subject to election each year, beginning in 2012), each as discussed below.

This means that for all proposals except Proposal Nos. 2, 6, and 7, brokers may not vote your shares in the absence of your specific instructions as to how to vote. Please return your proxy card so your vote can be counted.

Election of directors (Proposal No. 1) shall be determined by a majority of the voting power present in person or represented by proxy and entitled to vote on the matter. For purposes of this proposal, a majority of the voting power present means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director. As a result, shares present in person at the meeting that are not voted for a nominee, shares present by proxy for which the shareholder has abstained from voting for a nominee and shares not voted for a nominee as a result of broker non-votes will not be counted as voting for or against that nominee’s achievement of a majority. If a director is not elected, the director shall offer to tender his or her resignation to the Board. The Board Affairs Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the Board’s decision.

Ratification of the appointment of the independent registered public accounting firm (Proposal No. 2), re-approval of The Dun & Bradstreet Corporation Covered Employee Incentive Plan, as amended (Proposal No. 3) and approval of the Company’s overall executive compensation programs, policies and procedures (Proposal No. 4) shall each be determined by the affirmative vote of the holders of a majority of the voting power present in person or represented by proxy at the meeting and entitled to vote on the applicable matter. As a result, shares present in person at the meeting that are not voted for any such matter, shares present by proxy for which the shareholder has abstained from voting for any such matter and broker non-votes, if any, with respect to any such matter will not be counted toward each such matter’s achievement of a majority.

With respect to the advisory vote on the frequency of Say on Pay voting (Proposal No. 5), the alternative receiving the greatest number of votes—every year, every two years or every three years—will be considered the frequency recommended by shareholders. As a result, shares present in person at the meeting that are not voted, shares present by proxy for which the shareholder has abstained from voting and broker non-votes, if any, will have no effect on the outcome of this matter.

Approval of the adoption of amendments to our charter to reduce each supermajority shareholder voting requirement to a simple majority requirement (Proposal No. 6), and approval of the adoption of amendments to our charter to reorganize the Board of Directors into one class with each director subject to election each year beginning in 2012 (Proposal No. 7) shall be determined by the affirmative vote of the holders of at least 80% in voting power of all the shares of the Company entitled to vote generally in the election of directors, voting together as a single class. As a result, shares present in person at the meeting that are not voted for any such matter and shares present by proxy for which the shareholder has abstained from voting for any such matter will not be counted toward each such matter’s achievement of the required 80% affirmative vote and will have the same effect as votes against the proposal.

Shareholder Account Maintenance

Our transfer agent is BNY Mellon Shareowner Services, or BNY Mellon. All communications concerning accounts of registered shareholders, including address changes, name changes, inquiries as to requirements to transfer shares of our common stock and similar issues, can be handled by contacting BNY Mellon using one of the following methods:

•	toll-free at 866-283-6792 for U.S. and Canada holders (International holders dial 201-680-6578; hearing-impaired holders dial 800-231-5469);

•	at BNY Mellon’s website www.bnymellon.com/shareowner/isd; or

•	by writing to BNY Mellon Shareowner Services, P.O. Box 358015, Pittsburgh, Pennsylvania 15252.

CORPORATE GOVERNANCE

Board of Directors

Our Board of Directors consists of nine members, all of whom are independent except for our Chairman of the Board and Chief Executive Officer (“Chairman and CEO”), Sara Mathew. The objective of our Board of Directors is to conduct our business activities so as to enhance shareholder value. Our Board of Directors believes that good corporate governance practices support successful business performance and thus the creation of shareholder value. To institutionalize the Board’s view of governance, our Board has adopted Corporate Governance Principles. These principles, which were last reviewed in September 2010 and revised in December 2010, cover Board composition and performance (e.g., director independence, qualifications of directors, outside directorships and committee service, selection of director nominees, director orientation and continuing education), the relationship of the Board with senior management (e.g., attendance of non-directors at Board meetings and Board access to senior leadership), Board meetings, Board committee review and management review.

The Board has four standing committees: the Audit Committee, the Board Affairs Committee, the Compensation & Benefits Committee and the Innovation & Technology Committee. Each Board committee has its own charter setting forth its purpose and responsibilities, including, where applicable, those required by the NYSE listing standards. Each of the committees and their charters are described in more detail below.

Our Corporate Governance Principles and the charters of our Audit Committee, Board Affairs Committee, Compensation & Benefits Committee and Innovation & Technology Committee are available in the Investor Relations section of our website (http://investor.dnb.com) and are also available in print, without charge, to any shareholder upon request to our Corporate Secretary at The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078-2708.

Leadership Structure of the Board. Our Board is currently led by our Chairman and CEO, Sara Mathew. D&B’s Board of Directors does not have a policy on whether the roles of Chairman of the Board and CEO should be separate; however, these positions have historically been held by the same person. The Board Affairs Committee of the Board of Directors regularly evaluates governance trends and issues and reports its conclusions to the Board. Specifically, it evaluated the roles of Chairman and CEO in December 2010 and concluded that having a single Chairman and CEO is appropriate for our Company.

Our Board believes that its leadership structure is effective in providing independent oversight of management, including with respect to one of the Board’s primary functions—enhancing shareholder value. The Chairman of the Board has neither a greater nor lesser vote on matters considered by the Board than any other director. All directors of our Company are bound by fiduciary obligations, imposed by law, to serve the best interests of our shareholders. Additionally, our Board believes that there are certain efficiencies inherent in having the CEO (who is the person responsible for the day-to-day operations and strategy of the Company) chair the Board of Directors, such as ensuring efficiency and clarity in decision making and ensuring key business issues are brought to the Board’s attention.

Our Board of Directors acknowledges that independent Board leadership is important. Accordingly, in August 2010, the Board revised the Company’s Corporate Governance Principles to provide for an independent Lead Director to be designated by the Board from time to time. At that time, the Board appointed Christopher J. Coughlin as our first Lead Director. Prior to August 2010, our Corporate Governance Principles provided for an independent Presiding Director, and Michael R. Quinlan served in such role from October 2002 until August 2010.

As with the Presiding Director, the Lead Director (i) presides over the non-management executive sessions of the Board of Directors, (ii) collects feedback from the Board meetings and provides it to the CEO, (iii) may call a meeting of the non-management directors at any time, and (iv) performs such other responsibilities as the

Board may from time to time delegate to assist the Board in performing its responsibilities. However, unlike the Presiding Director whose term was not defined, the Lead Director is appointed to a term of three years, with no limit on the number of terms the Lead Director may serve, either in succession or in the aggregate. We believe a term of three years will provide an opportunity, if appropriate in the discretion of the Board, for rotation of the Lead Director position among the directors. More information relating to Mr. Coughlin’s role as Lead Director can be found under the “Board Meetings” section of this proxy statement.

In addition, our Board and committee composition promotes independence and protects against too much power being placed with the Chairman and CEO. All of the Board committees are comprised entirely of independent directors as determined under criteria established by the SEC and NYSE for the applicable committees and as set forth in our Corporate Governance Principles. As a result of this structure, independent directors oversee such critical matters as the integrity of the Company’s financial statements, the compensation of executive management (including the CEO), the direction of the Company’s innovation and technology strategy, the selection and evaluation of directors and the development and implementation of the Company’s corporate governance policies and structures. In addition, eight of the nine members of our Board are independent under the foregoing standards. Our Board believes that its leadership structure enhances the Board’s ability to provide insight and direction to management on important strategic initiatives and, at the same time, ensures that the appropriate level of independent oversight is applied to all Board decisions.

The Board’s Role in Risk Oversight. The Board provides oversight of risk by directly reviewing strategic risks, as noted below, by delegating matters to and using the expertise of certain of its committees and by receiving reports from such committees. Specifically, the Board has delegated to the Audit Committee, the Innovation & Technology Committee, the Compensation & Benefits Committee and the Board Affairs Committee responsibilities related to risk oversight as described herein.

The Audit Committee is charged with discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. In addition, the Audit Committee oversees the Company’s enterprise risk management annual process. As part of the enterprise risk management annual process to identify and prioritize risks to the Company, management uses the framework set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and segregates risks into four categories based on their nature and/or potential significance—strategic risk, financial risk, operational risk and compliance risk. As noted above, “strategic risks” are discussed with and managed by the entire Board of Directors. The remaining categories of risk are overseen by the Audit Committee, the I&TC, the C&BC or the Board Affairs Committee, depending upon the nature of the risk.

The Audit Committee reviews with the auditors and management the Company’s enterprise risk assessment process and risk categories. The Audit Committee reviews with management the risk assessment process, the various enterprise risks, the prioritization of the identified risks and management’s mitigation plans. With respect to particular members of management:

•

the Leader of Internal Audit and Enterprise Risk Management reports both to the Chief Financial Officer and the Chair of the Audit Committee. The Audit Committee reviews and discusses with the Leader of Internal Audit and Enterprise Risk Management the Company’s internal system of audit and financial controls, internal audit plans, and the periodic report of audit activities.

•	the Principal Accounting Officer discusses financial controls with the Audit Committee in his capacity as leader of our Sarbanes-Oxley controls.

•	the Chief Compliance Officer reports to the General Counsel and provides updates (at least quarterly) to the Audit Committee on compliance risks and controls.

In addition, at least quarterly, the Audit Committee meets privately with the Leader of Internal Audit and Enterprise Risk Management, the Principal Accounting Officer, Chief Financial Officer and the Chief Compliance Officer. Finally, on a quarterly basis management reviews its progress on the testing and mitigation of any identified risks with the Audit Committee.

The Innovation & Technology Committee reviews with management the commercial risks of the Company’s technology infrastructure and platforms, including marketplace and financial risk. For example, management reviews with the I&TC the progress of the implementation of our current strategic technology investment, which we announced in February 2010 (our “Strategic Technology Investment”). Upon completion of this initiative, we expect to improve data quality and timeliness, increase the speed of product innovation and significantly reduce technology costs.

The Compensation & Benefits Committee reviews with management the compensation policies and practices of the Company, including those applicable to non-executive officers, to determine the extent to which risks arising from the Company’s compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The compensation-related risk analysis considers the major components of compensation at the Company (base salary, cash incentives and equity-based compensation) and how each component may impact risk-taking activity by employees, including how the policies may engender activities that could impact the Company’s brand and financial results. Based on this analysis, the C&BC agrees with management that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Periodically, the Board Affairs Committee reviews the Company’s policies and programs related to (i) political actions and legislative affairs which could impact our business, (ii) employee health and safety requirements, including the number and nature of claims made against the Company, and (iii) equal employment opportunity requirements, including filing requirements and monitoring the number of claims made.

Each of the Audit Committee, I&TC, C&BC and Board Affairs Committee periodically reports to the full Board on any such matters under review, as appropriate.

Independence of the Board and Committees

Our Corporate Governance Principles require that at least two-thirds of the Board meet the criteria for independence established by the NYSE and applicable laws. After considering all relevant facts and circumstances, our Board has determined that each of its members, except as noted above, Sara Mathew, our Chairman and CEO, is independent under the NYSE listing standards and applicable laws. Our Board has also determined that each member of the Audit Committee, the Board Affairs Committee, the Compensation & Benefits Committee and the Innovation & Technology Committee is independent under the NYSE listing standards and applicable laws (we note that I&TC member independence is not technically required because it is not a NYSE required committee).

Pursuant to NYSE rules, a director is not independent if the director is, or has been within the last three years, an employee of the Company. In addition, for a director to be considered independent, the Board must affirmatively determine that the director has no material relationship with us (either directly or indirectly, such as a partner, shareholder or officer of an organization that has a relationship with us). Our Corporate Governance Principles set forth categorical standards to assist the Board in determining what constitutes a material relationship with us. Generally, under these categorical standards, the following relationships are deemed not to be material:

•	the director is the beneficial owner of less than five percent of our outstanding equity interests;

•

the director is an officer or other employee of an entity, or his or her immediate family member is an executive officer (as defined in Section 303A.02 of the NYSE listing standards) of an entity that, in either case, has received payments from us for property or services or has made payments to us for property or services and the amount of such payments in each of the last three fiscal years is less than the greater of $1 million, or 2% of the entity’s consolidated gross revenues (as such term is construed by the NYSE for purposes of Section 303A.02(b)(v));

•

the director is a director or officer of an entity that is indebted to us, or to which we are indebted, and the total amount of indebtedness is less than 2% of the total consolidated assets of such entity as of the end of the previous fiscal year;

•

the director, or any entity in which the director is an equity owner, director, officer or other employee, has obtained products or services from us on terms generally available to our customers for such products or services; or

•

the director is an officer, trustee, director or is otherwise affiliated with a tax-exempt organization and we made, within the preceding three fiscal years, contributions in any fiscal year that were less than the greater of (i) $1 million, or (ii) 2% of the tax-exempt organization’s consolidated gross revenues (as such term is construed by the NYSE for purposes of Section 303A.02(b)(v)), based upon the tax-exempt organization’s latest publicly available information.

The Board retains the sole right to interpret and apply the foregoing standards in determining the materiality of any relationship. Also, in determining the independence of our directors, the Board considers the tenure of each director.

Board Meetings

Our Board held 11 meetings in 2010, with no director attending fewer than 75% of the aggregate number of meetings of the Board and of the Committees of the Board on which he or she served.

The Chairman of the Board drafts the agenda for each Board meeting and distributes it to the Board in advance of each meeting. Each Board member is encouraged to suggest items for inclusion on the agenda.

Information and data that are important to the Board’s understanding of the business and of scheduled agenda items are distributed sufficiently in advance of each Board meeting to give the directors a reasonable opportunity for review. Generally, directors receive Board materials no fewer than three days in advance of a meeting.

Our non-management directors meet in regularly scheduled executive sessions without members of management. Our Lead Director, Christopher J. Coughlin, presides over executive sessions of the Board. In the event of Mr. Coughlin’s absence from any executive session, the Chairman of the Board will designate a substitute Lead Director. Mr. Coughlin has served as the Lead Director since August 2010. Prior to that time Michael R. Quinlan served as our independent Presiding Director from October 2002 until August 2010 and in such capacity, Mr. Quinlan presided over executive sessions of the Board. The non-management directors held five executive sessions of the Board in 2010. More information relating to Mr. Coughlin’s responsibilities as Lead Director can be found under the “Leadership Structure of the Board” section of this proxy statement.

Committees and Meetings

The table below provides the current membership information and number of meetings for each of the Innovation & Technology Committee, Audit Committee, Board Affairs Committee and Compensation & Benefits Committee.

Name	Innovation & Technology	Audit	Board Affairs	Compensation & Benefits
Austin A. Adams	X	X
John W. Alden			X*	X
Christopher J. Coughlin		X		X
James N. Fernandez (1)		X*	X
Sandra E. Peterson	X*		X
Michael R. Quinlan			X	X*
Naomi O. Seligman	X	X
Michael J. Winkler	X			X
Committee Meetings held in 2010	3	6	3	7

*	Committee Chair
(1)	Mr. Fernandez was appointed Chairman of our Audit Committee effective August 3, 2010, replacing Mr. Coughlin, who was appointed Lead Director.

The Audit Committee. Under the terms of its Charter, the Audit Committee’s primary function is to appoint annually the independent registered public accounting firm and to assist the Board in the oversight of: (1) the integrity of our financial statements, (2) the independent registered public accounting firm’s qualifications and independence, (3) the performance of our internal audit function and independent registered public accounting firm, and (4) our compliance with legal and regulatory requirements. The Report of the Audit Committee can be found under the “Audit Committee Information” section of this proxy statement.

Our Board has reviewed the qualifications and experience of each of the Audit Committee members and determined that all members of the Audit Committee are “financially literate” as defined by the NYSE listing standards.

Our Board has also determined that Christopher J. Coughlin and James N. Fernandez each qualify as an “audit committee financial expert” as that term has been defined by the rules of the SEC and have “accounting or related financial management expertise” within the meaning of NYSE listing standards.

The Board Affairs Committee. Under the terms of its Charter, the Board Affairs Committee’s primary responsibilities include: (1) identifying individuals qualified to become Board members, (2) recommending candidates to fill Board vacancies and newly created director positions, (3) recommending whether incumbent directors should be nominated for reelection to the Board upon expiration of their terms, (4) developing and recommending to the Board a set of corporate governance principles applicable to the Board and our employees, and (5) overseeing the evaluation of the Board.

In accordance with our Corporate Governance Principles and the Board Affairs Committee Charter, the Board Affairs Committee oversees the entire process of selection and nomination of Board nominees, including screening candidates for directorships in accordance with the Board-approved criteria described below. The Committee, with input from the Chairman of the Board, will identify individuals believed to be qualified to become Board members. The Committee solicits candidates from its current directors and, if deemed appropriate, retains for a fee, a third-party search firm to identify and help evaluate candidates. The Committee will recommend candidates to the Board to fill new or vacant positions based on such factors as it deems appropriate, including independence, professional experience, personal character, diversity, outside commitments (e.g., service on other Boards) and particular areas of expertise—all within the context of the needs of the Board. The Committee does not use a formula for these factors, including diversity, but instead applies its judgment based on the needs of the Company.

The Board Affairs Committee will also consider nominees recommended by our shareholders. Any shareholder wishing to propose a nominee for consideration by the Board Affairs Committee may nominate persons for election to the Board of Directors if such shareholder complies with the notice procedures set forth in our bylaws and summarized under the “Shareholder Proposals for the 2012 Annual Meeting” section of this proxy statement. The Committee uses the same criteria described above to evaluate nominees recommended by our shareholders.

No individuals were proposed for nomination by any shareholders in connection with this proxy statement or the 2011 Annual Meeting of Shareholders.

The Compensation & Benefits Committee. Under the terms of its Charter, the primary function of the Compensation & Benefits Committee, or C&BC, is to discharge the Board’s responsibilities relating to compensation of our Chairman and CEO and our other executive officers. Among other things, the C&BC: (1) evaluates the CEO’s performance and reviews with the CEO the performance of other executive officers, (2) establishes and administers our policies, programs and procedures for compensating our executive officers, (3) has oversight responsibility for the administration of our employee benefits plans, and (4) oversees the evaluation of management. The C&BC may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee or, to the extent otherwise permitted by applicable plans (including employee benefits plans subject to ERISA), laws or regulations (including NYSE listing standards), to any other body, individual or management.

The C&BC has appointed the following committees comprised of employees of the Company to perform certain settlor, fiduciary and administrative responsibilities for our employee benefit plans:

•

The Plan Benefits Committee, which severally with the C&BC has settlor powers with respect to employee benefit plans, except that the Plan Benefits Committee cannot take any action with respect to an employee benefit plan or create or terminate an employee benefit plan if it would result in an annual financial impact to the Company of greater than $1 million. In addition, the Plan Benefits Committee does not have any fiduciary responsibilities, which are solely within the province of the Qualified Plan Investment Committee and the Plan Administration Committee;

•

The Qualified Plan Investment Committee, which severally with the C&BC has certain fiduciary and administrative powers under the employee benefit plans with respect to the plans’ investments and the financial performance of the plans’ assets; and

•

The Plan Administration Committee, which severally with the C&BC has fiduciary and administrative powers under the employee benefit plans to implement and maintain the administrative and claims procedures for the plans.

The C&BC may also delegate to our CEO the authority to make limited grants under our equity compensation plans to non-executive officers. A detailed description of our processes and procedures for the determination of compensation for our executive officers and directors, including the role of the C&BC, our independent compensation consultant and our Chairman and CEO in determining or recommending the amount or form of compensation, is included in the “Compensation Discussion & Analysis” section of this proxy statement.

The C&BC has retained the services of an independent third-party compensation consultant. The mandate to the consultant is to work for the C&BC in connection with its review of executive and director compensation practices, including the competitiveness of executive pay levels, executive incentive design issues, market trends in executive compensation, and technical considerations. The nature and scope of services rendered by the consultant on the C&BC’s behalf is described below:

•	Competitive market pay analyses for executive positions, proxy data studies, Board of Director pay studies, dilution analyses, and market trends in executive and non-employee director compensation;

•	Ongoing support with regard to the latest relevant regulatory, governance, technical, and/or financial considerations impacting executive compensation and benefit programs;

•	Assistance with the design of executive compensation or benefit programs, as needed; and

•	Preparation for and attendance at selected management, C&BC or Board meetings.

On February 1, 2010, Hewitt Associates completed the partial spin-off of its executive compensation consulting business in North America into Meridian Compensation Partners (“Meridian”). At that time, the Company’s third party executive compensation consultant left Hewitt Associates to become a partner in Meridian. Beginning February 1, 2010, therefore, the C&BC’s consultant became Meridian Compensation Partners. Meridian’s services to the Company are limited exclusively to executive and director compensation consulting. The C&BC evaluates the consultant periodically and has the final authority to hire and terminate the consultant.

In January 2010, prior to the partial spin-off, the C&BC used Hewitt Associates as its executive compensation consultant. Since Hewitt Associates also performed other non-executive compensation consulting services for the Company during 2010, we are required to disclose associated fees. Executive compensation consulting fees for January were $10,536. Fees paid to Hewitt during 2010 for non-executive compensation consulting services totaled $ 2,073,431 and covered retirement, pension trust, health and welfare, communications, and international compensation and benefits.

The Innovation & Technology Committee. Under the terms of its Charter, the primary function of the Innovation & Technology Committee, or I&TC, is to review our approach to information technology and innovation, including: (1) reviewing the information technology platforms required to enable customer centric innovation, cost effective organic growth and competitive advantage with respect to M&A opportunities, (2) reviewing the process and approach required to drive product innovation such as customer research, design and product development to enable customer success, (3) advising the innovation and technology senior management team as may be needed in connection with the Committee’s duties and responsibilities outlined above, and (4) assisting the Board of Directors in fulfilling its oversight responsibilities regarding the Company’s information technology and innovation. In addition, the I&TC reviews with management the commercial risks of the Company’s technology infrastructure and platforms, including marketplace and financial risks, and plays a critical role in overseeing our Strategic Technology Investment. The I&TC may also delegate all or a portion of its duties and responsibilities to a subcommittee or, to the extent otherwise permitted by applicable laws or regulations, to any other body, individual or management.

Communications with the Board and Audit Committee

We have a process in place that permits shareholders and other interested persons to communicate with our Board of Directors through its Lead Director, Christopher J. Coughlin, and with the Audit Committee through its Chair, James N. Fernandez. To report complaints about our accounting, internal accounting controls or auditing matters, shareholders and other interested persons should write to the D&B Audit Committee Chair, care of our third party compliance vendor, at: AlertLine Global Compliance, 13950 Ballantyne Corporate Place, Suite 300, Charlotte, North Carolina 28277. To report all other concerns to the non-management directors, shareholders and other interested persons should write to the Lead Director of the D&B Board, care of AlertLine Global Compliance at the address noted above. Communications that are not specifically addressed will be provided to the Lead Director of our Board. Concerns can be reported anonymously by not including a name and/or contact information, or confidentially by marking the envelope containing the communication as “Confidential.” Copies of all communications will be simultaneously provided to our compliance officer unless marked “Confidential.” These instructions can also be found in the Corporate Governance information maintained in the Investor Relations section of our website (http://investor.dnb.com).

Attendance at Annual Meetings

We expect directors to be available to attend our Annual Meeting of Shareholders. All directors attended our 2010 Annual Meeting, with the exception of Sandra E. Peterson and Christopher J. Coughlin who both had scheduling conflicts.

Service on Multiple Audit Committees

Our Corporate Governance Principles prohibit our Audit Committee members from serving as members of more than two other public company audit committees without the Board’s approval. Any determination by the Board approving of service on more than two other public company audit committees will be disclosed in our annual proxy statement. No Audit Committee member currently serves on more than one other audit committee of a public company.

Transactions with Related Persons

There are no reportable transactions pursuant to this requirement.

Procedures for Approval of Related Persons Transactions

Our Board of Directors recognizes that related persons transactions present a heightened risk of conflicts of interest and therefore has adopted a written policy to be followed in connection with all related persons transactions involving D&B.

Under this policy, the Board has delegated to the Board Affairs Committee the responsibility for reviewing certain related persons transactions in excess of $120,000, in which the related person may have a direct or indirect interest. The Board has empowered our General Counsel to review all related persons transactions in excess of $120,000. Our General Counsel will refer to the Board Affairs Committee those transactions in which the related person may have a direct or indirect material interest. For purposes of this policy, a transaction includes, but is not limited to, any financial transaction, arrangement or relationship (including any guarantee of indebtedness) or any series of similar transactions, arrangements or relationships.

In approving related persons transactions, the Board Affairs Committee shall determine whether each related persons transaction referred to the Committee was the product of fair dealing and whether it was fair to D&B.

Under this policy, we remind our directors and executive officers of their obligation to inform us of any related persons transaction and any proposed related persons transaction. In addition, we review our records and inquire of our directors and executive officers to identify any person who may be considered a related person. Using this information, we search our books and records for any related persons transactions that involved amounts, individually or in the aggregate, that exceed $120,000.

Promoters and Control Persons

There are no reportable transactions pursuant to this requirement.

Compensation Committee Interlocks and Insider Participation

None of the members of our C&BC are, or have been, an employee or officer of D&B. During fiscal year 2010, no member of our C&BC had any relationship with D&B requiring disclosure under Item 404 of Regulation S-K, the SEC rule regarding disclosure of related person’s transactions. During fiscal year 2010, none of our directors or executive officers served on the compensation committee or equivalent or board of directors of another entity whose executive officer(s) served as a director of D&B or a member of our C&BC.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, officers and employees (including our chief executive officer, chief financial officer and principal accounting officer) and have posted the Code of Conduct in the Investor Relations section of our website (http://investor.dnb.com). We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K, if any, relating to amendments to or waivers from any provision of our Code of Conduct applicable to our chief executive officer, chief financial officer and principal accounting officer by posting this information on our website.

Our Code of Conduct is also available in print, without charge, to any shareholder upon request to our Corporate Secretary at The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078-2708.

COMPENSATION OF DIRECTORS

Overview of Non-employee Director Compensation

For 2010, our non-employee directors’ total compensation program consisted of both cash and equity-based compensation awards as follows:

•	Annual cash retainer of $50,000;

•	Additional annual cash retainer for the Lead Director and each committee chairperson of $15,000; and

•

Annual equity grant of restricted stock units with a value of approximately $120,000 that vest in full on the earlier of (i) the third anniversary of the date of grant or (ii) upon separation of service from the Board of Directors for any reason, and are payable in shares of our common stock upon vesting. The number of units is based on the mean of the high and low trading prices of our common stock on the date of grant.

Cash compensation is paid in semi-annual installments on the first business day in March and July of each year. No separate fees are paid for attendance at Board or Committee meetings. The annual equity grant is made at the beginning of the year, typically early February, five business days after the release of the Company’s year-end earnings statement.

In addition, non-employee directors may elect to defer all or a portion of their annual cash retainer and/or Lead Director/committee chairperson cash retainer into our non-employee directors’ deferred compensation plan. Directors who defer their cash retainers into the D&B Common Stock Fund under the plan receive a 10% premium payment credited to their account. This premium vests in three years provided that the director does not transfer the underlying deferred amounts out of the stock fund prior to vesting.

Upon joining the Board, each new non-employee director receives a one-time stock option grant with a grant value of approximately $35,000. The number of options is based on a modified Black-Scholes methodology. These stock options vest in full one year from the date of grant.

In 2010, exclusive of the 10% premium, the total compensation paid to each of our non-employee directors was approximately $170,000. Each non-employee director who served as a committee chairperson received an additional $15,000. Mr. Coughlin, our current Lead Director and former Audit Committee Chairman, received in 2010 a pro rata portion of each of the committee chairperson retainer and Lead Director retainer for the portion of the year that he fulfilled each role. In 2010, about two-thirds of the total compensation for each director was paid in the form of equity (exclusive of the 10% premium). This ratio ensures that the interests of directors are aligned with those of our shareholders and underscores the Board’s commitment that its non-employee directors have a significant stake in the success of D&B.

Non-employee directors are also provided with the following benefits:

•	Reimbursement for reasonable company-related travel;

•	Director continuing education and other expenses;

•	Travel accident insurance when traveling on company business;

•	Personal liability insurance; and

•	Participation in our charitable matching gift program of up to $4,000 per calendar year.

Only non-employee directors receive compensation for serving on the Board. Directors who are also employees receive no additional compensation for their service as directors.

External Benchmarking of Non-employee Director Compensation

An annual review of our non-employee directors’ compensation program was conducted by our independent third-party compensation consultant, Meridian Compensation Partners, retained by the C&BC. The review was completed to ensure that the non-employee directors’ compensation program is competitive with current market practice and trends, is consistent with the principles of good governance, and is aligned with the interests of shareholders. The analysis compared our non-employee director compensation to that of essentially the same group of companies used for our executive pay analysis. As a result of our annual review and based on the C&BC’s recommendation, the Board determined that beginning in 2011 the following changes will be made to the total compensation program for our non-employee directors:

•	An increase in the annual cash retainer for all non-employee directors from $50,000 to $70,000; and

•	An increase in the annual cash retainer for the Lead Director and committee chairpersons from $15,000 to $20,000.

In making its recommendation, the C&BC noted that the level of non-employee director compensation had not been revised for seven years, since 2004. These changes allowed the level of total compensation provided to our non-employee directors to be positioned more competitively relative to the benchmarked peer group described below in our “Compensation Discussion & Analysis” under “External Benchmarking.” Rather than recommend minor adjustments each year to keep pace with market changes, the C&BC’s goal is to ensure a competitive level of pay over time.

Stock Ownership Guidelines

Non-employee directors are required to hold 50% of all shares and restricted stock units obtained through the non-employee director compensation program throughout their tenure as directors of D&B, including net shares acquired upon the exercise of stock options. These guidelines further align the interests of directors and shareholders.

The following table summarizes the compensation paid to our non-employee directors in 2010:

Non-employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3)	All Other Compensation ($) (4) (5)	Total ($)
Austin A. Adams	50,000	119,989	6,227	176,216
John W. Alden	65,000	119,989	9,893	194,882
Christopher J. Coughlin	65,000	119,989	20,441	205,430
James N. Fernandez	56,155	119,989	19,574	195,718
Jonathan J. Judge (6)	50,000	119,989	3,467	173,456
Victor A. Pelson (7)	17,127	119,989	11,606	148,722
Sandra E. Peterson	65,000	119,989	10,893	195,882
Michael R. Quinlan	65,000	119,989	33,906	218,895
Naomi O. Seligman	50,000	119,989	7,705	177,694
Michael J. Winkler	50,000	119,989	18,872	188,861

(1)	In addition to the $50,000 annual cash retainer, the following non-employee directors earned fees for serving as Lead Director or Committee Chairperson: Mr. Alden—$15,000 (for serving as Chair of the Board Affairs Committee); Mr. Coughlin—$15,000 (for serving as Chair of the Audit Committee from January through July and as Lead Director from August through December); Mr. Fernandez —$6,155 (for serving as Chair of the Audit Committee from August through December); Ms. Peterson—$15,000 (for serving as Chair of the I&TC); and Mr. Quinlan—$15,000 (for serving as Chair of the C&BC).

(2)	Amounts shown represent the aggregate grant date fair value. For more information on how we value stock-based awards for directors, which is similar to our valuation for our employees (including all assumptions made in such valuation), refer to “Note 11. Employee Stock Plans” in the “Notes to Consolidated Financial Statements” in our Form 10-K for the fiscal year ended December 31, 2010.
(3)	Each non-employee director was granted 1,701 restricted stock units, or RSUs, on February 11, 2010. In addition, the following four non-employee directors received RSUs reflecting payment of a dividend equivalent in units on RSUs whose restrictions had lapsed:

	Date	Number of RSUs
John W. Alden	05/02/2010	15
	07/02/2010	13
Jonathan J. Judge	10/18/2010	75
Victor A. Pelson	05/02/2010	15
	05/04/2010	76
Sandra E. Peterson	05/02/2010	15
	07/02/2010	13

The per share grant date fair value is equal to the mean of the high and low trading prices of D&B stock on the NYSE as of the date of grant. On February 11, 2010, the per share grant date fair value was $70.54. Therefore, excluding dividend equivalent units, the total full fair value for RSUs granted to each non-employee director in 2010 was approximately $120,000. These RSUs vest in full on the third anniversary of the date of grant or at the director’s termination of service, whichever is earlier. Dividend equivalent units vest in full when the restrictions on the corresponding RSUs lapse. The timing of the RSU grants was consistent with our practice since 2003 to have annual grants of equity to directors reviewed by the C&BC and approved by the Board at the first meeting of the year and to set the grant date associated with equity as five business days after our annual earnings release. The value of the dividend equivalent units is reported in the “All Other Compensation” column. The amount for each non-employee director represents the value of all dividend equivalent units credited in 2010.

(4)	All current non-employee directors, other than Messrs. Adams and Alden and Ms. Seligman, elected to defer all or a portion of their 2010 cash retainers into the D&B Common Stock Fund under our non-employee directors’ deferred compensation plan. The directors received a 10% premium on such deferred amounts. The 10% premiums are credited as additional deferrals under the D&B Common Stock Fund and vest on the third anniversary of the deferral; provided that none of the related deferred amounts are removed from the fund prior to this time. For the non-employee directors who elected to defer amounts into the D&B Common Stock Fund, the 10% premium was: Messrs. Coughlin and Quinlan—$6,500 each; Ms. Peterson—$5,000; and Messrs. Fernandez and Winkler—$5,000 each.
(5)	In addition, amounts shown for Messrs. Alden, Coughlin, Fernandez, Quinlan and Winkler include matching gifts of $4,000 each, made pursuant to the D&B Corporate Giving Program available to all of our employees and non-employee directors. In addition, a special donation of $10,000 to a charitable organization of his choice was made by the Company on behalf of Mr. Pelson in recognition of his eleven years of service as a non-employee director.
(6)	Mr. Judge terminated his service as a non-employee director on October 18, 2010.
(7)	Mr. Pelson terminated his service as a non-employee director on May 4, 2010.

As of December 31, 2010, the aggregate number of stock awards (including units held in the D&B Common Stock Fund under our non-employee directors’ deferred compensation plan, legacy deferred performance shares and legacy phantom stock) and stock options outstanding for each non-employee director was as follows:

Equity Awards Outstanding as of December 31, 2010

Non-employee Director	Stock Awards (#)	Option Awards (#)
Austin A. Adams	5,093	4,015
John W. Alden	3,900	9,752
Christopher J. Coughlin	9,856	11,325
James N. Fernandez	10,956	11,325
Jonathan J. Judge	—	—
Victor A. Pelson	283	20,787
Sandra E. Peterson	7,144	14,252
Michael R. Quinlan	30,395	27,624
Naomi O. Seligman	5,358	20,787
Michael J. Winkler	10,479	8,546

AUDIT COMMITTEE INFORMATION

Report of the Audit Committee

The Board of Directors has determined that each member of the Audit Committee is “independent” within the meaning of the SEC regulations and the NYSE listing standards. The Audit Committee selects our independent registered public accounting firm. Management has the primary responsibility for our financial reporting process, including our system of internal controls, and for the preparation of consolidated financial statements in compliance with generally accepted accounting principles, applicable laws and regulations. Our independent registered public accounting firm is responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles in the United States and the effectiveness of internal control over financial reporting. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.

Management has represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles in the United States, and the Audit Committee has reviewed and discussed the financial statements with management and the independent registered public accounting firm in the course of performing its oversight role.

The Audit Committee has reviewed and discussed with management and our independent registered public accountant, PricewaterhouseCoopers LLP, the Company’s Annual Report on Form 10-K, which includes the Company’s audited consolidated financial statements for the year ended December 31, 2010.

The Audit Committee has discussed with PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP, required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP their independence from the Company and management.

The Audit Committee met regularly with the Leader of Internal Audit and Enterprise Risk Management, Principal Accounting Officer, Chief Financial Officer, Chief Compliance Officer and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

Audit Committee

James N. Fernandez, Chairman

Christopher J. Coughlin

Austin A. Adams

Naomi O. Seligman

February 28, 2011

Audit Committee Pre-approval Policy

The Audit Committee of the Board of Directors has adopted an Audit Committee Pre-approval Policy. In accordance with this policy, the independent registered public accounting firm may not provide certain prohibited services. In addition, the Audit Committee must pre-approve the engagement terms and fees, and any changes to those terms and fees, of all audit and non-audit services performed by PricewaterhouseCoopers LLP. All pre-approval requests submitted to the Audit Committee are required to be accompanied by backup documentation and a view from PricewaterhouseCoopers LLP and our chief financial officer that the services will not impair the independent registered public accounting firm’s independence. The policy does not include any delegation of the Audit Committee’s responsibilities to management. The Audit Committee may delegate its authority to one or more of its members, subject to an overall annual limit. Pre-approvals by the delegated member or members must be reported to the Audit Committee at its next scheduled meeting.

Fees Paid to Independent Registered Public Accounting Firm

The aggregate fees billed to us by PricewaterhouseCoopers LLP for the last two fiscal years are as follows:

	Fiscal Year Ended December 31,
	2010	2009
	(In thousands)
Audit Fees (1)	$5,123	$4,570
Audit Related Fees (2)	692	599
Tax Fees (3)	670	503
All Other Fees	—	—

Total Fees	$6,485	$5,672

(1)	Consists primarily of professional fees for services provided in connection with the audit of our financial statements, review of our quarterly financial statements, the audit of the effectiveness of internal control over financial reporting with the objective of obtaining reasonable assurance as to whether effective internal control over financial reporting was maintained in all material respects, the attestation of management’s report on the effectiveness of internal control over financial reporting, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.
(2)	Consists primarily of fees for audits of our employee benefit plans and services in connection with the review of certain compensation-related disclosures in our proxy statement, and post M&A activity reviews.
(3)	Consists primarily of foreign tax planning and assistance in the preparation and review of our foreign income tax returns.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The members of our Board of Directors are currently classified into three classes (Class I, Class II and Class III), one of which is elected at each Annual Meeting of Shareholders to hold office for a three-year term and until successors of such class are elected and have qualified. The terms of the Class II directors expire at the Annual Meeting in 2011.

Board Declassification

As set forth in Proposal No. 7, the Board of Directors has unanimously approved, and is recommending that our shareholders approve, amendments to our Restated Certificate of Incorporation to provide for the phased elimination of our classified board structure. The amendments would (i) provide that the Class II directors whose terms expire at the Annual Meeting in 2011 (Naomi O. Seligman and Michael J. Winkler) will stand for election for a one-year term expiring at the 2012 Annual Meeting of Shareholders, and (ii) fully eliminate the Company’s classified board structure as of the 2012 Annual Meeting of Shareholders, at which time, and for each annual election thereafter, all directors will stand for election for a one-year term. In all cases, each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal, and vacancies that occur during the year will be filled by the Board to serve until the next annual meeting.

If Proposal No. 7 is approved, the Class II directors elected at the Annual Meeting will be elected for a one-year term each. Then, at the 2012 Annual Meeting of Shareholders, the entire Board will stand for election for a one-year term. In order to make the declassification of the Board effective at the 2012 Annual Meeting, each member of the Board whose term does not expire at that meeting (Class I only) will, prior to the meeting, voluntarily submit his or her resignation.

If Proposal No. 7 is not approved, the Class II directors elected at the Annual Meeting will be elected for three-year terms and until their successors are duly elected and qualified or until the director’s earlier resignation or removal.

Nominations

Upon recommendation of the Board Affairs Committee, the Board of Directors has nominated Naomi O. Seligman and Michael J. Winkler for election as Class II Directors at the 2011 Annual Meeting for a (i) one-year term expiring at the 2012 Annual Meeting of Shareholders if Proposal No. 7 is approved, or (ii) three-year term expiring at the 2014 Annual Meeting of Shareholders if Proposal No. 7 is not approved.

Although Ms. Seligman has reached the recommended retirement age of 72 as set forth in our Corporate Governance Principles, the Board of Directors values her ongoing advice and guidance in the technology area, particularly as we continue to implement our Strategic Technology Investment. Due to Ms. Seligman’s valued guidance, the Board unanimously approved the nomination of Ms. Seligman to stand for election for a new term. In the event Proposal No. 7 is not approved and Ms. Seligman is elected to a three-year term, Ms. Seligman has indicated her intent to serve for only up to one additional year after reelection.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE AS DIRECTORS.

Nominees for Election as Directors with Terms Expiring at the 2012 Annual Meeting (if Proposal No. 7 is approved) or 2014 Annual Meeting (if Proposal No. 7 is not approved)

Naomi O. Seligman

Senior Partner

Ostriker von Simson, Inc.

Naomi O. Seligman, age 72, has served as a director of D&B since June 1999, and is a member of the Audit Committee and Innovation & Technology Committee. Ms. Seligman is a senior partner at Ostriker von Simson, Inc. and co-partner of the CIO Strategy Exchange, a private forum for discussion and research which facilitates a dialogue between the chief information officers of large multinational corporations, premier venture capitalists, and computer industry establishment chief executive officers. Previously, Ms. Seligman was a senior partner of the Research Board, Inc., which she co-founded in 1977 and led until June 1999. Ms. Seligman is also a director of the following public companies: Akamai Technologies, Inc. and Oracle Corporation. She previously served as a director of Sun Microsystems, Inc., a public company, from 2000 to 2007.

In assessing Ms. Seligman’s skills and qualifications to serve on the D&B Board, our directors considered her strong understanding of technology-based organizations, which is particularly helpful to our Company given the importance of technology to our operations and the ongoing implementation of our Strategic Technology Investment. The Board also values her expertise in the area of mergers and acquisitions as well as her insight gained from the relationships she maintains throughout the technology industry in her ongoing consulting work. Finally, the Board believes it benefits from Ms. Seligman’s experience serving on the boards of other U.S. public companies that operate globally.

Michael J. Winkler

Retired Executive Vice President, Customer Solutions Group and Chief Marketing Officer

Hewlett-Packard Company

Michael J. Winkler, age 66, has served as a director of D&B since March 2005, and is a member of the Compensation & Benefits Committee and Innovation & Technology Committee. Mr. Winkler served at Hewlett-Packard Company, a technology solutions provider to consumers, businesses and institutions globally, from May 2002 to July 2005, most recently as Executive Vice President and Chief Marketing Officer of Hewlett-Packard. Prior to that, Mr. Winkler was Executive Vice President for HP Worldwide Operations from May 2002 to November 2003, and served as Executive Vice President, Global Business Units for Compaq Computer Corporation from June 2000 to May 2002. He also served as Senior Vice President and General Manager of Compaq’s Commercial Personal Computing Group from February 1998 to June 2000. Mr. Winkler does not currently serve on the board of any public company other than D&B. He previously served as a director of Banta Corporation, a public company, from July 1996 to January 2007.

In assessing Mr. Winkler’s skills and qualifications to serve on the D&B Board, our directors considered the valuable insight relating to technology-based solutions which Mr. Winkler gained during his 35 years of experience in the information technology industry, including with Hewlett-Packard Company and Compaq Computer Corporation. Hewlett-Packard is, and Compaq was, a complex and global business that, like D&B, serves small, medium and large U.S. and international businesses. The Board also values his deep understanding of marketing strategy. Finally, the Board believes it benefits from Mr. Winkler’s ten years of experience serving as a director of another U.S. public company.

Directors with Terms Expiring at the 2012 Annual Meeting

Austin A. Adams

Retired Executive Vice President and Corporate Chief Information Officer

JPMorgan Chase

Austin A. Adams, age 67, has served as a director of D&B since April 2007, and is a member of the Audit Committee and Innovation & Technology Committee. Mr. Adams served as Executive Vice President and Corporate Chief Information Officer of JPMorgan Chase from July 2004 (upon the merger of JPMorgan Chase and Bank One Corporation) until his retirement in October 2006. Prior to the merger, Mr. Adams served as Executive Vice President and Chief Information Officer of Bank One from 2001 to 2004. Prior to joining Bank One, he was Chief Information Officer at First Union Corporation (now Wells Fargo & Co.) from 1985 to 2001. Mr. Adams is also a director of the following public company: Spectra Energy, Inc. He has not served as a director of any other public company in the last five years.

In assessing Mr. Adams’s skills and qualifications to serve on the D&B Board, our directors considered his experience in managing the technology operations of three of the U.S.’s largest banks and his expertise in effectively deploying technology to support a company’s products and operations, which is particularly helpful to our Company given the importance of technology to our operations and the ongoing implementation of our Strategic Technology Investment. Finally, our Board believes it benefits from Mr. Adams’s experience serving on the Board of another U.S. public company.

James N. Fernandez

Executive Vice President and Chief Financial Officer

Tiffany & Co.

James N. Fernandez, age 55, has served as a director of D&B since December 2004, and is Chairman of the Audit Committee and a member of the Board Affairs Committee. Mr. Fernandez has served with Tiffany & Co., a specialty retailer, designer, manufacturer and distributor of fine jewelry, timepieces, sterling silverware, china, crystal, stationery, fragrances and accessories, since October 1983. He has held numerous positions with Tiffany & Co., including Senior Vice President and Chief Financial Officer from April 1989 until January 1998, when he was promoted to Executive Vice President and Chief Financial Officer with responsibility for accounting, treasury, investor relations, information technology, financial planning, business development and diamond operations, and overall responsibility for distribution, manufacturing, customer service and security. Mr. Fernandez does not serve, nor has he served in the last five years, on the board of any public company other than D&B.

In assessing Mr. Fernandez’s skills and qualifications to serve on the D&B Board, our directors considered Mr. Fernandez’s financial expertise (including investor relations oversight), brand management and operations experience (including information technology oversight) gained at Tiffany & Co. over the past 21 years, including in his role as the CFO for the past 20 years. The Board also values Mr. Fernandez’s qualification as an “audit committee financial expert” as that term has been defined by the rules of the SEC and his “accounting or related financial management expertise” within the meaning of NYSE listing standards.

Sandra E. Peterson

Chairman of the Board of Management

Bayer CropScience AG

Sandra E. Peterson, age 52, has served as a director of D&B since September 2002, and is Chairman of the Innovation & Technology Committee and a member of the Board Affairs Committee. Ms. Peterson was appointed as a member of the Board of Management of Bayer CropScience AG (a subsidiary of Bayer AG), an innovative crop science company in the areas of crop protection, non-agricultural pest control, seeds and plant traits, effective July 1, 2010 and became Chairman of the Board of Management effective October 1, 2010.

Ms. Peterson previously served as Executive Vice President and President, Medical Care, Bayer HealthCare LLC, a researcher, developer, manufacturer and marketer of products for diabetes disease prevention, diagnosis and treatment, as well as other medical devices, from May 2005 to June 2010, Group President of Government for Medco Health Solutions, Inc. (formerly Merck-Medco) from September 2003 until February 2004, Senior Vice President of Medco’s health businesses from April 2001 through August 2003 and Senior Vice President of Marketing for Merck-Medco Managed Care LLC from January 1999 to March 2001. Ms. Peterson does not serve on the board of any public company other than D&B. She previously served as a director of Handleman Company, a public company, from May 2001 to November 2005.

In assessing Ms. Peterson’s skills and qualifications to serve on the D&B Board, our directors considered her general operations experience with a global company, product and marketing experience and expertise with strategy development gained from her executive positions with the companies described above. Finally, the Board believes it benefits from Ms. Peterson’s experience gained while serving on the board of another U.S. public company.

Michael R. Quinlan

Chairman Emeritus

McDonald’s Corporation

Michael R. Quinlan, age 66, has served as a director of D&B since 1989, and is Chairman of the Compensation & Benefits Committee and a member of the Board Affairs Committee. Mr. Quinlan served as a director of McDonald’s Corporation, a global food service retailer, from 1979 until his retirement in 2002. He was the Chairman of the Board of Directors of McDonald’s from March 1990 to May 1999 and Chief Executive Officer from March 1987 through July 1998. Mr. Quinlan is also a director of the following public company: Warren Resources, Inc. He previously served as a director of the May Department Stores Company, a public company, from 1993 to 2005.

In assessing Mr. Quinlan’s skills and qualifications to serve on the D&B Board, our directors considered Mr. Quinlan’s extensive management experience during his 23 years at the McDonald’s Corporation, including as its President and CEO. Besides the operational, sales, marketing and strategy experience Mr. Quinlan gained at McDonald’s, the Board also values his knowledge of our Company and operations gained during his over 20 year tenure as a director of our Company. Finally, the Board believes it benefits from Mr. Quinlan’s experience serving on the boards of other U.S. public companies.

Directors with Terms Expiring at the 2013 Annual Meeting (if Proposal No. 7 is not approved) or 2012 Annual Meeting (if Proposal No. 7 is approved)

John W. Alden

Retired Vice Chairman

United Parcel Service, Inc.

John W. Alden, age 69, has served as a director of D&B since December 2002, and is Chairman of the Board Affairs Committee and a member of the Compensation & Benefits Committee. Mr. Alden served with United Parcel Service, Inc. (UPS), the largest express package carrier in the world, for 35 years, serving on UPS’s board of directors from 1988 to 2000. His most recent role was as Vice Chairman of the Board of UPS from 1996 until his retirement in 2000. Mr. Alden is also a director of the following public companies: Arkansas Best Corporation, Barnes Group, Inc. and Silgan Holdings, Inc. He has not served as a director of any other public company in the last five years.

In assessing Mr. Alden’s skills and qualifications to serve on the D&B Board, our directors considered his extensive sales and marketing and general management experience, including strategic planning, gained during his 35 years at UPS, a complex and global company that serves, like D&B, small, medium and large U.S. and international businesses. Our Board also believes it benefits from Mr. Alden’s experience gained during his lengthy tenure on the board of UPS and as a director of other public companies.

Christopher J. Coughlin

Retired Executive Vice President and Chief Financial Officer

Tyco International Ltd.

Christopher J. Coughlin, age 58, has served as a director of D&B since December 2004, and is a member of the Audit Committee and Compensation & Benefits Committee. Mr. Coughlin is also the Lead Director for the regularly scheduled executive sessions of non-management directors, a role he was appointed to in August 2010. Mr. Coughlin served as Executive Vice President and Chief Financial Officer of Tyco International Ltd., a global business with leading positions in residential and commercial security, fire protection and industrial products and services, from March 2005 until December 1, 2010 and will serve as an advisor to Tyco through 2011. Previously, he served at The Interpublic Group of Companies, Inc. as Executive Vice President and Chief Operating Officer from June 2003 to December 2004, as Chief Financial Officer from August 2003 to June 2004, and as a director from July 2003 to July 2004. Prior to that, Mr. Coughlin served as Executive Vice President and Chief Financial Officer of Pharmacia Corporation from 1998 to 2003, and prior to that Mr. Coughlin served as Executive Vice President and then President of Nabisco International, a division of Nabisco Holdings. Mr. Coughlin is also a director of the following public company: Covidien Ltd. He has not served as a director of any other public company in the last five years.

In assessing Mr. Coughlin’s skills and qualifications to serve on the D&B Board, our directors considered his significant financial expertise and general management experience gained from his executive officer/chief financial officer positions at four large public companies. This expertise and experience includes his understanding of operations, financial planning and controls, and evaluating and executing acquisition and divestiture transactions. The Board also values Mr. Coughlin’s qualification as an “audit committee financial expert” as that term has been defined by the rules of the SEC and his “accounting or related financial management expertise” within the meaning of NYSE listing standards. Finally, the Board believes it benefits from Mr. Coughlin’s experience serving on the board of another public company.

Sara Mathew

Chairman and Chief Executive Officer

The Dun & Bradstreet Corporation

Ms. Mathew, age 55, has served as our Chairman of the Board since July 1, 2010, as our Chief Executive Officer since January 2010, and was named to our board of directors in January 2008. She previously served as President from March 2007 to June 2010, as Chief Operating Officer from March 2007 to December 2009 and as Chief Financial Officer from August 2001 to February 2007 in addition to serving as President, D&B U.S. from September 2006 to February 2007, with additional leadership responsibility for strategy from January 2005 to February 2007. In addition, Ms. Mathew served as President, D&B International from January 2006 through September 2006. Before joining D&B, Ms. Mathew served in various positions at Procter & Gamble for 18 years, including Vice President of Finance for the ASEAN region from August 2000 to July 2001, Comptroller and Chief Financial Officer of the global baby care business unit from July 1998 to July 2000, and various other positions prior to that. Ms. Mathew is also a director of the following public company: Campbell Soup Company. She has not served as a director of any other public company in the last five years.

In assessing Ms. Mathew’s skills and qualifications to serve on the D&B Board, our directors considered her financial expertise and general management experience gained through the various strategic leadership roles she has held at D&B since 2005, described above. The Board also values her various responsibilities in international and domestic finance and investor relations during her 18-year tenure at Procter & Gamble. Finally, the Board believes it benefits from Ms. Mathew’s experience gained as a director on the board of another U.S. public company that operates globally.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit the consolidated financial statements for the year ending December 31, 2011. Although shareholder approval of this appointment is not required, the Audit Committee and the Board of Directors believe that submitting the appointment to the shareholders for ratification is a matter of good corporate governance. If the shareholders do not ratify the appointment, the Audit Committee will review its future selection of independent registered public accounting firm, but still may retain them. Even if the appointment is ratified, the Audit Committee, at its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of D&B and our shareholders.

PricewaterhouseCoopers acted as our independent registered public accounting firm for the 2010 fiscal year. In addition to its audit of our consolidated financial statements, PricewaterhouseCoopers also performed statutory audits required by certain international jurisdictions, audited the financial statements of our various benefit plans, and performed certain non-audit services. Fees for these services are described under the “Fees Paid to Independent Registered Public Accounting Firm” section of this proxy statement.

A representative of PricewaterhouseCoopers is expected to be present at the meeting. Such representative will have the opportunity to make a statement, if he or she so desires, and is expected to be available to respond to questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

PROPOSAL NO. 3

RE-APPROVAL OF THE DUN & BRADSTREET CORPORATION COVERED EMPLOYEE INCENTIVE PLAN, AS AMENDED

On October 18, 2000 the Board of Directors adopted The Dun & Bradstreet Corporation Covered Employee Cash Incentive Plan (the “Incentive Plan”), which provides for annual performance-based bonuses to members of senior management whose compensation may be subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”). The Incentive Plan was approved by shareholders at the Annual Meeting of Shareholders on April 27, 2001 and re-approved at the Annual Meeting of Shareholders on May 2, 2006.

The Tax Code requires resubmission of the Incentive Plan to shareholders for re-approval within five years of prior approval to ensure that compensation awarded under the plans can continue to qualify as tax deductible “performance-based” compensation under Section 162(m) of the Tax Code. The only substantive changes proposed to the Incentive Plan since it was last approved by shareholders in 2006 are: (i) the inclusion of additional potential performance goals as noted below under “3. Performance Goals”; (ii) broadening of the definition of award to include awards settled in cash or equity; and (iii) replacement of the $3,000,000 yearly maximum award with a performance-based maximum award tied to Company earnings before taxes.

The application of the Incentive Plan is described more completely below in our “Compensation Discussion & Analysis” section of this proxy statement under “Annual Cash Incentive Plan.” Currently, the Incentive Plan is used to set the maximum cash incentive amount and the maximum performance-based restricted stock unit award payable to a named executive officer in any fiscal year for purposes of 162(m). The Incentive Plan should be distinguished from the annual cash incentive plan as described in the “Compensation Discussion & Analysis section of this proxy statement.” While the Incentive Plan establishes the maximum amount that may be awarded for purposes of 162(m), the goals or metrics in the annual cash incentive plan enable the C&BC to determine how much of that maximum amount should actually be awarded.

The following summary of the Incentive Plan is subject to the complete terms of the plan, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.

1. Eligible Employees and Maximum Award. The Compensation & Benefits Committee of the Board of Directors, or C&BC, selects participants from among the “Covered Employees” (as defined in Section 162(m) of the Tax Code) of the Company and its subsidiaries who are in a position to have a material impact on the results of the operations of the Company or its subsidiaries. Currently, six senior executives of the Company, including Sara Mathew, Chairman and Chief Executive Officer, are the only participants in the plan. Awards can be settled in cash or equity. The maximum dollar value of all awards payable to a participant in any fiscal year is 2% of Company income from continuing operations before provision for income taxes and equity in net income of affiliates, adjusted to exclude non-core gains and charges. The maximum award was set above the Company’s anticipated award levels for executives because Section 162(m) regulations only allow “negative discretion” with respect to this type of plan.

2. Administration. The C&BC selects participants, determines the size and terms of awards, the time when awards will be made and the performance period to which they relate, establishes performance objectives and certifies that such performance objectives are achieved, all in accordance with Section 162(m) of the Tax Code. The C&BC also has the authority to interpret the plan and to make any determinations that it deems necessary or desirable for its administration. Members of the C&BC are “outside directors” as defined in the regulations under Section 162(m) of the Tax Code and may not participate in the plan.

3. Performance Goals. A participant’s award is based on the attainment of written performance goals approved by the C&BC for a performance period established by the C&BC (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days that is equal to 25% of the relevant performance period. The performance goals, which must be objective, are based upon one or more of the following objective criteria;

(i) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment before or after the cost of capital; (ix) improvements in capital structure, debt to capital ratio or capital expenditures; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) operating profit; (xiii) stock price; (xiv) market share; (xv) revenues or sales; (xvi) costs; (xvii) cash flow, including operating cash flow, free cash flow or cash flow per share; (xviii) working capital; (xix) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); (xx) return on assets; (xxi) economic value added; (xxii) price to earnings growth ratio; and (xxiii) total shareholder return.

The criteria may relate to the Company, one or more of its subsidiaries, divisions, units, minority investments, partnerships, joint ventures, product lines or products or any combination of the foregoing, and may be applied on an absolute basis or be relative to one or more peer group companies or indices, or any combination thereof, all as the C&BC determines. To the degree consistent with Section 162(m) of the Tax Code, the performance goals may be calculated without regard to extraordinary items or accounting changes.

4. Payment. The C&BC determines whether the applicable performance goals have been met, and certifies and ascertains the amount of the cash award. At the discretion of the C&BC, the amount of the award actually paid may be less than the amount determined by the applicable performance goal formula. The award will be paid to a participant at a time determined by the C&BC in its sole discretion after the completion of the performance period.

If a participant does not continue in active employment until the end of the performance period due to death, retirement or disability or is granted a leave of absence or assigned to a different position, then the participant is entitled to a pro rata share of his or her award based on the period of actual participation and to the extent that the award would have become earned and payable had the participant’s employment status not changed. In the event of an eligible termination per the Company’s Career Transition Plan or CTP, the participant will receive a pro rata portion of the award for the year of termination that would have been otherwise payable to the participant, provided the participant was employed for at least six full months during the calendar year of termination. No award is payable to the participant in the instance of a voluntary resignation or if the participant is terminated by the Company for cause.

5. Change in Control. If a participant’s employment is actually or constructively terminated during a given performance period and a “Change in Control” (as defined in the Incentive Plan) shall have occurred within the 365 days immediately preceding the date of such termination, then such participant will receive, promptly after his or her termination date, an award for the specified performance period as if the performance goals for such performance period had been achieved at 100%.

6. Amendment. Generally, the Incentive Plan may be amended or discontinued by the Board of Directors or the C&BC at any time.

7. Effectiveness. The Incentive Plan was effective as of October 18, 2000 and was reapproved by shareholders in 2006. If the Incentive Plan is not re-approved by shareholders at the 2011 Annual Meeting, no awards will be granted under the Incentive Plan thereafter; provided that bonus opportunities previously awarded with respect to performance during fiscal year 2011 will remain payable under the Incentive Plan and continue to qualify as performance-based compensation under Section 162(m) of the Tax Code.

8. Additional Information. The amounts that will be received by participants under the Incentive Plan for 2011 are not yet determinable as awards are at the discretion of the C&BC and payments pursuant to such awards depend on the extent to which established performance goals are met. The annual cash incentive and performance-based restricted stock unit awards payable pursuant to the Incentive Plan represent awards which are earned in the performance year and paid in the following year. As of December 31, 2010, the cash incentive amounts payable to the named executive officers are included in the “Summary Compensation Table for the Last Three Fiscal Years (2008-2010)” section of this proxy statement and the restricted stock unit awards are included in the “2010 Performance-based Restricted Stock Unit Opportunity” section of the “Compensation Discussion & Analysis” of this proxy statement. The aggregate cash incentive amounts payable to the current six executive officers as a group as of December 31, 2010 for the 2010 performance year were $2,589,938 and the aggregate value of the restricted stock unit awards was $3,137,375.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RE-APPROVAL OF OUR COMPANY’S INCENTIVE PLAN, AS AMENDED.

PROPOSAL NO. 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION (SAY ON PAY)

We believe that our executive compensation program, policies and procedures are founded on pay for performance and are strongly aligned with the long-term interests of our shareholders. The Board of Directors of the Company is committed to excellence in corporate governance and regulatory compliance. As part of that commitment, the Board intends to offer D&B’s shareholders an opportunity each year to provide an advisory vote on executive compensation.

This proposal, commonly known as “Say on Pay,” gives shareholders the opportunity to express their favor or disfavor with the Company’s executive compensation program, policies and procedures. This vote is intended to provide an overall assessment of our current executive compensation program as a whole, rather than focus on any single component. The Compensation & Benefits Committee and the Board intend to take into account the outcome of this nonbinding advisory vote when considering the Company’s future executive compensation program. However, since this is an advisory and non-binding vote, it will not necessarily affect or otherwise limit any future or existing compensation or outstanding awards of any of our named executive officers.

Our executive compensation program is described more fully in the “Compensation Discussion & Analysis” of this proxy statement and the related tables and narrative that follow it. Shareholders are, therefore, encouraged to read that information in its entirety to obtain a complete understanding of our executive compensation program. Briefly stated, our executive compensation program has been built based on the following key principles:

•	Ensure a strong relationship between pay and performance, including both rewards for results that meet or exceed performance targets and consequences for results that are below performance targets;

•	Align executive and shareholder interests through short- and long-term incentives that link the executive to shareholder value creation;

•

Provide a total compensation opportunity that is competitive with the market for senior executives, thereby enabling us to attract, retain and motivate the executive talent necessary to execute our strategy and achieve our growth targets;

•	Reinforce behaviors that are consistent with our strategy as measured by our three constituencies: our shareholders, our customers, and our team members; and

•	Allow for consistency in application from year-to-year and transparency to shareholders.

We believe that the application of these principles in the design, development and execution of our pay program, policies and procedures has resulted in executive compensation decisions that are appropriate and that have benefitted the Company and shareholders over time. As noted in the “Compensation Discussion & Analysis” section of this proxy statement, our 1- and 3-year growth, efficiency and total shareholder return performances generally rank in the upper 3rd and 4th quartiles of the compensation comparison group and align well with our executive pay levels. A similar analysis of pay and performance has been conducted in each of the last six years by the Compensation & Benefits Committee’s independent external compensation consultant. Consistently, these analyses have shown that the pay of our named executive officers aligns with performance.

The Compensation & Benefits Committee of our Board of Directors, which is responsible for determining the compensation of our named executive officers, is composed solely of outside directors who satisfy the independence requirements of the New York Stock Exchange. To assist it, the Compensation & Benefits Committee directly engages Meridian Compensation Partners, an independent compensation consultant. As a result, the Compensation & Benefits Committee provides independent oversight and an ongoing independent review of all aspects of our executive compensation programs.

Based on its ongoing review, the Compensation & Benefits Committee has ensured our executive compensation program adheres to the key principles stated above. Some important highlights of the current program as well as changes that have been made in recent years include the following:

•

Pay Mix: From a pay mix perspective, 77% of the named executive officers’ total compensation is variable or performance-based pay with 22% in the form of cash incentives and 55% in the form of equity or long-term incentives; only 23% is base salary.

•

Equity: A performance-based restricted stock unit opportunity comprises one-half of the equity grant to our named executive officers and the actual award of restricted stock units must be earned based on performance relative to annual financial, strategy and customer satisfaction goals; the other half of the equity grant is comprised of stock options which only have value if our stock price appreciates over time.

•	Ownership: Our named executive officers must achieve certain minimum levels of ownership in our common stock to reinforce the behavior that they act like owners focused on longer term value creation.

•

Employment Agreements: None of the named executive officers has an employment agreement and severance benefits (excluding change in control) are provided through the same career transition plan available to other employees of the Company.

•	Perquisites: We do not offer any special perquisites to our named executive officers beyond those generally available to other employees of the Company.

•

Executive Retirement Plan: In 2010, the Company implemented a “soft freeze” which closed the plan to future executive new hires who are not Section 16 officers. Effective January 2011 this soft freeze applied to all future executive new hires.

•	Change in Control: In 2010, we eliminated the excise tax gross-up provision in our change in control agreement for all future executive participants.

For the reasons noted above and given the information provided elsewhere in this proxy statement, the Board of Directors asks you to approve the following resolution:

“Resolved, that the shareholders approve the Company’s overall executive compensation program, policies and procedures as described in the ‘Compensation Discussion & Analysis,’ the tabular disclosure regarding named executive officer compensation, and the accompanying narrative disclosure in this proxy statement.”

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation & Benefits Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal. The Compensation & Benefits Committee will consider the outcome of this advisory vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF OUR COMPANY’S OVERALL EXECUTIVE COMPENSATION PROGRAM, POLICIES AND PROCEDURES.

PROPOSAL NO. 5

ADVISORY VOTE ON THE FREQUENCY OF SAY ON PAY VOTING

In compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, our shareholders must be given the opportunity, at least once every six years, to have a separate shareholder vote to determine the frequency of “Say on Pay” voting. This proposal is to be distinguished from Proposal No. 4—Advisory Vote on Executive Compensation. Proposal No. 4 provides shareholders with the opportunity to express their positive or negative vote on the Company’s overall executive compensation program, policies and procedures as described in the “Compensation Discussion & Analysis” section of this proxy statement and related summary tables and narrative that follow it. This is commonly referred to as “Say on Pay.” On the other hand, this Proposal No. 5—Advisory Vote on the Frequency of Say on Pay Voting, provides shareholders with the opportunity to express their preference for how often the Company should provide Say on Pay voting. Simply stated, Proposal No. 4 is about voting on the “content” of the Company’s executive compensation program, whereas Proposal No. 5 is about “how often” shareholders want to cast their votes on this matter. As prescribed by the Dodd-Frank Act, under this Proposal No. 5 shareholders can elect to have Say on Pay voting among one of three choices: annually, every two years or every three years. Shareholders can also elect to abstain from voting on Proposal No. 5.

The Board of Directors values and encourages constructive dialogue on compensation and other important governance topics with our shareholders, to whom it is ultimately accountable. Say on Pay is in effect a communication vehicle and the Board believes that feedback from shareholders is most useful when it is frequent and when it is received in a consistent manner. Therefore, the Board supports annual Say on Pay voting frequency. By providing Say on Pay voting each year, shareholders have the opportunity to voice their opinion directly and clearly with regard to the executive compensation information presented in the accompanying proxy statement. Although the Board has expressed its position that Say on Pay voting frequency should be annual, shareholders are being asked to approve the actual frequency of Say on Pay voting, rather than approving the Board of Directors’ recommendation.

The vote on this proposal is advisory and non-binding. However, the Compensation & Benefits Committee and the Board will review the voting results and will consider shareholder views on how often Say on Pay voting should be held.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ANNUAL SAY ON PAY VOTING FREQUENCY (i.e., CHOICE 1—EVERY YEAR).

Shareholders are asked to vote on the following resolution:

“Resolved, that the shareholders of the Company recommend Say on Pay voting frequency of:

•	Choice 1—every year;

•	Choice 2—every two years;

•	Choice 3—every three years; or

•	Choice 4—abstain from voting.”

The frequency of the advisory vote on executive compensation receiving the greatest number of votes—i.e., every year, every two years or every three years—will be considered the frequency recommended by shareholders.

PROPOSAL NO. 6

APPROVAL OF AMENDMENTS TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO REDUCE THE SUPERMAJORITY VOTING REQUIREMENTS TO A SIMPLE MAJORITY VOTE

At the 2010 Annual Meeting of Shareholders, the shareholders approved a shareholder proposal requesting that our Board take the steps necessary to change each shareholder voting requirement in the Company’s charter and bylaws that calls for a greater than simple majority vote to a majority of the votes cast for and against the proposal in compliance with applicable laws. The Board supported the shareholder proposal last year and recommended shareholders to vote “FOR” the proposal. Although the proposal was not binding, the Board continues to believe that it is in the best interests of our shareholders to remove all voting requirements in our charter and bylaws that call for a greater than simple majority vote and replace them with simple majority voting requirements.

The purpose of the shareholder proposal was to eliminate all supermajority voting requirements from our charter and bylaws. A supermajority voting provision is generally one that requires a voting threshold greater than a simple majority. The only voting requirement greater than a simple majority in our charter and bylaws is the requirement which appears in multiple provisions (described below) calling for the affirmative vote of the holders of at least 80% of our outstanding shares of common stock. This supermajority voting requirement has been a fundamental element of our corporate governance and protective provisions since our charter and bylaws were adopted. Supermajority voting requirements have also been commonly included in the corporate charters and bylaws of many publicly-traded Delaware companies. In general, among other benefits, these provisions provide minority shareholders with some level of protection against self-interested actions by one or more large shareholders and unwanted takeovers.

However, our Board is committed to good governance practices and has approved changes to our Restated Certificate of Incorporation and our Third Amended and Restated Bylaws to replace the supermajority voting provisions with simple majority voting provisions that would require only the affirmative vote of the holders of a majority of the voting power of all shares of the Company, present in person or represented by proxy and entitled to vote generally in the election of directors, voting together as a single class, provided a quorum is present. The effectiveness of such changes to both governing documents is subject to the approval by our shareholders of the changes to the charter only, as shareholder approval is not required for changes to our bylaws. Attached to this proxy statement as Exhibit B is a marked version of the provisions of our charter and, though shareholder approval is not required, we have also provided a marked version of the bylaws which reflect the proposed changes.

Charter Provisions Impacted

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Article FIFTH of the charter currently requires the affirmative vote of the holders of at least 80% of our outstanding shares of common stock for our shareholders to alter, amend or repeal any provision of the bylaws that is to the same effect as, or to adopt any provision of the bylaws that is inconsistent with, Article FIFTH (amendment of certain provisions of the bylaws), Article SEVENTH (classified Board, filling new directorships or vacancies on the Board at special meetings called by shareholders if such right exists under Delaware Law, removing directors for cause), or Article EIGHTH (shareholders may not act by written consent or call special meetings) of the charter.

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Article SEVENTH of the charter currently requires the affirmative vote of the holders of at least 80% of our outstanding shares of common stock for our shareholders to (i) fill a newly created directorship or vacancy on the Board at a special meeting (but only in the event Delaware Law provides shareholders the right to fill such directorships at such meetings) and (ii) remove a director for cause.

•

Article NINTH of the charter currently requires the affirmative vote of the holders of at least 80% of our outstanding shares of common stock to alter, amend or repeal, or to adopt any provision in the charter that is inconsistent with, Article FIFTH (amendment of certain provisions of the bylaws), SEVENTH (classified Board, filling new directorships or vacancies on the Board at special meetings called by shareholders if such right exists under Delaware Law, removing directors for cause), Article EIGHTH (shareholders may not act by written consent or call special meetings), or Article NINTH (amendment of certain provisions of the charter) of the charter.

Bylaws Provisions Impacted

•

Article II, Section 2 of the bylaws currently requires the affirmative vote of the holders of at least 80% of our outstanding shares of common stock for our shareholders to fill a newly created directorship or vacancy on the Board at a special meeting of shareholders (but only in the event Delaware Law provides shareholders the right to fill such directorships at such meetings).

•

Article IX of the bylaws currently requires the affirmative vote of the holders of at least 80% of our outstanding shares of common stock for our shareholders to alter, amend or repeal, or to adopt any provision in the bylaws that is inconsistent with, Article I, Section 2 (shareholders may not call special meetings), Article I, Section 11 (shareholder meetings, process for bringing business before meeting, including director nominations), Article II, Section 1 (classified Board, vote required for election of directors), Article II, Section 2 (described above), or the proviso to Article IX (amendment of certain provisions of bylaws) of the bylaws.

If the changes to the charter are approved by our shareholders, the Board will amend and restate our Restated Certificate of Incorporation and our Third Amended and Restated By-Laws.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AMENDING THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO REDUCE THE SUPERMAJORITY VOTING REQUIREMENTS TO A SIMPLE MAJORITY VOTE.

PROPOSAL NO. 7

APPROVAL OF AMENDMENTS TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS

Currently, under the Company’s charter and bylaws, the members of our Board of Directors are classified into three classes (Class I – term expires in 2013, Class II – term expires in 2011, and Class III – term expires in 2012), one of which is elected at each Annual Meeting of Shareholders to hold office for a three-year term.

The Board of Directors has unanimously approved, and is recommending that our shareholders approve, amendments to our Restated Certificate of Incorporation to provide for the phased elimination of our classified board structure (the “Declassification Amendments”). The Declassification Amendments would (i) provide that the Class II directors whose terms expire at the Annual Meeting in 2011 (Naomi O. Seligman and Michael J. Winkler) will stand for election for a one-year term expiring at the 2012 Annual Meeting of Shareholders, and (ii) fully eliminate the Company’s classified board structure as of the 2012 Annual Meeting of Shareholders, at which time, and for each annual election thereafter, all directors will stand for election for a one-year term.

The classified board structure has been a fundamental element of our corporate governance and protective provisions since the adoption of our charter and bylaws. However, the Board is committed to good governance practices and realizes that in recent years a number of companies have eliminated their classified board structures under the theory that the directors are more accountable to shareholders, and therefore more likely to act in the best interests of shareholders if they stand for election annually, as opposed to serving multiple-year terms.

If our shareholders approve the Declassification Amendments, our charter will be amended to eliminate our classified board structure as described above, and certain ancillary and conforming amendments will be made to our charter and bylaws to reflect the absence of a classified board. Shareholder approval is not required for the proposed amendments to our bylaws. Included in Exhibit B to this proxy statement is a marked version of our charter reflecting the Declassification Amendments and a marked version of the bylaws reflecting the related amendments.

If the Declassification Amendments are not approved by the shareholders at the Annual Meeting, our Board of Directors will remain classified and the two Class II directors will stand for election as Class II nominees for three-year terms expiring at the 2014 Annual Meeting of Shareholders and until their successors have been duly elected and qualified. As noted above under Proposal No. 1, “Election of Directors,” in the event the Declassification Amendments are not approved and Ms. Seligman is elected to a three-year term, Ms. Seligman has indicated her intent to serve for only up to one additional year after reelection.

If the Declassification Amendments are approved by our shareholders, the Board will amend and restate our Restated Certificate of Incorporation and our Third Amended and Restated By-Laws.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AMENDING THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS.

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND OTHERS

The following table shows the number of shares of our common stock beneficially owned by each of the directors, each of the named executive officers listed in the Summary Compensation Table in this proxy statement, and all present directors and executive officers of D&B as a group, as of February 28, 2011. The table also shows the names, addresses and share ownership of the only persons known to us to be the beneficial owners of more than 5% of our outstanding common stock. This information is based upon information furnished by each such person or, in the case of the beneficial owners, based upon public filings by the beneficial owners with the SEC. Unless otherwise stated, the indicated persons have sole voting and investment power over the shares listed. Percentages are based upon the number of shares of our common stock outstanding on February 28, 2011, plus, where applicable, the number of shares that the indicated person or group had a right to acquire within 60 days of such date. The table also sets forth ownership information concerning D&B stock units, the value of which is measured by the price of our common stock. D&B stock units do not confer voting rights and are not considered beneficially owned shares under SEC rules.

Name	Aggregate Number of Shares Beneficially Owned (1) (2)		D&B Stock Units	Percent of Shares Outstanding
Austin A. Adams	6,015		6,658	*
John W. Alden	16,828		5,438	*
Christopher J. Coughlin	12,569	(3)	11,581	*
James N. Fernandez	13,325	(4)	12,708	*
Sandra E. Peterson	21,546		8,682	*
Michael R. Quinlan	28,342		32,742	*
Naomi O. Seligman	21,341		6,986	*
Michael J. Winkler	8,546		12,200	*
Sara Mathew	556,577		1,750	1.11%
Anastasios G. Konidaris	77,877		787	*
Byron C. Vielehr	110,186		656	*
Walter S. Hauck III	9,280		349	*
Joshua L. Peirez	—		—	*
All current directors and executive officers as a group (16 persons)	994,957		102,001	2.17%

Davis Selected Advisers, L.P. (5) 2949 East Elvira Road, Suite 101 Tucson, Arizona 85756	7,036,114		—	14.17%

Massachusetts Financial Services Company (6) 500 Boylston Street Boston, Massachusetts 02116	4,298,554		—	8.66%

The Vanguard Group, Inc. (7) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	2,514,045		—	5.06%

*	Represents less than 1% of our outstanding common stock.
(1)	Includes shares of restricted common stock as follows: Ms. Mathew, 9,577; Mr. Konidaris, 3,352; Mr. Vielehr, 3,592; Mr. Hauck, 985; and all current directors and executive officers as a group, 25,100.
(2)	Includes the maximum number of shares of common stock that may be acquired within 60 days of February 28, 2011, upon the exercise of vested stock options as follows: Mr. Adams, 4,015; Mr. Alden, 9,752; Mr. Coughlin, 11,325; Mr. Fernandez, 11,325; Ms. Peterson, 14,252; Mr. Quinlan, 27,624; Ms. Seligman, 20,787; Mr. Winkler, 8,546; Ms. Mathew, 523,075; Mr. Konidaris, 65,725; Mr. Vielehr, 102,150; Mr. Hauck, 7,175; and all current directors and executive officers as a group, 892,295.

(3)	Includes 800 shares owned by Mr. Coughlin’s spouse, to which Mr. Coughlin disclaims beneficial ownership.
(4)	Includes 2,000 shares as to which Mr. Fernandez has shared voting and shared dispositive power.
(5)	Davis Selected Advisers, L.P. filed a Schedule 13G/A with the SEC on February 14, 2011. This Schedule 13G/A shows that Davis Selected Advisers, L.P., a registered investment company, had sole voting power over 6,756,603 shares and sole dispositive power over 7,036,114 shares. This Schedule 13G/A also shows that Davis New York Venture Fund had shared voting power over 4,864,309 shares and shared dispositive power over 4,864,309 shares.
(6)	Massachusetts Financial Services Company filed a Schedule 13G with the SEC on February 4, 2011. This Schedule 13G shows that Massachusetts Financial Services Company, an institutional investment manager, had sole voting power over 3,887,560 shares and sole dispositive power over 4,298,554 shares.
(7)	The Vanguard Group, Inc. filed a Schedule 13G with the SEC on February 10, 2011. This Schedule 13G shows that The Vanguard Group, Inc., an investment advisor, had sole voting power over 63,660 shares, sole dispositive power over 2,450,385 shares and shared dispositive power over 63,660 shares. This Schedule 13G also shows that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 63,660 shares, as a result of its role as investment manager of collective trust accounts, and directs the voting of these shares.

EXECUTIVE OFFICERS

The following table lists all of our executive officers as of March 23, 2011. Our executive officers are elected by our board of directors and each will hold office until his or her successor is elected, or until his or her earlier resignation or removal.

Name	Title	Age
Emanuele A. Conti	Chief Administrative Officer	43
Walter S. Hauck, III	Senior Vice President, Technology and Chief Information Officer	51
Jeffrey S. Hurwitz	Senior Vice President, General Counsel and Corporate Secretary	50
Anastasios G. Konidaris	Senior Vice President and Chief Financial Officer	44
Sara Mathew (1)	Chairman of the Board and Chief Executive Officer	55
Joshua L. Peirez	President, Innovation and Chief Marketing Officer	40
George I. Stoeckert	President, North America and Internet Solutions	62
Byron C. Vielehr	President, Global Risk and Analytics	47

(1)	Ms. Mathew’s biographical information is provided above under the “Directors with Terms Expiring at the 2013 Annual Meeting (if Proposal No. 7 is not approved) or 2012 Annual Meeting (if Proposal No. 7 is approved)” section of this proxy statement.

Mr. Conti has served as Chief Administrative Officer since September 2010, with leadership responsibility for corporate strategy, merger and acquisitions, finance, human resources and International partnerships. He previously served as President of Europe, Latin America and Partnerships from November 2008 to September 2010, Vice President of D&B’s Small Business Solutions from November 2005 to October 2008 and Leader, Corporate Strategy from June 2003 to October 2005, with additional leadership responsibility for Financial Planning & Analysis (FP&A). Prior to joining D&B, Mr. Conti spent two years at Qwest Communications as Senior Director for the Corporate Strategy Group from June 2001 to May 2003 and, prior to that, Mr. Conti held various leadership positions at Viant, Ernst & Young and General Motors.

Mr. Hauck has served as Senior Vice President, Technology and Chief Information Officer since December 2008. Before joining D&B, Mr. Hauck served in various senior leadership positions at Pfizer for 13 years, most recently as Vice President, Global Technology from November 2007 to October 2008 and, prior to that, as Vice President, Business Technology and corporate Chief Software Architect from November 2006 to November 2007, Vice President, Worldwide Informatics, Global Research and Development from November 2002 to November 2006 and as an R&D team member for several years.

Mr. Hurwitz has served as Senior Vice President, General Counsel and Corporate Secretary since March 2007. In March 2009, he assumed leadership responsibilities for D&B’s compliance and privacy functions. He previously served as Vice President and Deputy General Counsel from September 2003 to February 2007. Before joining D&B, Mr. Hurwitz was in private practice from June 2000 until June 2003, serving as Of Counsel at Hale and Dorr LLP from November 2001 to June 2003. Until May 2000, Mr. Hurwitz was Corporate Senior Vice President, General Counsel and Secretary for Covance, Inc.

Mr. Konidaris has served as Senior Vice President and Chief Financial Officer since March 2007. He previously served as Leader, Finance Operations, from March 2005 to February 2007 and as Principal Accounting Officer from May 2005 to February 2007. Before joining D&B, he served at Schering Plough as Group Vice President of the Global Diversified Products Group Division from May 2004 to February 2005 and Group Vice President of Finance, Global Pharmaceutical Group from August 2003 to May 2004. Prior to that time, Mr. Konidaris was Vice President of Finance, North America of Pharmacia Corporation from June 2000 to July 2003.

Mr. Peirez has served as President, Innovation and Chief Marketing Officer since September 2010. Before joining D&B, Mr. Peirez spent 10 years with MasterCard, most recently as Chief Innovation Officer for MasterCard Worldwide from January 2009 to August 2010. Prior to that, Mr. Peirez served as Chief Payment System Integrity Officer for MasterCard from April 2007 to January 2009 and as Group Executive, Global Public Policy and Associate General Counsel from May 2002 to April 2007. He also served as counsel and secretary to MasterCard’s U.S. Region Advisory Board of Directors from May 2002 to December 2006.

Mr. Stoeckert has served as President, North America and Internet Solutions since July 2009. Before joining D&B, Mr. Stoeckert served in various senior leadership positions at Automatic Data Processing, Inc. (“ADP”) for 17 years, most recently as President, Employer Services International from April 2003 until he retired from ADP in July 2008 and, prior to that, as President, Major Accounts Services Division in the Employer Services Group from January 1996 to April 2003, President, Central and Eastern Divisions from January 1993 to January 1996 and President, Eastern Division from August 1991 to January 1993.

Mr. Vielehr has served as President, Global Risk and Analytics, since November 2009. He previously served as President, Integration Solutions from December 2008 to October 2009. From July 2005 to November 2008 he served as our Chief Information Officer. In addition, Mr. Vielehr had the responsibilities of Chief Quality Officer from December 2007 to February 2009. Before joining D&B, he served as President and Chief Operating Officer of Northstar Systems International, Inc. from October 2004 to May 2005. Prior to that, Mr. Vielehr held several leadership positions with Merrill Lynch from February 2000 to March 2004.

COMPENSATION DISCUSSION & ANALYSIS

Executive Summary

The C&BC continuously reviews the executive compensation program of the Company to ensure that it is meeting its objectives including: pay for performance, alignment with shareholder interests, providing a competitive level of pay to attract and retain executive talent, reinforcing the right behaviors consistent with our strategy and transparency to our shareholders. To that end, during 2010 the C&BC took the following actions with respect to the Company’s executive compensation program:

Summary of Key Actions and Decisions for 2010

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Maintained current salaries for the named executive officers in 2010: With the exception of the promotion of our Chairman and Chief Executive Officer, none of the named executive officers received a salary adjustment in 2010.

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Maintained current annual target total cash (base salary plus target cash incentive) and annual target total compensation (target total cash plus equity) for 2010: With the exception of the promotion of our Chairman and Chief Executive Officer, none of the named executive officers received an increase in the level of annual target total cash or total compensation in 2010 as compared to 2009.

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Eliminated the supplemental executive retirement benefit for new executive participants: In 2010, the Company implemented a “soft freeze” which closed the benefit to future executive new hires who are not Section 16 officers. Effective January 2011 this soft freeze applied to all future executive new hires. The C&BC made this decision after a review of market practice and resulting total compensation levels.

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Eliminated the excise tax payment and related gross-up in the Company’s change in control agreement for new participants: After a review of market trends and consideration of its value within the context of the objectives of our executive compensation program, effective July 1, 2010, the C&BC approved the elimination of the excise tax payment prospectively for any new change in control agreements entered into between the Company and newly appointed executive officers.

•

Expanded the total shareholder return or TSR threshold in our performance-based restricted stock unit opportunity from 1 year to 3 years: In order for awards under our annual performance-based restricted stock unit opportunity to exceed target or 100%, D&B’s TSR must now exceed the 60th percentile TSR of the S&P 500 and compensation comparison group of companies for the prior 3-year period (2008 – 2010), rather than 1 year. This change was approved by the C&BC to emphasize the importance of sustained or multi-year shareholder value creation.

In addition to these recent actions taken by the C&BC, the Company’s executive compensation program continues to incorporate features that contribute to good governance practices. Among these features are the following:

Summary of Policies Contributing to Good Governance Practice

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Our pay mix is heavily weighted toward variable compensation: From a pay mix perspective, 77% of the named executive officers’ total compensation is variable or performance-based pay with 22% in the form of cash incentives and 55% in the form of equity or long-term incentives; only 23% is base salary.

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The total compensation of our named executive officers aligns well with our performance: Measured against our compensation comparison group in terms of growth, efficiency and total shareholder return metrics, our target and actual levels of total compensation generally align well with our performance and we have demonstrated this alignment consistently for several years.

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Equity value must be earned based on performance: A performance-based restricted stock unit opportunity comprises one-half of the equity grant to our named executive officers and the actual award of restricted stock units must be earned based on performance relative to annual financial, strategy and customer satisfaction goals; the other half of the equity grant is comprised of stock options which only have value if our stock price appreciates over time.

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We require our executives to maintain ownership in the Company during their service: Our named executive officers, as well as other designated executives in the Company, must achieve certain minimum levels of ownership in our common stock to reinforce the behavior that they act like owners focused on longer term value creation.

•

We do not provide employment agreements: None of the named executive officers has an employment agreement and severance benefits (excluding change in control) are provided through the same career transition plan available to other employees of the company.

•	We do not offer any perquisites: Our executives participate in the broad-based benefits programs offered by the Company on the same basis as other full-time team members.

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Change in control agreements are governed by a double trigger: All of our change in control agreements with the named executive officers and other designated executive officers require a termination of employment in addition to a change in control of the Company before change in control cash benefits are triggered.

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The executive compensation consultant to the C&BC is independent: The current advisor to the C&BC was hired by and reports directly to the C&BC and does not provide any other consulting services to the Company.

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We manage our equity-based compensation program effectively: Our 3-year annualized run rate on equity grants is less than 1.5% of the weighted average common shares outstanding, we have a shareholder approved stock incentive plan that expressly prohibits stock option repricing and cash buyouts and we have never historically repriced or exchanged options for shares, new options or cash.

Purpose

The purpose of this Compensation Discussion & Analysis is to provide material information about our executive compensation program, policies, and objectives and to share with investors how we arrived at the levels and form of compensation for our named executive officers. We will describe not only what we pay, but why and how we link executive compensation to our business results. In this section we will cover:

•	The objectives of our executive compensation program;

•	The elements or components that comprise our executive compensation program and why we provide these elements or components;

•	What our executive compensation program is designed to reward, especially our variable pay program;

•	How we determine the level to pay for each component; and

•	How each component of our executive compensation program fits within our overall objectives and impacts decisions we make about other components.

The Compensation Discussion & Analysis and the tables that follow cover the compensation paid to our named executive officers as listed in our Summary Compensation Table, which includes the following five executives:

•	Sara Mathew, who served as Chief Executive Officer (our principal executive officer) for the entire fiscal year and as Chairman of the Board since July 1, 2010;

•	Anastasios G. Konidaris, who served as Senior Vice President and Chief Financial Officer (our principal financial officer) for the entire fiscal year; and

•	Our three highest compensated executive officers, other than our Chief Executive Officer:

•	Byron C. Vielehr, who served as President, Global Risk and Analytics for the entire fiscal year;

•	Walter S. Hauck III, who served as Senior Vice President, Technology and Chief Information Officer for the entire fiscal year; and

•	Joshua L. Peirez, who was hired on September 13, 2010 and served as President, Innovation and Chief Marketing Officer.

Objectives of our Executive Compensation Program

The objectives of our executive compensation program are as follows:

•	Ensure a strong relationship between pay and performance, including both rewards for results that meet or exceed performance targets and consequences for results that are below performance targets;

•	Align executive and shareholder interests through short- and long-term incentives that link the executive to shareholder value creation;

•

Provide a total compensation opportunity that is competitive with the market for senior executives, thereby enabling us to attract, retain and motivate the executive talent necessary to execute our strategy and achieve our growth targets;

•	Reinforce behaviors that are consistent with our strategy as measured by our three constituencies: our shareholders, our customers, and our team members; and

•	Allow for consistency in application from year-to-year and transparency to shareholders.

Pay Positioning and Pay Mix. Although each named executive officer’s annual base salary may be positioned above or below the market target, in the aggregate, annual base salaries for all of our executive officers as a group were targeted at the median of the compensation comparison group (described below). Maintaining annual base salaries or fixed compensation costs at this level relative to the market influenced the pay positioning of other elements of our compensation package. Variable pay or “at risk” pay, such as target annual cash incentive and long-term incentives, were positioned above the market median to provide the named executive officers with a total compensation opportunity that was competitive overall with the 65th percentile of the compensation comparison group. This level of total compensation, however, is realized only when our performance goals are achieved or exceeded. We have outperformed our peers historically as evidenced by a number of performance measures. Therefore, we believe that this above-market pay positioning was justified by demonstrated performance. Our benchmarking process and results are detailed more fully below under “External Benchmarking.”

In addition to external pay positioning, we also reviewed pay mix when determining the amount of annual base salary, annual cash incentive and long-term incentives to provide each of our named executive officers. Our pay for performance principle requires that a significant portion of the total compensation mix be variable or “at risk.” In addition, we reinforce longer term results by placing an emphasis on equity in the total compensation mix. Individual “at risk” and equity compensation varies based on the named executive officer’s role, level of responsibility within the organization and market data for comparable jobs in the compensation comparison group. The following table illustrates the significant emphasis placed on “at risk” and equity compensation:

	Fixed/Variable Pay Mix		Cash/Equity Pay Mix
	Fixed	Variable	Cash	Equity
Sara Mathew	15%	85%	35%	65%
Anastasios G. Konidaris	26%	74%	48%	52%
Byron C. Vielehr	28%	72%	51%	49%
Walter S. Hauck III	37%	63%	63%	37%
Joshua L. Peirez	29%	71%	52%	48%

Elements of our Executive Compensation Program

To meet the objectives of our executive compensation program, the 2010 compensation of our named executive officers consisted of the following components:

•	Total cash compensation including a base salary and a target annual cash incentive opportunity;

•	Long-term equity incentives comprised of a grant of non-qualified stock options and a performance-based restricted stock unit opportunity;

•	Required stock ownership guidelines;

•	Voluntary deferral of compensation under our non-qualified deferred compensation plan;

•	Supplemental retirement benefits;

•	Eligibility to receive severance benefits (which are also available to all employees); and

•	Eligibility to receive benefits payable upon change in control of D&B.

We do not offer any special perquisites to our named executive officers beyond those that are generally available to all employees. We believe that special perquisites are entitlement-driven rather than performance-based and, therefore, do not fit within the objectives of our executive compensation program. Instead, we seek to attract and retain executive talent that is motivated by a competitive total compensation package which rewards for performance and the delivery of increased shareholder value.

In addition to the components listed above, our named executive officers are eligible to participate in certain benefit programs that are generally available to all of our U.S. employees including: our cash balance retirement account (which was frozen as of July 1, 2007 for all participants and closed to new entrants), our qualified defined contribution plan, our medical and dental benefits, our life, voluntary group accident, long-term disability, legal, and business travel accident insurance benefits, and our health care and dependent care spending accounts.

As part of its ongoing oversight, the C&BC has reviewed the full value of payments that may be made in the event of a named executive officer’s termination (discussed below as potential post-employment compensation). In addition to this total compensation review, the C&BC reviewed an analysis of the wealth accumulated by our named executive officers through accrual of long-term equity, voluntary deferrals, and retirement benefits. This analysis was not used to make individual pay decisions. Instead, the C&BC used this review to ensure that the right programs are in place and that these programs are delivering appropriate levels of compensation.

Base Salary. Salary provides a base level of compensation commensurate with the named executive officer’s role in the organization, experience, skill, and job performance. With a significant portion of total compensation “at risk” or variable, base salaries provide the named executive officer with a consistent level of compensation related to the daily performance of his or her leadership role and responsibilities.

The base salary provided to the named executive officers is reviewed by the C&BC annually. Any adjustment to base salary is based on a number of factors and considerations including:

•	The market data for comparable executive positions in the compensation comparison group (described below);

•	The scope of responsibility and accountability within the organization;

•	Demonstrated leadership competencies and skills; and

•	Individual performance.

Target Annual Cash Incentive Opportunity. In addition to base salary, our named executive officers have the opportunity to earn an annual cash incentive that is tied to company and individual performance as discussed below. We offer this cash opportunity to reinforce the outcomes and behaviors necessary to meet or exceed our annual commitment to our shareholders and customers. We use above market median target annual cash incentives in setting the total cash compensation opportunity for our named executive officers. This pay positioning is deliberate, reflecting our view that a significant portion of cash should be “at risk.” Emphasizing “at risk” compensation is an important factor in achieving our compensation objectives and in driving the performance of our Company.

Company performance is an important component of our annual cash incentive. We believe that consistent, year-over-year growth in revenue and earnings are key drivers of increased shareholder value over the longer term. Therefore, our annual cash incentive rewards achievement of company performance as measured by the following:

•

Financial results—growth in revenue, operating income, and earnings per share are the most important measures in our executive compensation program and carry the greatest weight because we believe that profitable revenue growth over time will create value for our shareholders. We primarily fund our investments for growth through incremental revenue and through reengineering and financial flexibility actions.

•

Customer satisfaction—each year progress towards our aspiration is measured through improvements in the customer satisfaction index as determined by the Voice of the Customer survey. Our customer satisfaction index is based on several key dimensions that drive customer satisfaction, including information quality, product innovation and the customer experience. We link the results of this survey to our executive compensation program because improving our customers’ experience and the value D&B provides is fundamentally related to our leadership behavior.

•

Strategic objective—we explicitly incorporate the execution of our strategic plan into our executive compensation program. Our strategy is designed to transform our customers’ experience with D&B in three important ways: from customer information overload to connected information that yields new insights; from predefined to customer defined views of data and insight; and from technology infrastructure that makes innovation costly to flexible technology that enables rapid, cost-effective innovation. Successful execution of our strategic plan will enable us to drive an increased level of profitable revenue growth in 2012. Focusing on this measure we believe will help us to meet our commitment to shareholders.

In addition to company performance, individual goals (which tie to our financial results, customer satisfaction and strategic plan) and leadership performance, carry an important weight in our annual cash incentive. The success of our Company is directly tied to strong leadership that drives results and creates shareholder value. We expect all employees, especially our named executive officers, to demonstrate behavior that is consistent with our principles-based leadership model. Feedback on these behaviors is reinforced through our Leadership Development Process.

At the end of the year, our Chairman and Chief Executive Officer evaluates the performance of each of her direct reports, including the named executive officers. Each named executive officer is assessed on:

•	Achievement of specific team and individual goals in support of our strategy and business objectives; and

•

Demonstration of leadership competencies that, among other important skills, intensify our focus on the customer and enable us to work collaboratively toward the achievement of a common set of company goals.

The results of this assessment can adjust positively or negatively each named executive officer’s earned annual cash incentive award for company performance. Through this assessment process, judgment is applied relative to the individual’s demonstrated success against his or her goals.

The C&BC also performs a similar assessment of our Chairman and Chief Executive Officer after the conclusion of the fiscal year.

Long-term Equity Incentives. While cash is tied to the achievement of short- and intermediate-term results, equity is directly linked to the creation of increased shareholder value over the longer term. Approximately 55% of the target total compensation opportunity provided to our named executive officers in 2010 was equity-based. This emphasis reflects our view that there should be a close alignment between executive officer rewards and shareholder value creation.

Under our long-term incentive program, 50% of the total value of our named executive officer’s equity compensation is in the form of a target performance-based restricted stock unit opportunity with the remaining 50% in the form of non-qualified stock options. Using both full value shares and stock options accomplishes these important objectives of our executive compensation program:

•	Performance-based restricted stock units reinforce our pay for performance objective in that the opportunity must be earned based on the same performance goals used in the annual cash incentive plan;

•	Restricted stock units are also tied to longer term value through stock price appreciation; and

•

Stock options link the interests of our named executive officers with shareholders. Increased shareholder value over time is based on our success in executing our strategy and delivering significant, sustained growth year after year.

At its meeting on February 18, 2010 the C&BC began using restricted stock units or RSUs, rather than restricted stock, for the named executive officers and all other participants in the Company’s program. The C&BC determined that RSUs, like restricted stock, are identically linked to longer term value through stock price appreciation and provide greater administrative flexibility, including the ability to defer receipt voluntarily and electively into the Company’s non-qualified deferred compensation plan.

Stock Ownership Guidelines. Under the Company’s stock ownership guidelines, our named executive officers and other members of senior management are expected to achieve over time a minimum specified level of ownership in our common stock. These guidelines were implemented to reinforce the objectives of our executive compensation program as follows:

•	Align senior executives’ individual financial interests with those of shareholders; and

•	Encourage senior executives to act like owners focused on longer term value creation.

The levels of stock ownership are a multiple of the executive officer’s salary. For our Chairman and Chief Executive Officer, the minimum level of stock ownership is six times salary. For other named executive officers, the minimum level of stock ownership is four times salary. These multiples, which are above the general market median, demonstrate our senior executives’ commitment to D&B and their personal financial stake in the Company.

Shares counted toward satisfaction of the ownership guideline include all stock owned outright, restricted stock or restricted stock units, units in the D&B Common Stock Fund of our 401(k) Plan, and one-half of vested stock options. There is no timeframe for achieving the ownership guideline. However, all executives covered by our stock ownership guidelines are expected to retain 100% of net shares resulting from equity compensation awards and shares otherwise acquired by them outright until the stock ownership guideline is achieved. Once the stock ownership guideline is met, covered executives must retain a sufficient number of shares to comply with the guidelines until termination of their service with the Company. Only shares in excess of the guideline may be traded within designated open window periods in accordance with the Company’s inside information and securities trading policy.

Each year, the C&BC reviews the named executive officer’s status and progress towards achieving the stock ownership guideline. As of December 31, 2010, the stock ownership of each named executive officer was as noted below. Mr. Hauck’s ownership level reflects the fact that he joined the Company in December 2008. Likewise, Mr. Peirez’s ownership level reflects his joining the Company in September 2010. Both executives, however, have adhered to the 100% retention policy since they are below the ownership targets.

Stock Ownership as a Multiple of Salary

Name	Guideline as Multiple of Salary	Actual Ownership as Multiple of Salary
Sara Mathew	6	30.1
Anastasios G. Konidaris	4	7.5
Byron C. Vielehr	4	13.4
Walter S. Hauck III	4	3.8
Joshua L. Peirez	4	2.6

Non-qualified Deferred Compensation. Our Key Employees’ Non-Qualified Deferred Compensation Plan is designed to provide our named executive officers and eligible key employees with an opportunity to defer receipt of current income into the future and/or to accumulate capital on a tax-deferred basis for a planned future event. This voluntary plan can also provide the named executive officer with an effective tax planning vehicle and allow the officer to defer additional income for retirement. We offer this plan to provide a competitive and comprehensive total compensation package that is designed to attract and retain key executives. Under this plan, participants may defer the payment of both salary and annual cash incentives. A further description of the plan is set forth below under the “Non-qualified Deferred Compensation Table.” In 2010, Ms. Mathew was the only named executive officer who elected to participate in the plan.

Non-qualified Retirement Benefits. All named executive officers participate in our non-qualified executive retirement plan, or ERP. The plan was designed to provide retirement income and disability benefits necessary to attract and retain the executives of the Company, including, in particular, those executives who join the Company in the middle of their career.

Additional details on the non-qualified retirement plans can be found in the section following the Pension Benefits Table.

Change in Control Benefits. In the event of a change in control of D&B, unvested options become immediately vested and exercisable, restrictions on restricted stock and restricted stock units immediately lapse and other awards become payable as if targets for the current period were met at 100%. These provisions enable our named executive officers to make decisions in the best interest of our shareholders without concern over the impact of a change in control on their outstanding equity awards.

We have change in control agreements with each of our named executive officers to provide additional benefits if the officer is terminated in connection with a change in control of D&B. Some of our current change in control agreements also provide a gross-up for any payments that are subject to excise taxes under Section 280G of the Internal Revenue Code. However, in 2010 this provision has been removed for prospective executive officers of the Company. Therefore, while Ms. Mathew and Messrs. Konidaris, Vielehr, and Hauck have this provision, Mr. Peirez does not since he was hired after the change was adopted. A detailed description of the change in control agreements is set forth under the “Change in Control Agreements” section of this proxy statement.

We believe that the additional benefits provided by our change in control agreements are an important component of our named executive officer’s total compensation package and help protect shareholder interests in the event of a change in control. These benefits enable our officers to make decisions in the interest of our shareholders without concern over the impact on them personally. In addition, the agreements provide an incentive for the named executive officers to continue their employment with D&B during the change in control event, because benefits are only paid if the named executive officer is terminated without cause (or resigns for good reason) following the change in control. The named executive officer will not receive any provided benefits if he or she voluntarily leaves D&B without good reason or terminates prior to a change in control.

Severance Benefits. We also provide our named executive officers with severance benefits if their employment is terminated as a result of a reduction in force, job elimination, unsatisfactory job performance (not constituting cause) or a mutually agreed-upon resignation, in each case not related to a change in control of D&B. Severance benefits are provided through our Career Transition Plan, in which all named executive officers participate. These same severance benefits are generally available to all employees of the Company. We believe that severance benefits are an important component of our named executive officers’ total compensation package. They enable our program to remain competitive with the market for executive talent and they provide the named executive officer with the appropriate incentive to act in the best interests of shareholders.

Detailed descriptions of our severance plans are set forth under the “Employment, Change in Control and Severance Arrangements” section of this proxy statement.

External Benchmarking

Market data provides a reference and framework for decisions about the base salary, target annual cash incentives, and the appropriate level of long-term incentives to be provided to each named executive officer. However, due to year-over-year variability and the inexact science of matching and pricing executive jobs, we believe market data should be interpreted within the context of other important factors and should not be used as the sole criteria in determining a specific pay level. Therefore, in setting the target pay for named executive officers, market data was reviewed along with other factors, including: the scope of responsibility and accountability within the organization, prior experience, competencies, skills, and individual performance.

Market data also helps ensure our other executive compensation program components are competitive with market practice and trends. Therefore, we periodically review our stock ownership guidelines, deferred compensation plan, and supplemental retirement, severance, and change in control benefits against both our compensation comparison group as well as general industry.

Compensation Comparison Group. Our compensation comparison group includes 20 companies in financial services, business information and technology services. In consultation with Meridian Compensation Partners, the independent third-party compensation consultant, the C&BC used these companies for the compensation comparison group because they are broadly within the size range of D&B; have executive positions comparable to those of D&B requiring a similar set of management skills and experience; and/or are representative of organizations that compete with us for business or executive talent. In addition, companies were included in the compensation comparison group only if executive pay data were available either through Hewitt Associate’s Total Compensation Management ™ proprietary compensation database or through publicly available proxy information.

For 2010, the companies that comprised our compensation comparison group remained unchanged relative to 2009 and included the following:

2010 Compensation Comparison Group

Acxiom Corporation	Fiserv Incorporated
Alliance Data Systems Corporation	Global Payments Incorporated
Ameriprise Financial	IMS Health Incorporated
Broadridge Financial Solutions Incorporated	McGraw-Hill Companies
CA Incorporated	Moody’s Corporation
Ceridian Corporation	NCR Corporation
Convergys Corporation	Nielsen Company
DST Systems	Northern Trust Corporation
Equifax Incorporated	Total Systems Services Incorporated
Fair Isaac Corporation	Unisys Corporation

Benchmarking Process. Each year our pay positioning and performance versus our compensation comparison group is reviewed by the C&BC. As noted in the “Corporate Governance” section of this proxy statement, the C&BC retained the services of Meridian to perform this review.

Consistent with past years, in 2010 Meridian analyzed:

•	Base salary;

•	Target cash incentive;

•	Target total cash (i.e., base salary plus target cash incentive);

•	Long-term incentives;

•	Target total direct compensation (i.e., target total cash plus long-term incentives);

•	Retirement benefits; and

•	Target total compensation (target total direct compensation plus retirement benefits).

In addition, the C&BC also reviewed actual pay data including actual bonus awards. Since competitive data on retirement benefits were only consistently available for two of the named executive officer positions, the review of retirement benefits and target total compensation (as defined above) was limited to the Chairman and Chief Executive Officer and Senior Vice President and Chief Financial Officer.

The analyses covered both unadjusted and regression size-adjusted data (adjusted for revenue size and market capitalization) to provide a comprehensive perspective of market pay. We focus on unadjusted data because we recruit new executive talent to grow our business from financial services, business information and technology services companies regardless of size. In addition, we strongly believe that there should be a link between a company’s performance and its pay levels. Therefore, the analyses included the relationship between executive officer compensation and company performance over one-year and three-year periods (2007 – 2009). This review focused on measures of growth (i.e., operating profit, earnings per share and revenue), efficiency (i.e., return on revenue and cash flow margin), and shareholder value creation (i.e., total shareholder return).

The analyses grouped pay and performance into one of four quartiles with the 1st quartile being the lowest quartile (comprising data at or below the 25th percentile or bottom 25%) and the 4th quartile being the highest (comprising data at or above the 75th percentile or top 25%); the 2nd quartile included data ranked between the 25th and 50th percentiles and the 3rd quartile included data ranked between the 50th and 75th percentile. The following chart depicts the results of the 2010 analyses of how our target and actual pay for the Chairman and Chief Executive Officer and other Section 16 reporting officers links to performance relative to the compensation comparison group:

The key conclusions from the above pay for performance analyses are summarized as follows:

•

Our base salary levels are close to median levels and generally align with our company size (e.g., market capitalization in the 3rd quartile), which is appropriate since salary does not vary based on company performance.

•

Target and actual total cash are in the 3rd quartile and are equal to or below the performance of growth measures, where we rank in the 3rd and 4th quartiles. Target and actual total cash, however, are below the performance of efficiency measures, where we rank in the top quartile. These results provide validation that our historic incentive goals are consistent with our pay for performance philosophy and have been set appropriately for our level of compensation.

•

Target and actual total direct compensation also align well with growth and efficiency measures and are at the same level as 3-year total shareholder return. While compensation levels are above 1-year total shareholder return results, we feel that market measures such as total shareholder return are best viewed over the long-term.

Retirement benefits and target total compensation are generally in the top quartile of the compensation comparison group. However, the C&BC agreed that this relative pay positioning is needed to attract the caliber of talent required for the business and that it aligns with the demonstrated historical performance of the Company versus its peer group.

2010 Base Salaries

As noted above, the base salaries provided to our named executive officers are reviewed by the C&BC annually and any adjustment to base salary is based on a number of factors and considerations. Based on the C&BC’s review, none of the named executive officers received a base salary increase in 2010 with the exception of Ms. Mathew in connection with her promotion to Chief Executive Officer of the Company on January 1, 2010, and Chairman on July 1, 2010, as noted below.

			Base Salary		Increase %	Effective
Name	Rationale	Market Position	From	To
Sara Mathew	In consideration of her promotion to Chairman and Chief Executive Officer of the Company, the C&BC increased Ms. Mathew’s base salary as part of an overall change in total compensation toward the market value of her new role.	Below median pay positioning	$600,000	$750,000	25.0%	1/1/2010

Annual Cash Incentive Plan

Through the annual cash incentive plan, about half of 2010 target total cash compensation was “at risk” since payment was based on performance against predetermined annual measures. Our named executive officers were designated by the C&BC as participants in our Covered Employee Cash Incentive Plan, or IP, which is a shareholder approved plan.

Maximum Incentive Opportunity. On February 18, 2010, the C&BC established a maximum annual cash incentive opportunity of eight-tenths of one percent of our 2010 earnings before taxes for our Chairman and Chief Executive Officer and five-tenths of one percent of our 2010 earnings before taxes for each of our other named executive officers. Consistent with prior years, the C&BC selected earnings before taxes as the appropriate measure in setting the maximum incentive opportunity since it considers profitable revenue growth over time as a key driver in creating value for our shareholders. The percentages selected for our Chairman and CEO and for the balance of the named executive officers were deemed, based on historical results, to generate reasonable levels of maximum incentive opportunity given the nature and scope of our executive positions.

Actual annual cash incentive payouts to our Chairman and Chief Executive Officer and our other named executive officers were less than these maximums as described below. In 2010, our earnings before taxes were $387.9 million. Therefore, the maximum annual cash incentive opportunity for our Chairman and Chief Executive Officer was $3,103,200 and for our other named executive officers the maximum was $1,939,500 per participant. The amounts determined by this formula represent the maximum value of the cash incentive that could have been paid to each of our named executive officers in 2010.

We established the maximum incentive opportunity in an effort to comply with the performance-based exemption available under Section 162(m) of the Internal Revenue Code and to enhance the likelihood that any cash amounts paid to our named executive officers under the IP will be fully deductible. We believe that the measure of earnings before taxes links directly to our objective of rewarding for financial goals that will drive shareholder value creation.

Actual Incentive Payout Targets. In determining whether to award the maximum annual cash incentive generated by the pre-tax earnings formula, the C&BC also considered performance against four measures weighted as follows:

•	30%—Company-wide core revenue growth;

•	30%—Growth in earnings per share before non-core gains and charges and operating income before non-core gains and charges;

•	20%—Customer satisfaction (an index measured by our Voice of the Customer Survey); and

•	20%—Strategy goal (comprising measures related to maximizing customer value through execution of our data strategy and technology re-platforming goals).

The above 60% weight allocated to growth in revenue, earnings per share, and operating income results is linked to our objective to provide profitable revenue growth year-over-year. Our customer satisfaction and strategy goals, assigned a total weight of 40%, are tied to our longer term objective of increasing the level of sustained revenue growth in 2012. In our view, the allocation of these goals and weights equally balances our commitment to achieve strong financial results annually with our commitment to deliver on our longer term strategic objectives.

The range of incentive payout for each performance goal was 0% to 200% resulting in a potential annual cash incentive payment between 0% and 200% of the target incentive for each named executive officer. The performance measures for 2010 as well as the principles for assessing results were approved by the C&BC on February 18, 2010.

Individual Performance Adjustments. Actual cash incentive payments made to each named executive officer (other than our Chairman and Chief Executive Officer) were subject to a discretionary adjustment based on the results of the individual performance assessments conducted by our Chairman and Chief Executive Officer. Based on this assessment, judgment is applied relative to the individual’s performance and demonstrated leadership. The C&BC approves all discretionary adjustments upon the recommendation of our Chairman and Chief Executive Officer following a discussion with her. The C&BC also performs a similar assessment of our Chairman and Chief Executive Officer and approves any adjustments based on that assessment. Such adjustments may positively or negatively impact the final award to the named executive officer for company performance. In no instance, however, will such adjustments exceed the maximum annual cash incentive opportunity generated by the pre-tax earnings formula described above. The C&BC may also approve adjustments to performance goals to include or exclude the impact of non-core gains and charges or extraordinary items.

Attainment of 2010 Performance Measures. In 2010, results against the four measures that the C&BC used to evaluate the level of the named executive officers’ 2010 annual incentive payout for company performance were as follows:

Company Goal	Weight	Incentive Target	Result	Assessment
Company Core Revenue Growth (1)	30%	+1% to +3%	+3%

Revenue result was at upper end of the incentive target range of +1% to +3%, including about one point of positive impact due to our acquisition of D&B Australia. Our International business had another solid year of 16% growth (4% organic) and is positioned for continued growth in 2011. Our North America business was down 1% for the year, which was in line with our expectations. However, our North America business’s performance improved over the course of 2010 and returned to growth in the second-half of the year after six consecutive quarters of decline.

Based on these considerations, the C&BC assessed this result as below target or 90%.

Diluted EPS Growth (Before Non-core Gains and Charges)/Total Operating Income (2)	30%	EPS +1% to +6% Op Inc (2%) to +2%	EPS +4% Op Inc (2%)

EPS growth for the year was in the middle of the incentive target range including about one point of dilution due to our acquisition of D&B Australia. Operating income was at the lower end of the incentive target range reflecting about 1 point of dilution from our D&B Australia acquisition. Although operating income was down 2% for the full year in line with our expectations, operating income growth in the second-half of the year improved substantially (from a decline of 9% in the first-half to positive growth of 4% in the second- half).

Based on these considerations, the C&BC assessed this result as just below target or 95%.

Customer Satisfaction Index (CSI)	20%	Target range up to +3 improvement	+3 points of improvement

CSI improvement of 3 points was at the upper end of the incentive target range. Our results were driven by an improvement in all surveyed questions – a clear indication that our customers continue to see D&B becoming more customer-focused and also an early indication that MaxCV is improving the customer experience.

Based on these considerations, the C&BC assessed this result as at target or 100%

Strategy Goal	20%	Achievement of qualitative criteria related to Data Strategy & Technology Re- platforming	Met or exceeded most qualitative criteria

Data Strategy:

We achieved database coverage in the US and emerging markets and grew the complete database, exceeding our target levels. The complete database coverage grew to 188 million records. US Online match rates and the Global Batch match rates were achieved within or above the target range. We increased our Paydexes and financial statements above targeted levels for the year. We now have 25 million trade scores and 17 million linked records, both of which were ahead of expectations for the year. And finally, we increased financial statement coverage from 75,000 to 500,000, a critical need for customers of DNBi.

Technology Re-platforming:

We relocated our data center to Arkansas. We opened a new application development center in Ireland and introduced 2 brand new products into the market. A third was launched in late January 2011. New products delivered included MyDNB.com with over 50% of customers successfully migrated. A new DNB.com site was completed and D&B360 was also introduced into the CRM space. Our data supply chain re-build project will be completed in-house and is expected to be finished in the second half of 2012 and at the higher-end of our $110 million - $130 million cost range.

Based on these considerations, the C&BC assessed this result as just below target or 95%.

(1)	For 2010, our core revenue before the effect of foreign exchange grew 3%. We used this measure in our annual cash incentive plan. Total revenue for 2010, in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) declined 1%, and core revenue was up 3%, both on a GAAP basis and before the effect of foreign exchange. See Schedule I to this proxy statement for a quantitative reconciliation of total and core revenue in accordance with GAAP and the total and core revenue before the effects of foreign exchange. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations: How We Manage Our Business” in our Form 10-K for the year ended December 31, 2010 for a discussion of why we use core revenue growth before the effects of foreign exchange and why management believes this measure provides useful information to investors.

(2)	For 2010, our diluted EPS attributable to D&B grew 4% and our operating income declined 2%, both before non-core gains and (charges). We used this measure in our annual cash incentive plan. On a GAAP basis for 2010, we reported a decline in diluted EPS attributable to D&B of 17% and a decline in operating income of 12%. See Schedule II and III to this proxy statement for a quantitative reconciliation of reported diluted EPS attributable to D&B growth and operating income in accordance with GAAP to diluted EPS attributable to D&B growth and operating income before non-core gains and charges for the 2010 and 2009 fiscal years. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations: How We Manage Our Business” in our Form 10-K for the year ended December 31, 2010 for a discussion of why we use Diluted EPS and operating income before non-core gains and (charges) and why management believes this measure provides useful information to investors.

During the year, management met with the C&BC quarterly at four separate meetings and finally in February 2011 to discuss its quantitative and qualitative assessment of company performance and the appropriate level of aggregate reward for that performance.

Based on the overall quantitative and qualitative assessment of company performance as noted in the table above, the C&BC determined the final payout for 2010 company performance to be 95% of the target annual cash incentive opportunity. As noted earlier, under our annual cash incentive plan, the payout for company performance is combined with any positive or negative discretionary adjustments for individual performance and leadership to determine the final 2010 annual cash incentive payments to the named executive officers. The final 2010 awards approved by the C&BC did not include any adjustments for individual performance. The table below summarizes the final payouts to our named executive officers.

2010 Annual Cash Incentive

Executive Officer	Target	Award for Company Performance		Adjustment for Individual Performance		Final Award (as reported in “Summary Compensation Table” in “Non-equity Incentive Plan Compensation” column)
		% of Target	Amount	+/-%	Amount
Sara Mathew	$975,000	95%	$926,250	0.00%	—	$926,250
Anastasios G. Konidaris	$382,500	95%	$363,375	0.00%	—	$363,375
Byron C. Vielehr	$361,250	95%	$343,188	0.00%	—	$343,188
Walter S. Hauck III	$280,000	95%	$266,000	0.00%	—	$266,000
Joshua L. Peirez (1)	—	—	—	—	—	—

(1)	For 2010, Mr. Peirez, who was hired by the Company on September 13, 2010, was not eligible for a 2010 annual cash incentive as described above and reported in the “Summary Compensation Table” under “Non-equity Incentive Plan Compensation.” As part of his total compensation package, Mr. Peirez was granted a cash bonus of $360,000 in lieu of an annual cash incentive as reported in the “Summary Compensation Table” under “Bonus.”

Long-term Equity Incentives

For 2010, long-term equity incentive compensation represented the largest component of the total compensation awarded to our named executive officers. The equity compensation was comprised of a grant of stock options (50% of the total long-term incentive value) and a target performance-based restricted stock unit opportunity (the remaining 50% of the total long-term incentive value).

In determining the amounts of the equity compensation awarded, the C&BC considered a variety of factors including: individual performance, competencies, skills, prior experiences, scope of responsibility and accountability within the organization, and our above median market pay positioning for variable pay versus comparable executive data in the compensation comparison group.

2010 Stock Option Grant. Comprising 50% of the total economic value of their regular 2010 equity-based compensation, stock option grants were made on February 11, 2010, as shown in the Grants of Plan Based Awards Table, to all of the named executive officers except Mr. Peirez, who was hired on September 13, 2010.

These grants were approved by the C&BC at its meeting on January 25, 2010. The total economic value of the 2010 stock option grants made to the named executive officers was the same as 2009 with the exception of Ms. Mathew who received an increase of $600,000 in the economic value of her stock option grant in recognition of her promotion to Chairman and Chief Executive Officer. The timing of the February 11, 2010 stock option grants was consistent with our practice since 2003 to have annual grants of stock options to all employees reviewed and approved by the C&BC at its first meeting of the year and to set the grant date associated with those options as five business days after our fourth quarter and year-end earnings release. In this way, information about our most recent performance has been made public and that news is reflected in the stock price used to determine the exercise price of the stock options.

As shown in the Grants of Plan Based Awards Table, in conjunction with his joining the Company, Mr. Peirez received a grant of 16,400 stock options on September 13, 2010, which was approved by the C&BC on August 4, 2010. The total economic value of the stock option grant was approximately $375,000, representing 50% of Mr. Peirez’s regular 2010 equity-based compensation. The other half of Mr. Peirez’s regular 2010 equity-based compensation is described below under “2010 Performance-based Restricted Stock Unit Opportunity.”

The exercise price of these stock options is the fair market value of D&B stock on the date of grant (i.e., mean of high and low trading prices). All stock options vest in four equal installments commencing on the first anniversary of the grant and have a ten-year term. We believe that this vesting schedule and option term, in conjunction with our stock ownership guidelines, encourages longer term behavior and allows the executive to build ownership in D&B over time.

2010 Performance-based Restricted Stock Unit Opportunity. At its meeting on January 25, 2010, the C&BC set a target dollar value for each named executive officer’s restricted stock unit opportunity as set forth in the “Grants of Plan-based Awards Table.” This dollar value represents the target dollar value of restricted stock units that our named executive officers could be awarded in 2011 based on attainment of the same company performance goals set forth under the annual cash incentive plan for 2010, including the Section 162(m) maximum generated by the pre-tax earnings formula as separately applied to the restricted stock unit opportunity. The maximum dollar award that our named executive officers may be awarded relative to their 2010 performance-based restricted stock unit opportunity was additionally capped by D&B’s 3-year (2008-2010) total shareholder return or TSR performance versus that of the compensation comparison group and the S&P 500 (which we refer to as our external group) as follows:

D&B’s 3-year (2008-2010) Total Shareholder Return (TSR) versus External Group	Maximum Award or Cap as % of Dollar Target
Less than 60th Percentile	100%
60th Percentile or Greater	Up to 200%

Based on attainment of the goals in the annual cash incentive plan and D&B’s 3-year (2008-2010) TSR performance, our named executive officers received awards of restricted stock units on March 1, 2011 as approved by the C&BC on February 23, 2011. The number of restricted stock units granted is determined by dividing the dollar value earned by the average fair market value (i.e., mean of high and low trading prices) of our common stock in a 30-day period prior to the C&BC meeting and approval date. Following the grant date, the restricted stock units are subject to time-based vesting as follows: 20% on the first anniversary of the grant, 30% on the second anniversary of the grant and 50% on the third anniversary of the grant.

The performance-based restricted stock unit award earned for 2010 was granted after the conclusion of the fiscal year and will be reported in our 2012 proxy statement. For each of the named executive officers, the awards of restricted stock units were as noted below:

Executive Officer	Target Opportunity	Award as % of Target Opportunity	Earned Opportunity	Number of Restricted Stock Units Granted
Sara Mathew	$1,600,000	95%	$1,520,000	18,023
Anastasios G. Konidaris	$450,000	95%	$427,500	5,069
Byron C. Vielehr	$375,000	95%	$356,250	4,224
Walter S. Hauck III	$200,000	95%	$190,000	2,252
Joshua L. Peirez	$375,000	95%	$356,250	4,224

2010 Restricted Stock Unit Grant. On February 18, 2010, the C&BC approved grants of restricted stock units under the 2009 SIP based on each named executive officer’s 2009 performance-based restricted stock unit opportunity. For 2009, the performance-based restricted stock unit grant for each of the named executive officers was as follows:

Executive Officer	Maximum Opportunity	Award as % of Maximum Opportunity	Earned Opportunity	Number of Restricted Stock Units Granted
Sara Mathew	$1,000,000	69%	$690,000	8,593
Anastasios G. Konidaris	$450,000	69%	$310,500	3,867
Byron C. Vielehr	$375,000	69%	$258,750	3,222
Walter S. Hauck III	$200,000	69%	$138,000	1,718
Joshua L. Peirez (1)	—	—	—	—

(1)	Mr. Peirez was not eligible for a restricted stock unit grant based on 2009 performance since he joined the Company on September 13, 2010.

These awards were contingent on our 2009 performance against the same measures and performance goals that were used by the C&BC in determining payout under the 2009 annual cash incentive plan as described in our 2010 proxy statement. Since 2009 performance fell below the incentive targets set for that year, awards as a percentage of opportunity were 69% as discussed in more detail in our 2010 proxy statement.

These restricted stock units are subject to the same vesting schedule as the restricted stock unit grants described above: 20% on the first anniversary of the grant, 30% on the second anniversary of the grant and 50% on the third anniversary of the grant.

Special 2010 Equity Grants. Retention of key executives is critical to the achievement of our business objectives, particularly our Strategic Technology Investment, which will help us improve data quality and timeliness, increase the speed of product innovation and significantly reduce technology costs. In recognition of that principle, the company may periodically make special equity grants to executives it deems critical to its current and future success. We consider such grants as important investments in the company’s future. In 2010, two of the named executive officers received special equity grants: Mr. Hauck and Mr. Vielehr.

Given his key role as Senior Vice President, Technology and Chief Information Officer, Mr. Hauck has the important accountability of leading our data center migration initiative and implementing our Strategic Technology Investment, including developing a new technology platform that is scalable, agile, faster and more cost-effective in meeting emerging customer demands. In recognition of his critical role in executing our strategic plan, on June 8, 2010, our Chairman and Chief Executive Officer recommended, and the sub-committee of the C&BC approved, a special equity grant to Mr. Hauck of 13,300 restricted stock units valued at the time at approximately $1,000,000. This special grant was effective July 1, 2010 and vests in the same manner as described above under “2010 Restricted Stock Unit Grant.”

In light of his critical leadership role with respect to our Strategic Technology Investment and in recognition of his dedication toward making significant progress on our strategy, on August 4, 2010, our Chairman and Chief Executive Officer recommended and the C&BC approved a special equity grant to Mr. Vielehr of 14,340 restricted stock units valued at the time at approximately $1,000,000. This special grant was effective August 4, 2010 and vests 50% on the third anniversary of the grant, 25% on the fourth anniversary of the grant and 25% on the fifth anniversary of the grant. This vesting schedule is different from the schedule described above for our regular restricted stock unit grants. At its August meeting, the C&BC agreed that this longer term vesting schedule was more valuable from a retention perspective.

As part his offer package, on August 4, 2010, the C&BC approved a special sign-on grant for Mr. Peirez of 14,340 restricted stock units valued at the time at approximately $1,000,000. This special grant was effective September 13, 2010, Mr. Peirez’s date of hire, and vests in the same manner as described above under “2010 Restricted Stock Unit Grant.”

Employment Agreements

None of the named executive officers, including our CEO, have an employment agreement with the Company.

Tax Deductibility

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to certain officers unless certain specific and detailed criteria are satisfied. The C&BC believes that it is generally desirable and in the best interests of D&B to deduct compensation payable to our named executive officers. In this regard, the C&BC considers the anticipated tax treatment to D&B and our named executive officers in its review and establishment of compensation programs and payments. The annual cash incentive program described above is intended to comply with the performance-based exemption available under Section 162(m) in order to enhance the likelihood that these amounts will be fully deductible. Compensation resulting from the exercise of stock options is also deductible, without regard to Section 162(m). However, notwithstanding the C&BC’s efforts, no assurance can be given that compensation will be fully deductible under Section 162(m). In certain instances the C&BC has determined that it will not necessarily seek to limit compensation to pay that is only deductible under Section 162(m).

Section 409A of the Internal Revenue Code

Section 409A of the Internal Revenue Code places a number of restrictions on non-qualified deferred compensation plans such as our Key Employees’ Non-Qualified Deferred Compensation Plan, Executive Retirement Plan, severance plan and change in control agreements. The key restrictions include a six-month delay in the receipt of certain non-qualified payments upon termination and limiting an executive’s ability to make changes in the timing and payment options. As a result, certain benefits discussed in this proxy statement may be subject to a six-month delay.

REPORT OF THE COMPENSATION & BENEFITS COMMITTEE

The C&BC has reviewed and discussed with management of D&B the Compensation Discussion & Analysis section of this proxy statement. Based on our review and discussions, we recommended to the Board of Directors, and the Board has approved, that the Compensation Discussion & Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Compensation & Benefits Committee

Michael R. Quinlan, Chairman

John W. Alden

Christopher J. Coughlin

Michael J. Winkler

February 23, 2011

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by or paid to our Chairman and Chief Executive Officer; our Chief Financial Officer; and each of our other three most highly compensated executive officers by the Company and our subsidiaries with respect to the fiscal year ended December 31, 2010. All of these individuals are collectively referred to as the named executive officers. For those who were also named executive officers in the two prior years, compensation earned or paid for fiscal years ending December 31, 2009 and December 31, 2008 is similarly provided.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3) (4)	Option Awards ($) (5)	Non-equity Incentive Plan Compensation ($) (1) (6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (7)	All Other Compensation ($) (8) (9) (10)	Total ($)
Sara Mathew	2010	750,000	—	601,123	975,902	926,250	1,318,422	14,765	4,586,462
Chairman and Chief Executive Officer (“Principal Executive Officer”)	2009	600,000	—	868,795	820,940	476,100	1,318,313	5,250	4,089,398
	2008	600,000	—	1,038,604	876,509	595,125	898,573	57,909	4,066,720

Anastasios G. Konidaris (11)	2010	450,000	—	270,516	274,035	363,375	544,203	8,100	1,910,229
Senior Vice President and Chief Financial Officer (“Principal Financial Officer”)	2009	441,667	—	304,089	364,125	263,925	297,790	3,500	1,675,096
	2008	400,000	—	361,818	307,857	258,750	223,603	34,358	1,586,386

Byron C. Vielehr	2010	425,000	—	1,212,417	229,295	343,188	473,730	17,254	2,700,884
President, Global Risk and Analytics	2009	425,000	—	325,789	307,032	249,263	240,510	3,719	1,551,312
	2008	425,000	—	422,106	329,426	311,578	357,254	39,364	1,884,728

Walter S. Hauck III	2010	400,000	—	1,011,283	121,638	266,000	308,203	14,403	2,121,527
Senior Vice President, Technology and Chief Information Officer

Joshua L. Peirez (12)	2010	136,363	360,000	986,305	202,883	—	—	5,019	1,690,570
President, Innovation and Chief Marketing Officer

(1)	The amounts shown have not been reduced by any deferrals in 2008, 2009, or 2010 that the named executive officers may have made under qualified or non-qualified deferred compensation plans offered by D&B.
(2)	Mr. Peirez received a sign-on bonus when hired on September 13, 2010.
(3)	Amounts shown represent the aggregate grant date fair value of each year’s awards, as calculated in accordance with GAAP, without regard to our forfeiture assumptions. For more information on how we value stock-based awards (including assumptions made in such valuation), refer to “Note 11. Employee Stock Plans” in the “Notes to Consolidated Financial Statements” in our Form 10-K for the fiscal years ending December 31, 2010, December 31, 2009 and December 31, 2008. Not included are the performance-based restricted stock opportunities earned for 2010 and granted as restricted stock units in 2011 after the conclusion of the fiscal year and after the assessment of performance. These grants will be reported in the 2012 summary compensation table.
(4)	The terms of the restricted stock units granted to the named executive officers provide for the accrual of dividends based on the same rate established from time to time for our common stock, converted to shares at the time the restrictions lapse on the corresponding restricted stock units.
(5)	Amounts shown represent the aggregate grant date fair value of each year’s awards, as calculated in accordance with GAAP, without regard to our forfeiture assumptions. For more information on how we value stock-based awards (including assumptions made in such valuation), refer to “Note 11. Employee Stock Plans” in the “Notes to Consolidated Financial Statements” in our Form 10-K for the fiscal years ending December 31, 2010, December 31, 2009 and December 31, 2008. These assumptions may or may not be fulfilled. The amounts shown cannot be considered predictions of future value. In addition, the options will gain value only to the extent the stock price exceeds the option exercise price during the life of the option.
(6)	The amounts shown represent non-equity incentive plan payments received by the named executive officers pursuant to our cash incentive plan during the applicable year. For 2010, these cash awards were earned in the 2010 performance year and paid on March 15, 2011. All awards were 95% of their target annual cash incentive opportunity.
(7)	Amounts represent the aggregate increase in the actuarial value of the named executive officers’ qualified and non-qualified defined benefit plans accrued during the applicable year. These plans include the D&B Retirement Account Plan, the Pension Benefit Equalization Plan, and the Executive Retirement Plan. In 2008, 2009 and 2010 no executive received above-market or preferential earnings on non-qualified deferred compensation plan benefits.
(8)

The amounts shown represent our aggregate annual contributions for the account of each named executive officer under our tax qualified defined contribution plan, the D&B 401(k) Plan. For 2010 the only employer match received by our named executive officers (with the exception of Mr. Peirez who did not participate in the plan in 2010) was $2,647, which represents the one-time, supplemental employer match based on company performance. A performance-based employer match was also provided to all other participants in the D&B 401(k) Plan.

(9)	We do not offer perquisites or other personal benefits to our named executive officers in excess of those offered to all employees generally.
(10)	For 2010, amounts shown represent accrued dividends on restricted stock unit grants.
(11)	The 2009 salary for Mr. Konidaris represents the pro rata amount earned of $400,000 from January 1, 2009 through February 28, 2009 and $450,000 effective March 1, 2009.
(12)	The 2010 salary for Mr. Peirez represents the amount earned from his date of employment on September 13, 2010.

In connection with the Summary Compensation Table, the following chart below indicates the proportion of base salary, non-equity incentive plan compensation, and stock and option awards for 2010 for each of the named executive officers separately as a percentage of their respective total compensation. The following table is intended to supplement and not replace the Summary Compensation Table:

Salary, Non-equity Incentive Plan Compensation, and Stock and Option Awards as a Percent of Total Compensation (excluded from the amounts and percentages below, but included in total compensation, are the values in the “Bonus,” “Change in Pension Value and Non-qualified Deferred Compensation Earnings” and “All Other Compensation” columns)

Name	Salary		Non-equity Incentive Plan Compensation		Stock & Option Awards		Total Compensation
	$	%	$	%	$	%	$	%
Sara Mathew	750,000	16.4%	926,250	20.2%	1,577,025	34.4%	4,586,462	100%
Anastasios G. Konidaris	450,000	23.6%	363,375	19.0%	544,551	28.5%	1,910,229	100%
Byron C. Vielehr	425,000	15.7%	343,188	12.7%	1,441,712	53.4%	2,700,884	100%
Walter S. Hauck III	400,000	18.9%	266,000	12.5%	1,132,921	53.4%	2,121,527	100%
Joshua L. Peirez	136,363	8.1%	—	0.0%	1,189,188	70.3%	1,690,570	100%

GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth a summary of all grants of plan-based awards made to our named executive officers during the fiscal year ended December 31, 2010:

Name	Grant Date (1)	Committee Approval Date (1)	Estimated Possible Payouts Under Non- equity Incentive Plan Awards (2)		Estimated Possible Payouts Under Equity Incentive Plan Awards (3)		All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (5)	Grant Date Fair Value of Stock and Option Awards $ (6)	Exercise or Base Price of Option Awards ($/sh) (7)	DNB Closing Price on Grant Date ($/sh)
			Target ($)	Maximum ($)	Target ($)	Maximum ($)

Sara Mathew	01/01/2010	12/07/2009	975,000	1,950,000
	02/11/2010	01/25/2010						69,800	975,902	70.54	71.01
	03/01/2010	02/18/2010					8,593		601,123		70.21
		01/25/2010			1,600,000	3,200,000

Anastasios G. Konidaris	01/01/2010	12/07/2009	382,500	765,000
	02/11/2010	01/25/2010						19,600	274,035	70.54	71.01
	03/01/2010	02/18/2010					3,867		270,516		70.21
		01/25/2010			450,000	900,000

Byron C. Vielehr	01/01/2010	12/07/2009	361,250	722,500
	02/11/2010	01/25/2010						16,400	229,295	70.54	71.01
	03/01/2010	02/18/2010					3,222		225,395		70.21
	08/04/2010	08/04/2010					14,340		987,022		69.26
		01/25/2010			375,000	750,000

Walter S. Hauck III	01/01/2010	12/07/2009	280,000	560,000
	02/11/2010	01/25/2010						8,700	121,638	70.54	71.01
	03/01/2010	02/18/2010					1,718		120,183		70.21
	07/01/2010	06/08/2010					13,300		891,100		66.87
		01/25/2010			200,000	400,000

Joshua L. Peirez	09/13/2010	08/04/2010						16,400	202,883	68.78	69.05
	09/13/2010	08/04/2010					14,340		986,305		69.05
	09/13/2010	08/04/2010			375,000	750,000

(1)	The stock option awards granted on February 11, 2010 were approved by the C&BC at its meeting in January 25, 2010. The process was consistent with our practice since 2003, to have annual grants of stock options to all employees reviewed and approved by the C&BC at its first meeting of the year (normally the end of January) and to set the grant date associated with those options as five business days after our annual earnings release. In this way, information about our most recent performance has been made public and that news is reflected in the stock price used to determine the exercise price of the stock options.

The restricted stock units awarded on March 1, 2010 were approved by the C&BC at its meeting on February 18, 2010. This process was similar to our practice since 2005 (our first grant of restricted stock or restricted stock units relative to our performance-based restricted stock opportunity) of having annual grants of restricted stock or restricted stock units to all participants reviewed and approved by the C&BC at its February meeting and to set the grant date associated with those restricted shares or restricted stock units at a date subsequent to that meeting at the same time that other participants received their awards. In this way, management has adequate time to assess the prior year’s performance of all of the participants in our program. In addition, information about our most recent performance has been made public and that news is reflected in the stock price on the date of grant.

(2)	The amounts shown represent the range of non-equity incentive opportunities for each named executive officer under our annual cash incentive plan, or IP. This plan is described in the “Compensation Discussion & Analysis” above.

On February 18, 2010, the C&BC designated the named executive officers as participants in the IP and established a maximum annual cash incentive opportunity of eight-tenths of one percent of our 2010 earnings before taxes for our Chairman and Chief Executive Officer and five-tenths of one percent of our 2010 earnings before taxes for each of our other named executive officers.

In determining whether to award at year-end the maximum annual cash incentive generated by the pre-tax earnings formula, the C&BC also established four measures or goals of our performance weighted as follows: 30% to revenue growth; 30% to growth in EPS and operating income; 20% to customer satisfaction; and 20% to our strategy execution goal. A target level of performance was established for each performance goal, which would result in a full incentive payout being earned if the target for the measure was achieved. Achievement below the target would result in a smaller or no incentive payout for that measure and achievement above the target would yield a larger incentive payout. The potential range of incentive payout for each performance goal was 0% to 200% of target; the amounts shown are the target (100%) and maximum (200%) aggregate amounts for the four performance goals. The threshold or minimum level of payment is 0%. In addition to the quantitative results the C&BC also considered qualitatively the Company’s overall performance relative to appropriate external peer companies such as the compensation comparison group, business competitors in the information industry, and the S&P 500 group of companies as well as a consideration of relevant internal factors as noted in the “Compensation Discussion & Analysis” above.

Under our 2010 annual cash incentive plan, payouts to individual named executive officers were subject to a discretionary adjustment based upon an assessment of individual; performance and leadership. Such adjustments could positively or negatively impact the final award to the named executive officer for our performance. However, the total incentive payout for the four company performance goals plus any individual discretionary adjustment could not exceed the maximum annual cash incentive opportunity generated by the pre-tax earnings formula as described above. A detailed description of these non-equity plan-based awards is set forth above in our “Compensation Discussion & Analysis.”

(3)	For 2010, each named executive officer had the opportunity to be awarded a grant of restricted stock units after the conclusion of the fiscal year. Such awards were based on performance against the same company goals used by the C&BC in determining payout under the IP described above in footnote 2 and in our “Compensation Discussion & Analysis” including the discretionary adjustment component for individual performance. The 2010 performance-based restricted stock unit opportunity was a target opportunity expressed in dollars, not a number of units, as noted in the table above. Awards were determined by the C&BC at its meeting on February 23, 2011; the dollar value and number of units actually granted for each named executive officer’s award is noted in our “Compensation Discussion & Analysis” above and will be reported as an equity grant in our 2012 proxy statement as part of 2011 compensation. The value of such grants will be included in the “Stock Awards” column of the “Summary Compensation Table” in the 2012 proxy statement.

Based on performance, the actual award could be equal to or greater than this target opportunity, however, the dollar award was additionally capped by D&B’s total shareholder return or TSR performance versus that of the compensation comparison group and the S&P 500 as noted above in our “Compensation Discussion & Analysis.” After the performance period, the dollar amount awarded to the named executive officer was converted into a grant of restricted stock units. The actual number of restricted stock units granted is determined by dividing the dollar value earned by the average fair market value (i.e., mean of high and low trading prices) of our common stock in a 30-day period prior to the C&BC meeting and approval date. The restricted stock unit grants vest as follows: 20% on the first anniversary of the date of grant, an additional 30% on the second anniversary of the date of grant and the remaining 50% on the third anniversary of the date of grant. A detailed description of these equity plan-based awards is set forth above in our “Compensation Discussion & Analysis.”

(4)	The restricted stock unit amounts shown with a grant date of March 1, 2010 were granted under our 2009 SIP and were based on achievement against the performance-based maximum restricted stock unit opportunity established in and for 2009. These awards were contingent on the same measures and performance goals that were used by the C&BC in determining payout under the 2009 annual cash incentive plan as described in our 2010 proxy statement. These performance goals included: revenue growth (30%); growth in EPS and operating income (30%); customer satisfaction (30%) and team member engagement (10%). The restricted stock units, earned for 2009 performance, were granted after the conclusion of the fiscal year and upon approval by the C&BC at its February 18, 2010 meeting.

These units represent up to 100% of the 2009 maximum performance-based restricted stock unit opportunity as explained above in our “Compensation Discussion & Analysis” under “2010 Performance-based Restricted Stock Grant.”

The restricted stock units granted to Mr. Hauck (July 1, 2010) and Byron Vielehr (August 4, 2010) were related to their key roles with respect to execution of the Company’s Strategic Technology Investment. Mr. Peirez received a sign-on grant of restricted stock units upon joining the Company.

The 2010 restricted stock unit awards vest as follows: 20% on the first anniversary of the date of grant, an additional 30% on the second anniversary of the date of grant and the remaining 50% on the third anniversary of the date of grant. The only exception is the August 4th grant for Byron Vielehr, which will vest 50% on the third anniversary of the date of grant, 25% on the fourth anniversary of the date of grant and 25% on the fifth anniversary of the date of grant.

If the named executive officer’s employment with D&B terminates for any reason prior to the first anniversary of the grant date or for any reason (excluding death, disability or retirement) after the first anniversary of the grant date, the named executive officer forfeits all rights to and interests in the unvested restricted stock units. If a named executive officer is terminated due to retirement, death or disability on or after the first anniversary of the grant date, any unvested restricted stock units become fully vested as of the termination date.

(5)	On January 25, 2010, the C&BC approved stock option grants to each of our named executive officers under our 2009 SIP. All stock options are non-qualified, become exercisable in four equal installments commencing on the first anniversary of the date of grant, and have an expiration date of ten years from the date of grant.

Mr. Peirez received a grant of stock options on September 13, 2010, upon joining the Company.

If a named executive officer’s employment with D&B terminates for any reason other than death, disability or retirement after the first anniversary of the date of grant or for any reason prior to the first anniversary of the date of grant, any exercisable option may only be exercised during the 90-day period following the date of termination under the 2009 SIP. If a named executive officer’s employment is terminated for death or disability after the first anniversary of the date of grant, the option will immediately vest in full and may thereafter be exercised during the lesser of five years following the date of termination or the original expiration date. If a named executive officer retires after the first anniversary of the date of grant, unvested stock options will continue to vest and unexercised vested options may be exercised during the shorter of the remaining term of the options or five years after the date of termination.

(6)	Amounts shown represent the grant date fair value, as calculated in accordance with GAAP, without regard to our forfeiture assumptions. As noted above, the grant of restricted stock units on March 1, 2010 was for 2009 performance and the stock option grant on February 11, 2010 was part of the named executive officer’s 2010 equity-based compensation. For more information on how we value stock-based awards (including assumptions made in such valuation), refer to “Note 11. Employee Stock Plans” in the “Notes to Consolidated Financial Statements” in our Form 10-K for the fiscal year ending December 31, 2010. These assumptions may or may not be fulfilled. The amounts shown cannot be considered predictions of future value. In addition, the options will gain value only to the extent the stock price exceeds the option exercise price during the life of the option.

(7)	In accordance with our 2009 SIP, all stock options have an exercise price equal to the mean of the high and low trading prices of our common stock on the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth a summary of all outstanding equity awards held by each of our named executive officers as of December 31, 2010:

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Sara Mathew	08/20/2001	75,000	—	31.355	08/20/2011
	12/19/2001	100,000	—	36.160	12/19/2011
	02/12/2003	56,500	—	34.165	02/12/2013
	02/09/2004	54,300	—	53.300	02/09/2014
	02/25/2005	43,000	—	60.535	02/25/2015
	02/09/2006	35,100	—	71.275	02/09/2016
	02/08/2007	24,900	8,300	88.040	02/08/2017
	03/01/2007	37,500	12,500	88.330	03/01/2017
	02/06/2008	22,350	22,350	88.365	02/06/2018
	02/04/2009	12,500	37,500	79.580	02/04/2019
	02/11/2010	—	69,800	70.540	02/11/2020
	02/22/2008					5,720
	03/04/2009					9,577
	03/01/2010					8,593
							1,961,130
Anastasios G. Konidaris	03/11/2005	16,600	—	61.965	03/11/2015
	02/09/2006	9,600	—	71.275	02/09/2016
	02/08/2007	6,825	2,275	88.040	02/08/2017
	03/01/2007	1,875	625	88.330	03/01/2017
	02/06/2008	7,850	7,850	88.365	02/06/2018
	02/04/2009	4,375	13,125	79.580	02/04/2019
	02/19/2009	1,250	3,750	75.450	02/19/2019
	02/11/2010	—	19,600	70.540	02/11/2020
	02/22/2008					1,993
	03/04/2009					3,352
	03/01/2010					3,867
							756,213
Byron C. Vielehr	08/02/2005	48,300	—	63.870	08/02/2015
	02/09/2006	14,300	—	71.275	02/09/2016
	02/08/2007	10,125	3,375	88.040	02/08/2017
	02/06/2008	8,400	8,400	88.365	02/06/2018
	02/04/2009	4,675	14,025	79.580	02/04/2019
	02/11/2010	—	16,400	70.540	02/11/2020
	02/22/2008					2,325
	03/04/2009					3,592
	03/01/2010					3,222
	08/04/2010					14,340
							1,927,391
Walter S. Hauck III	02/04/2009	2,500	7,500	79.580	02/04/2019
	02/11/2010	—	8,700	70.540	02/11/2020
	12/01/2008					985
	03/01/2010					1,718
	07/01/2010					13,300
							1,313,686
Joshua L. Peirez	09/13/2010	—	16,400	68.780	09/13/2020
	09/13/2010					14,340
							1,177,171

(1)

Stock options granted to the named executive officers prior to February 9, 2004 become exercisable in three equal annual installments commencing on the third anniversary of the date of grant. Stock options granted to the named executive officers on or after February 9, 2004 become exercisable in four equal annual installments commencing on the first anniversary of the date of grant. If employment terminates for any reason other than death, disability or retirement after the first anniversary of the date of grant or for any reason prior to the first anniversary of the date of grant, any exercisable option may only be exercised during the 30-day period following the date of termination under the 2000 SIP (awards granted before May 5, 2009) or 90-day period under the 2009 SIP (awards granted on or after May 5, 2009). If employment is terminated for death or disability after the first anniversary of the date of grant, the option will immediately vest in full and may thereafter be exercised during the lesser of five years following the date of termination or the original expiration date. If a named executive officer retires after the first anniversary of the date of grant, unvested stock options will continue to vest and unexercised vested options may be exercised during the shorter of the remaining term of the options or five years after the date of termination.

(2)

Grants of restricted shares vest 20% on the first anniversary of the grant date, 30% on the second anniversary of the grant date, and the remaining 50% on the third anniversary of the grant date. The only exception is the August 4th grant for Byron Vielehr, which will vest 50% on the third anniversary of the date of grant, 25% on the fourth anniversary of the date of grant and 25% on the fifth anniversary of the date of grant. If the named executive officer’s employment with D&B terminates for any reason prior to the first anniversary of the grant date or for any reason (excluding death, disability or retirement) on or after the first anniversary of the grant date, the named executive officer forfeits all rights to and interests in the unvested restricted shares. If a named executive officer is terminated due to retirement, death or disability on or after the first anniversary of the grant date, any unvested shares become fully vested as of the termination date.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth the number of shares acquired and the value realized by the named executive officers upon the exercise of stock options and the vesting of restricted stock awards during the fiscal year ended December 31, 2010:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
Sara Mathew	—	—	11,655	823,590
Anastasios G. Konidaris	—	—	3,623	256,032
Byron C. Vielehr	—	—	4,661	329,419
Walter S. Hauck III	—	—	591	45,117
Joshua I. Peirez	—	—	—	—

PENSION BENEFITS TABLE

The following table sets forth a summary of the defined benefit pension benefits for each named executive officer as of December 31, 2010:

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Sara Mathew	Executive Retirement Plan	9.4	5,593,122	—
	Pension Benefit Equalization Plan	4.8	234,078	—
	Retirement Account	4.8	81,506	—

Anastasios G. Konidaris	Executive Retirement Plan	5.9	1,291,670	—
	Pension Benefit Equalization Plan	1.3	9,133	—
	Retirement Account	1.3	18,869	—

Byron C. Vielehr	Executive Retirement Plan	5.5	1,397,968	—
	Pension Benefit Equalization Plan	0.9	14,418	—
	Retirement Account	0.9	15,360	—

Walter S. Hauck III	Executive Retirement Plan	2.1	379,864	—
	Pension Benefit Equalization Plan	0.0	—	—
	Retirement Account	0.0	—	—

Joshua I. Peirez	Executive Retirement Plan	0.3	—	—
	Pension Benefit Equalization Plan	0.0	—	—
	Retirement Account	0.0	—	—

Our pension plans for executives are as follows:

•	A tax qualified cash balance pension plan, referred to as the Retirement Account;

•	A non-qualified excess benefit plan, referred to as the Pension Benefit Equalization Plan, or PBEP; and

•	The Executive Retirement Plan, or ERP.

The above plans were either frozen or closed as described below in the summary for each plan.

Under the Retirement Account and PBEP years of credited service are counted starting one year after date of hire. Under the ERP, years of credited service are counted as of the date of hire to ensure that the named executive officer can attain a competitive retirement benefit at normal retirement age. The following actuarial assumptions were used in the calculation of the benefits in the Pension Benefits Table:

•

The present value of the accumulated benefit column reflects the value of the accrued pension benefit payable at normal retirement under each plan in which the executive participates as of December 31, 2010;

•

Normal retirement is defined as age 65 in the Retirement Account and PBEP. The ERP does not define normal retirement so the values reflect payment at the first age at which unreduced benefits are payable from the plan or age 55;

•	The interest rate as of December 31, 2010 was 5.13% and the mortality is based on the RP2000 Healthy Annuitant table projected to 2018 mortality; and

•	Present values at assumed retirement ages are discounted to each individual’s current age using an interest only discount with no mortality.

Normal forms of payment have been reflected for each plan unless the named executive officer has elected a lump sum in either the PBEP or ERP. Mr. Vielehr has a lump sum election in effect for both the PBEP and ERP. The interest rates used to value the lump sum at the assumed retirement date are the December 2010 Code section 417(e) segment rates and the mortality assumption is the Code section 417(e) mortality table for 2010 per plan provisions.

Retirement Account. The Retirement Account was frozen for all of our employees effective July 1, 2007 and the plan was closed to new participants. The accrued benefit in the Retirement Account for all non-vested participants active as of June 30, 2007 became 100% vested. As a result of the pension freeze, no additional benefits have accrued under the Retirement Account, although existing balances will continue to accrue interest.

The Retirement Account’s normal retirement age is 65, although participants age 55 or older with at least ten years of service can elect to retire early. Upon termination of employment, a vested participant can elect to receive immediately 50% of his or her benefit as a lump sum or annuity, with the residual 50% being paid at age 55 or later. In addition, if a participant meets the requirements for an Early or Normal Retirement, the participant can elect to receive 50% of his or her benefit as a lump sum and the remainder as an annuity or his or her entire benefit as an annuity. The single life annuity option provides the highest monthly dollar amount under the Retirement Account. A participant can elect other annuity options that provide lower monthly dollar amounts because they are reduced to provide participants with an actuarial equivalent value.

Pension Benefit Equalization Plan. Effective July 1, 2007 the PBEP was also frozen for all of our employees and the plan was closed to new participants. As a result of the freeze, no additional benefits will accrue under this plan, although existing balances will continue to accrue interest.

Executive Retirement Plan. The ERP is offered to our key management employees designated by our Chief Executive Officer who are responsible for the management, growth or protection of our business. Effective January 1, 2010 eligibility for participation in the plan was restricted to newly hired Section 16 officers. Effective January 1, 2011, the plan became closed to new participants. The C&BC made this decision after a review of market practice and total compensation level. Reductions had been made to the Company’s supplemental executive retirement benefits in 2006, 2007 and 2009. Current participants will continue to accrue a benefit in accordance with plan rules. The ERP provides a target annual benefit equal to 4% of a participant’s average final compensation (salary plus actual cash incentive) for the first 10 years of service to a maximum benefit percentage of 40% of the participant’s average final compensation. This benefit is reduced by 15% for vested participants who leave prior to age 55 or who were age 50 or over as of July 1, 2007. Average final compensation is equal to the participant’s highest consecutive 60 months of compensation out of their last 120 months. A participant is 100% vested in the applicable benefit upon completion of 5 years of participation in the plan.

The target annual benefit payment from the ERP is offset by any pension benefits earned in the Retirement Account, PBEP or any other pension plan sponsored by D&B or one of its affiliates and the participant’s estimated Social Security retirement benefit. Compensation used in determining the ERP benefit includes base salary, cash bonus payments, commissions, bonus buyouts as a result of job changes and lump sum payments in lieu of merit increases. The normal form of benefit payment under the ERP is a Straight Life Annuity for single participants and a fully subsidized joint and 50% survivor annuity for married participants. However, participants have the option to elect to receive a portion of their benefit as a lump sum payment. The lump sum election is only valid if the participant remains employed by D&B for 12 consecutive calendar months following the date of their election.

The interest rates used to value the lump sum at the assumed retirement date are the December 2010 Code section 417(e) segment rates and the mortality assumption is the Code section 417(e) mortality table for 2011. Benefit payments under the ERP begin the later of attainment of age 55 or the first of the month following the date a participant retires. If a participant dies while actively employed, his or her spouse is entitled to receive 50% of the benefit that otherwise would have been payable to the participant at age 55. If a participant dies while receiving benefit payments, the surviving spouse receives a benefit equal to 50% of what the participant was receiving. In the event a participant becomes totally and permanently disabled, he or she will receive annual disability payments equal to 60% of his or her compensation offset by any other disability income the participant is receiving.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth a summary of the non-qualified deferred compensation benefits of each named executive officer as of December 31, 2010:

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions in Last FY ($)	Aggregate Balance at Last FY ($)
Sara Mathew	Key Employee Non-Qualified Deferred Compensation Plan	452,047	—	130,481	—	4,044,310

Anastasios G. Konidaris	Key Employee Non-Qualified Deferred Compensation Plan	—	—	—	—	—

Byron C. Vielehr	Key Employee Non-Qualified Deferred Compensation Plan	—	—	—	—	—

Walter S. Hauck III	Key Employee Non-Qualified Deferred Compensation Plan	—	—	—	—	—

Joshua Peirez	Key Employee Non-Qualified Deferred Compensation Plan	—	—	—	—	—

Key Employees’ Non-qualified Deferred Compensation Plan. The Key Employees’ Non-qualified Deferred Compensation Plan, or NQDCP, is a voluntary plan which allows participants to defer, in 5% increments, up to 75% of their base salary and 100% of their annual cash incentive payments or restricted stock unit awards. In 2010, Ms. Mathew was the only named executive officer who elected to participate in the plan. Participants may elect to enroll in the NQDCP each calendar year but once their elections are made they are irrevocable for the covered year. Participants can elect to invest their deferrals in the same investment funds that are offered in our 401(k) Plan. Participants can elect to transfer their balances among other funds on a daily basis subject to our Insider Trading Policy. All amounts deferred by our named executive officers in prior years have been reported in the Summary Compensation Table in our previously filed proxy statements in the year earned, provided the individual was a named executive officer for that year for purposes of the SEC’s executive compensation disclosure.

At the time the participant elects to enroll they must also indicate the timing of the distribution of their deferral. Participants may elect to receive their payments at a specified time period following their deferral (deferral must be for a minimum of three years) or upon their termination of employment. Distributions paid for a specified time period deferral are paid in a lump sum. Distributions paid upon termination can be paid in a lump sum, five annual installments or ten annual installments. In addition, lump sum payments are made in the event of a participant’s death or disability and upon a change in control of D&B.

The investment earnings received are based on the performance of their selected investment funds noted in the following table:

Investment Fund Option	2010 Annual Return
BTC Balanced Index	12.16%

BTC International Equity Index	7.91%

BTC Mid and Small Cap Index	28.84%

BTC S&P 500 Index	15.22%

Black Rock Small Cap Growth	23.07%

Fidelity Blue Chip Growth	19.61%

Fidelity Diversified International	9.65%

Fidelity Equity Income	15.13%

Fidelity Low Price Stock	20.70%

Munder Mid Cap Core Growth	25.48%

Northern Small Cap Value	24.61%

Perkins Mid Cap Value	15.02%

PIMCO Total Return	8.83%

Stable Value Fund	3.42%

D&B Stock Fund	-0.74%

BTC LifePath Retirement	10.27%

BTC LifePath 2015	11.16%

BTC LifePath 2020	11.90%

BTC LifePath 2025	12.45%

BTC LifePath 2030	12.87%

BTC LifePath 2035	13.18%

BTC LifePath 2040	13.69%

BTC LifePath 2045	13.97%

BTC LifePath 2050	12.70%

OVERVIEW OF EMPLOYMENT, CHANGE IN CONTROL

AND SEVERANCE ARRANGEMENTS

Change in Control Agreements

Each of our named executive officers is a party to a change in control agreement that provides for certain benefits upon an actual or constructive termination of employment in connection with a change in control of D&B.

If, following a change in control, the named executive officer is terminated other than for cause or by reason of death, disability or normal retirement, or the named executive officer terminates his or her employment for good reason (generally, an unfavorable change in employment status, compensation or benefits or a required relocation), the named executive officer shall be entitled to receive:

•	a lump-sum payment equal to three times the sum of base salary and the annual target cash incentive then in effect;

•	a cash payment in lieu of outstanding stock options and shares of restricted stock held by the named executive officer;

•	continuation of welfare benefits and certain other benefits for three years;

•	outplacement consulting in an amount equal to the lesser of 20% of the sum of the executive’s base salary plus the annual target cash incentive then in effect and $100,000;

•	immediate vesting of accrued benefits under the ERP;

•	a prorated annual target cash incentive for the year in which the change in control occurs and a full target cash incentive for all other cash incentive plans in effect at the time of termination; and

•	payment of any excise taxes due in respect of the foregoing benefits.

After a review of market trends and consideration of its value within the context of the objectives of our executive compensation program, effective July 1, 2010, the C&BC approved the elimination of the excise tax payment prospectively for any new change in control agreements entered into between the Company and newly appointed executive officers.

Severance Arrangements

Career Transition Plan. Each of our named executive officers participates in the Career Transition Plan, or CTP.

The CTP generally provides for the payment of benefits if an eligible executive’s employment terminates by reason of a reduction in force, job elimination, unsatisfactory performance (not constituting cause, as defined in the CTP) or a mutually agreed-upon resignation. The CTP does not apply to terminations of employment in connection with the sale of stock or assets, or an elimination or reduction of operations in connection with an outsourcing or merger (or other combination, spin-off, reorganization or other similar transaction) if an offer of employment at a comparable base salary is made to the employee by the surviving or acquiring entity.

In the event of an eligible termination, a named executive officer will be paid 40 to 52 weeks of base salary continuation at the rate in effect at the time of termination (half these number of weeks if the executive is terminated by D&B for unsatisfactory performance not constituting cause), payable on the dates the executive’s salary would have been paid if employment had not terminated. For the named executive officers, all of whom earn base salaries in excess of $300,000, the number of weeks of base salary continuation is based on years of service with the Company at the time of termination: less than five years, 40 weeks; more than five but less than ten years, 48 weeks; and more than ten years, 52 weeks.

In addition, the executive will receive continued medical and dental insurance benefits during the applicable salary continuation period and will be entitled to such outplacement services during the salary continuation period as are being provided by D&B. Should the executive obtain reemployment prior to the conclusion of the salary continuation period, only 50% of the remaining base salary continuation would be paid to the executive.

Except in the case of a termination by D&B for unsatisfactory performance, the executive also will receive:

•

a prorated portion of the actual cash incentive for the year of termination that would have been payable to the executive under the annual cash incentive plan in which the executive is participating, provided that the executive was employed for at least six full months during the calendar year of termination;

•

cash payments equal in value to a prorated portion of any “performance-based awards” under our stock incentive plan, provided that the executive was employed for at least half of the applicable performance period; and

•	financial planning/counseling services during the salary continuation period to the same extent afforded immediately prior to termination of employment.

The CTP gives our Chairman and Chief Executive Officer the discretion to reduce or increase the benefits otherwise payable to, or otherwise modify the terms and conditions applicable to, an eligible executive under the CTP. Any severance benefits paid to a named executive officer above the amounts provided by the CTP require the approval of the C&BC.

Detrimental Conduct Program

We maintain a detrimental conduct program which, upon receipt of an equity-based award, requires participants, including the named executive officers, to sign a detrimental conduct agreement. That agreement requires participants to return a portion of the amounts received pursuant to such award if, during their employment and for one year thereafter (two years in the case of named executive officers), they engage in “detrimental conduct.” Included in the definition of detrimental conduct are working for a competitor, disclosing confidential D&B information and acting otherwise than in the interests of D&B. The detrimental conduct agreements also provide D&B with the right to seek injunctive relief should the employee engage in detrimental conduct. Participants who do not sign a detrimental conduct agreement forfeit their equity-based award.

Potential Post-employment Compensation Table

The following table summarizes the potential post-employment compensation that is or may become payable to our named executive officers pursuant to the plans and arrangements described above upon an actual or constructive termination of the named executive officer’s employment or a change in control of D&B. The information set forth in the following table is calculated using the assumptions listed below and the triggering events are defined in the applicable plans and agreements. The amounts shown represent summary estimates for the various components based on these assumptions and do not reflect any actual payments to be received by the named executive officers. The components that may be applicable in calculating the post-employment compensation amount include:

•	Payments related to base salary and target cash bonus;

•	Payments related to vested and unvested stock options and outstanding restricted stock and restricted stock units;

•	Payments related to retirement benefits such as the ERP and PBEP;

•	Value of health and welfare benefits; and

•	Value of other benefits such as outplacement and tax gross-up.

Triggering Event & Value ($)	Sara Mathew	Anastasios G. Konidaris	Byron C. Vielehr	Walter S. Hauck III	Joshua L. Peirez
If Voluntary Termination	19,960,074	1,577,035	2,266,734	6,275	0
% Already Earned	100%	100%	100%	100%	0%
Forfeitures	2,861,445	1,040,437	2,152,014	1,432,996	1,395,455

If Termination is Due to Disability	23,438,552	4,911,531	5,364,910	2,842,699	858,177
% Already Earned	85%	32%	42%	0%	0%
Forfeitures	1,511,589	543,822	1,631,085	1,333,313	1,395,455

If Termination is Due to Death	19,122,092	1,931,447	2,565,699	385,959	360,000
% Already Earned	100%	82%	88%	2%	0%
Forfeitures	1,511,589	543,822	1,631,085	1,333,313	1,395,455

If Involuntary Termination without Cause or Quit for Good Reason	21,638,193	2,385,731	3,031,102	596,912	715,163
% Already Earned	92%	66%	75%	1%	0%
Forfeitures	2,861,445	1,040,437	2,152,014	1,432,996	1,395,455

If Involuntary Termination for Cause	14,366,952	499,392	1,099,934	6,275	0
% Already Earned	100%	100%	100%	100%	0%
Forfeitures	8,454,567	2,118,080	3,318,813	1,432,996	1,395,455

If Change in Control Termination Occurs	38,844,513	11,527,987	13,453,971	8,221,664	5,300,586
% Already Earned	51%	14%	17%	0%	0%
Forfeitures	0	0	0	0	0

The amounts in the above table represent the total value of the potential post-employment compensation and the percentages below each amount in the above table indicate how much of that total value has already been earned by the named executive officer (i.e., the value the named executive officer has already earned and would be entitled to in the event of a termination). The remainder is the incremental value payable to the executive as a result of the specific triggering event. For example, the total value of Ms. Mathew’s potential post-employment compensation in the event of a termination due to disability is $23,438,552; approximately 85% of that total, or $19,960,074, has already been earned irrespective of the particular triggering event (e.g., value of vested stock options and part of the value of defined benefit plans) and the approximately 15% remaining, or $3,478,478 is the value due exclusively to the triggering event.

In addition, we have indicated the total value of compensation forfeited as a result of the triggering event. For example, Ms. Mathew would forfeit $2,861,445 in the event of a voluntary termination which consists of forfeited restricted stock and restricted stock units of $1,961,130 and forfeited unvested stock options valued at $900,315.

In calculating the amounts set forth in the above table, we have made the following assumptions:

1.	Date and Stock Price. The stock price assumed for all above triggering events was $82.09, the closing price of our common stock on December 31, 2010.

2.	Severance. For all executives, we assumed the following severance payments are payable:

•	Involuntary termination without cause:

•

The amount varies based on years of service. Ms. Mathew and Messrs. Konidaris and Vielehr are entitled to 48 weeks; Messrs. Hauck and Peirez are entitled to 40 weeks. If the termination is for unsatisfactory performance, then Ms. Mathew and Messrs. Konidaris and Vielehr are entitled to one-half of the benefit, or 24 weeks; Messrs. Hauck and Peirez are also entitled to one-half of the benefit, or 20 weeks. The calculation in the above table reflects the full benefit entitlement.

•	Involuntary termination for cause:

•	No benefit is provided.

•	Change in control termination:

•	Three times the sum of annual base salary plus target annual cash incentive for all of the named executive officers.

3.	Target Annual Cash Incentive. Consistent with the applicable plans and agreements, such as the IP, CTP and Company’s change in control agreement:

•	No benefit is provided for a voluntary termination or involuntary termination for cause.

•

In the event of a termination due to death or disability, all of the named executive officers are provided with one times their target annual cash incentive prorated for the period served and factored by performance.

•

For an involuntary termination without cause, all of the named executive officers are provided with one times their target annual cash incentive prorated for the period served and factored by performance.

•

In the event of a termination of employment in connection with a change in control, all of the named executive officers are provided with one times their target annual cash incentive prorated for the period served in addition to the severance benefits noted above.

•	Assumption for period served in all of the above is 12 months and performance factor assumption is 100%.

4.	Treatment of Unvested Outstanding Equity

•

Unvested stock options, restricted stock and restricted stock units are generally forfeited in the event of either a voluntary or involuntary termination, unless the named executive officer is eligible for “Retirement” as defined in the 2000 SIP or 2009 SIP, as applicable, and the unvested equity was granted twelve months or more before termination.

•

Generally, unvested stock options, restricted stock and restricted stock units granted twelve months or more prior to a termination due to death or disability vest immediately and unvested equity granted within twelve months of termination due to disability or death are forfeited.

•	In the event of a change in control of D&B, all unvested stock options, restricted stock and restricted stock units vest immediately.

5.	Factors Influencing Potential Post-employment Pension Benefit Payments

•

Voluntary Termination: A termination date of December 31, 2010 is assumed and all payments, except for a Retirement Account lump sum payment, will begin at age 55. Messrs. Hauck and Peirez are not vested in their ERP pension benefits, so their respective pension benefit is zero in every triggering event other than a change in control and termination due to disability.

•

Termination Due to Disability: Assumption is made that each named executive officer would remain disabled until age 65. The value of the ERP plan is increased to reflect the additional years of benefit accrual up to age 65. The ERP also has a disability benefit which pays an annuity equal to 60% of their pre-disability income, less any disability plan benefit, for each year up through age 65.

•

Termination Due to Death: Assumption is made that the age of payout reflects the age of the named executive officer’s beneficiary, assuming that the payments would commence to the beneficiary when the named executive officer would have attained age 55. The value of the ERP plan is the lump-sum present value payable to the beneficiary at the assumed age.

•	Involuntary Termination without Cause or Resignation for Good Reason: Payments under the Retirement Account, PBEP and ERP are the same as under voluntary termination.

•	Involuntary Termination for Cause: Payments under the Retirement Account and PEBP are the same as under voluntary termination. Under the terms of the ERP, no benefit is due.

•

Change in Control Termination: Retirement Account benefit amount remains the same as under voluntary termination. ERP benefits are greater since under the change in control provisions, up to 3 years of service are added to the calculation. However, when additional service is added to actual service, total service cannot exceed 10 years. Further, the PBEP and ERP use a more favorable interest rate to calculate the lump sum payment. In addition, all benefits are paid as a lump sum and are made as soon as possible after the change in control, versus age 55 in the other triggering events.

6.	Deferred Compensation. All of the triggering events include D&B’s contributions plus any earnings in the qualified defined contribution plan (i.e., our 401(k) Plan).

7.	Excise Tax. For all the named executive officers except Mr. Peirez who was hired after the elimination of the excise tax payment, the change in control triggering event includes any excise tax and gross-up due to the Internal Revenue Service.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and certain of our officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. These individuals are required by SEC regulation to furnish D&B with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to D&B, we believe that during 2010 all Section 16(a) filing requirements applicable to our insiders were complied with, except for the following, due to administrative oversight on the part of D&B: a Form 4 for Anthony Pietrontone, Jr. reporting a December 7, 2009 restricted stock award was filed late, and a Form 3 for Mr. Conti reporting his D&B stock holdings as of his September 13, 2010 effective date as a Section  16 Officer of D&B was filed one day late.

OTHER MATTERS

We know of no matters, other than those referred to herein, which will be presented at the Annual Meeting. If, however, any other appropriate business should properly be presented at the meeting, the persons named in the form of proxy will vote the proxies in accordance with their best judgment.

INFORMATION CONTAINED IN THIS PROXY STATEMENT

The information under the captions “Report of the Audit Committee” and “Report of the Compensation & Benefits Committee” does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other D&B filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate these reports by reference therein.

The information on our website (www.dnb.com) is not, and shall not be deemed to be, a part of this proxy statement, or incorporated into any other filings we make with the SEC.

SHAREHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

Shareholder proposals intended to be included in our proxy statement for the Annual Meeting of Shareholders in 2012 must be received by our Corporate Secretary at The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078-2708 no later than November 24, 2011. We will consider written proposals received by that date in accordance with regulations governing the solicitation of proxies.

Under our bylaws, shareholder proposals for the 2012 Annual Meeting of Shareholders that are not intended to be included in our proxy statement must be received by our Corporate Secretary at The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078-2708 between January 4, 2012 and February 3, 2012.

For a shareholder seeking to nominate a candidate for our Board of Directors, notice must be provided in writing to our Corporate Secretary at The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078-2708. The notice must describe various matters regarding the nominee, including, among other things, name, age and business address of the nominee, certain monetary arrangements between the nominee and the nominating shareholder, and the nominee’s written consent to being named in the proxy statement and to serving as a director if elected, and other specified matters. For a shareholder seeking to bring other business before a shareholder meeting, the written notice must include, among other things, a description of the proposed business, the text of the proposal, the reasons for conducting such business at the meeting, any material interest in such business of the proposing shareholder, and other specified matters. In each case, the notice must also include information regarding the proposing shareholder, including the name and address of such shareholder and class and number of shares owned by such shareholder. The specific requirements that are summarized in this paragraph may be found in our bylaws.

Any shareholder desiring a copy of our bylaws will be furnished one without charge upon written request to our Corporate Secretary or they may obtain a copy from the Corporate Governance information in the Investor Relations section of our website (http://investor.dnb.com). A copy of our current bylaws is also filed as an exhibit to our Current Report on Form 8-K filed on December 11, 2009 and is available at the SEC website (www.sec.gov).

SCHEDULE I

THE DUN & BRADSTREET CORPORATION

RECONCILIATION OF TOTAL REVENUE TO CORE REVENUE

AND

THE EFFECT OF FOREIGN EXCHANGE ON CORE REVENUE GROWTH

	For The Year Ended December 31,		Growth Rate
	2010	2009
	($ in millions)
Total Revenue	$1,676.6	$1,687.0	(1)%
Less: Revenue from Divested Businesses	32.9	92.2	(64)%

Core Revenue (1)	$1,643.7	$1,594.8	3%

Less: Effect of Foreign Exchange			0%
Core Revenue Before the Effect of Foreign Exchange			3%

(1)	See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations: How We Manage Our Business” in our Form 10-K for the year ended December 31, 2010 for a discussion of our use of core revenue growth before the effects of foreign exchange and why management believes this measure provides useful information to investors.

SCHEDULE II

THE DUN & BRADSTREET CORPORATION

RECONCILIATION OF REPORTED DILUTED EARNINGS PER SHARE

ATTRIBUTABLE TO D&B COMMON SHAREHOLDERS TO

DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO D&B COMMON SHAREHOLDERS BEFORE NON-CORE GAINS AND (CHARGES)

	For The Year Ended December 31,
	2010	2009	Growth Rate
Diluted EPS Attributable to D&B Common Shareholders (Reported)	$4.98	$5.99	(17)%
Impact of Non-Core Gains and (Charges):
Restructuring Charges	(0.19)	(0.28)
Impaired Intangible Assets	(0.25)	(0.03)
Strategic Technology Investment	(0.55)	—
Gain on Disposal of North American Self-Awareness Solutions Business	0.28	—
One-Time Gain on Hedge of Purchase Price on the Australia Acquisition	0.04	—
Effect of Legacy Tax Matters	(0.02)	—
Settlement of Legacy Tax Matter Arbitration	—	0.02
Reduction of a Deferred Tax Asset Resulting from the Healthcare Act of 2010	(0.26)	—
Benefits Derived From Worldwide Legal Entity Simplification	—	0.68
Gain on Disposal of Italian Domestic Business	—	0.18
Refund Claims on Legacy Tax Matters	0.27	—

Diluted EPS Attributable to D&B Common Shareholders Before Non-Core Gains and (Charges) (1)	$5.66	$5.42	4%

(1)	See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations: How We Manage Our Business” in our Form 10-K for the year ended December 31, 2010 for a discussion of our use of Diluted EPS before non-core gains and (charges) and why management believes this measure provides useful information to investors.

SCHEDULE III

THE DUN & BRADSTREET CORPORATION

RECONCILIATION OF REPORTED OPERATING INCOME TO OPERATING INCOME

BEFORE NON-CORE GAINS AND (CHARGES)

	For The Year Ended December 31,
	2010	2009	Growth Rate
	($ in millions)
Operating Income (Reported)	$409.1	$464.5	(12)%
Impact of Non-Core Gains and (Charges):
Restructuring Charges	(14.8)	(23.1)
Impaired Intangible Assets	(20.4)	(3.0)
Strategic Technology Investment	(36.5)	—

Operating Income Before Non-Core Gains and (Charges) (1)	$480.8	$490.6	(2)%

(1)	See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations: How We Manage Our Business” in our Form 10-K for the year ended December 31, 2010 for a discussion of our use of operating income before non-core gains and (charges) and why management believes this measure provides useful information to investors.

Exhibit A

THE DUN & BRADSTREET CORPORATION

COVERED EMPLOYEE INCENTIVE PLAN

1. PURPOSE OF THE PLAN

The purpose of the Plan is to advance the interests of the Company and its stockholders by providing incentives in the form of periodic bonus awards to certain management employees of the Company and its Affiliates, thereby motivating such employees to attain performance goals articulated under the Plan.

2. DEFINITIONS

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b) Affiliate: With respect to the Company, any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company or an Affiliate has an interest.

(c) Award: A periodic bonus award granted pursuant to the Plan, which may be satisfied in cash or equity as determined at the time of the Award. If the Award is satisfied in equity, such Award will be subject to the terms and conditions of The Dun & Bradstreet Corporation 2009 Stock Incentive Plan or successor plan (the “SIP”), including the maximum number of Shares of the Company’s Common Stock that may be issued under the SIP.

(d) Beneficial Owner: As such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

(e) Board: The Board of Directors of the Company.

(f) Change in Control: The occurrence of any of the following events:

(i)	any “Person” as such term is used in Sections 13(d) and 14(d) of the Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities;

(ii)	during any period of twenty-four months (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board, and any new director (other than (A) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 2(f)(i), (iii) or (iv) of the Plan, (B) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control or (C) a director designated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s securities) whose election by the Board or nomination for election by the Company’s stockholders was approved in advance by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii)

the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (A) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and (B) after which no Person would hold 20% or more of the combined voting power of the then outstanding securities of the Company or such surviving entity; or

(iv)	the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(g) Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(h) Committee: The Compensation and Benefits Committee of the Board, or any successor thereto or any other committee designated by the Board to assume the obligations of the Committee hereunder.

(i) Common Stock: The common stock of the Company, par value $0.01 per share, or another class of share or other securities that may be applicable in accordance with Section 13 of the SIP.

(j) Company: The Dun & Bradstreet Corporation.

(k) Covered Employee: An employee who is, or who is anticipated to become, a covered employee, as such term is defined in Section 162(m) of the Code (or any successor section thereto).

(l) Effective Date: The date on which the Plan takes effect, as defined pursuant to Section 13 of the Plan.

(m) Participant: A Covered Employee of the Company or any of its Affiliates who is selected by the Committee to participate in the Plan pursuant to Section 4 of the Plan.

(n) Performance Period: The calendar year or any other period that the Committee, in its sole discretion, may determine.

(o) Person: As such term is used for purposes of Section 13(d) or 14(d) of the Act or any successor sections thereto.

(p) Plan: The Dun & Bradstreet Corporation Covered Employee Incentive Plan.

(q) Shares: Shares of Common Stock, par value $0.01 per Share, or as may be adjusted pursuant to Section 13(b) of the SIP.

(r) Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

3. ADMINISTRATION

The Plan shall be administered by the Committee or such other persons designated by the Board. The Committee may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are each “non-employee directors” within the meaning of Rule 16b-3 of the Act (or any successor rule thereto) and “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto). The Committee shall have the authority to select the Covered Employees to be granted Awards under the Plan, to determine the size and terms of an Award (subject to the limitations imposed on Awards in Section 5 below), to modify the terms of any Award that has been granted (except for any modification that would increase the amount of the Award), to determine the time when Awards will be made and the Performance Period to which they relate, to establish performance objectives in respect of such Performance Periods and to certify that such performance objectives were attained; provided, however, that any such action shall be consistent with the applicable provisions of Section 162(m) of the Code. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan; provided, however, that any action permitted to be taken by the Committee may be taken by the Board, in its discretion. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. The Committee shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment. To the extent consistent with the applicable provisions of Section 162(m) of the Code, the Committee may delegate to one or more employees of the Company or any of its Subsidiaries the authority to take actions on its behalf pursuant to the Plan.

4. ELIGIBILITY AND PARTICIPATION

The Committee shall designate those persons who shall be Participants for each Performance Period. Participants shall be selected from among the Covered Employees of the Company and any of its Subsidiaries who are in a position to have a material impact on the results of the operations of the Company or of one or more of its Subsidiaries.

5. AWARDS

(a) Performance Goals. Each of a Participant’s Awards shall be conditioned on the attainment of performance goals that are approved by the Committee for a Performance Period and established in writing by the Committee (i) while the outcome for the Performance Period is substantially uncertain and (ii) no more than 90 days after the commencement of the Performance Period to which the performance goal relates or, if less than 90 days, the number of days which is equal to 25 percent of the relevant Performance Period. The Committee shall adopt or confirm a written definition of each performance goal used in an Award at the time the Committee establishes such performance goal. If more than one performance goal is specified by the Committee for an Award, the Committee shall also specify in writing whether one, all or some other number of such goals must be attained in order for payment to be made to the Participant with respect to the Award. The performance goals, which must be objective, shall be based upon one or more or the following criteria: (i) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment before or after the cost of capital; (ix) improvements in capital structure, debt to capital ratio or capital expenditures; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xi) operating profit; (xiii) stock price; (xiv) market share; (xv) revenues or sales; (xvi) costs; (xvii) cash flow, including operating cash flow, free cash flow or cash flow per share; (xviii) working capital; (xix) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); (xx) return on assets; (xxi) economic value added; (xxii) price to earnings growth ratio; and (xxiii) total shareholder return. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or one or more of its divisions, units, partnerships, joint ventures or minority investments, product lines or products or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies of indices, or any combination thereof, all as the Committee shall determine and specify in writing. In addition to any adjustments provided by the Award, in determining attainment of the performance goals for an Award, the Committee shall exclude unusual items whose exclusion has the effect of increasing performance if such items constitute “extraordinary items” under generally accepted accounting principles or are unusual events or items. In addition, the Committee will adjust its calculations in this regard to exclude the unanticipated effect on financial results of changes in the Code or other tax laws, or the regulations relating thereto. The maximum amount payable under all Awards granted with respect to a fiscal year for any participant of the Company shall be 2% of the Company’s income from continuing operations before provision for income taxes and equity in net income of affiliates, adjusted to exclude non-core gains and charges.

(b) Payment. The Committee shall determine whether, with respect to a Performance Period, the applicable performance goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Award. No Awards will be paid for such Performance Period until such certification is made by the Committee. The amount of the Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula (including zero), at the discretion of the Committee. The amount of the Award determined by the Committee for a Performance Period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such Performance Period, but in no event later than the fifteenth day of the third month that begins after the end of the month that contains the last day of the Performance Period.

(c) Compliance with Section 162(m) of the Code. The provisions of this Section 5 shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by the Company or its Subsidiaries of the payment of Awards. Subject to the preceding sentence, in the event the Committee determines that compliance with Section 162(m) of the Code is not desired with respect to a particular Award, compliance with Section 162(m) of the Code shall not be required. In addition, if any provision of the Plan would cause Awards that are intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code, to fail to so qualify, that provision shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions of the Plan shall remain in full force and effect.

(d) Termination of Employment. If a Participant dies, retires, is assigned to a different position, is granted a leave of absence, or if the Participant’s employment is otherwise terminated (except with cause by the Company, as determined by the Committee in its sole discretion) during a Performance Period (other than a Performance Period in which a Change in Control occurs), a pro rata share of the Participant’s award based on the period of actual participation shall be paid to the Participant after the end of the Performance Period, but only to the extent it would have become earned and payable, in accordance with the preceding provisions of this Section 5, had the Participant’s employment status not changed; provided, however, that the amount of the Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula (including zero), at the discretion of the Committee.

6. AMENDMENTS OR TERMINATION

The Board or the Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would diminish any of the rights under any Award theretofore granted to a Participant under the Plan without such Participant’s consent; provided, however, that the Board or the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws. Notwithstanding anything to the contrary herein, the Board or the Committee may not amend, alter or discontinue the provisions relating to Section 10(b) of the Plan after the occurrence of a Change in Control.

7. NO RIGHT TO EMPLOYMENT

Neither the Plan nor any action taken hereunder shall be construed as giving any Participant or other person any right to continue to be employed by or perform services for the Company or any Subsidiary, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company and its Subsidiaries.

8. NON-TRANSFERABILITY OF AWARDS

An award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution.

9. REDUCTION OF AWARDS

Notwithstanding anything to the contrary herein, the Committee, in its sole discretion (but subject to applicable law), may reduce any amounts payable to any Participant hereunder in order to satisfy any liabilities owed to the Company or any of its Subsidiaries by the Participant.

10. ADJUSTMENTS UPON CERTAIN EVENTS

(a) Generally. In the event of any change in the outstanding Shares by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange, or any distribution to stockholders of Shares other than regular cash dividends or any similar transaction to the foregoing, the Committee in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable, as to any affected terms of outstanding Awards.

(b) Change in Control. In the event that (i) a Participant’s employment is actually or constructively terminated during a given Performance Period (the “Affected Performance Period”) and (ii) a Change in Control shall have occurred within the 365 days immediately preceding the date of such termination, then such Participant shall receive, promptly after the date of such termination, an Award for the Affected Performance Period as if the performance goals for such Performance Period had been achieved at 100%.

11. MISCELLANEOUS PROVISIONS

The Company is the sponsor and legal obligor under the Plan and shall make all payments hereunder, other than any payments to be made by any of the Subsidiaries (in which case payment shall be made by such Subsidiary, as appropriate). The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any amounts under the Plan, and the Participants’ rights to the payment hereunder shall be no greater than the rights of the Company’s (or Subsidiary’s) unsecured creditors. All expenses involved in administering the Plan shall be borne by the Company.

12. CHOICE OF LAW

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware.

13. EFFECTIVENESS OF THE PLAN

The re-approved Plan, as amended shall be effective as of May 3, 2011.

Exhibit B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THE DUN & BRADSTREET CORPORATION

The name of the corporation is The Dun & Bradstreet Corporation, and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on April 25, 2000. The original Certificate of Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the corporation is The Dun & Bradstreet Corporation.

SECOND: The registered office of the corporation in the State of Delaware is located at No. 1209 Orange Street, in the City of Wilmington, County of New Castle; and the name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purposes of the corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: (1) The total number of shares of all classes of stock which the corporation shall have authority to issue is 220,000,000, consisting of (1) 10,000,000 shares of Preferred Stock, par value $.01 per share (“Preferred Stock”), (2) 200,000,000 shares of Common Stock, par value $.01 per share (“Common Stock”), and (3) 10,000,000 shares of Series Common Stock, par value $.01 per share (“Series Common Stock”). The number of authorized shares of any of the Preferred Stock, the Common Stock or the Series Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (or any successor provision thereto), and no vote of the holders of any of the Preferred Stock, the Common Stock or the Series Common Stock voting separately as a class shall be required therefor.

(2) The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

In this Exhibit B:

•

Single underscore denotes proposed revisions in connection with Proposal No. 6—Approval of Amendments to the Company’s Restated Certificate of Incorporation to Reduce the Supermajority Vote Requirements to a Simple Majority Vote.

•	Double underscore denotes proposed revisions in connection with Proposal No. 7—Approval of Amendments to the Company’s Restated Certificate of Incorporation to Declassify Our Board of Directors.

•	Italicized underscore denotes proposed revisions if both, or either, Proposals Nos. 6 and 7 are approved by shareholders.

(3) The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Series Common Stock, for series of Series Common Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Series Common Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(4) (a) Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock or Series Common Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock or Series Common Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock or Series Common Stock) or pursuant to the General Corporation Law of the State of Delaware.

(b) Except as otherwise required by law, holders of a series of Preferred Stock or Series Common Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to such series).

(c) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or Series Common Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

(d) Upon the dissolution, liquidation or winding up of the corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or Series Common Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the corporation upon such dissolution, liquidation or winding up of the corporation, the holders of the Common Stock, as such, shall be entitled to receive the assets of the corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

FIFTH: The Board of Directors shall be authorized to make, amend, alter, change, add to or repeal the By-Laws of the corporation in any manner not inconsistent with the laws of the State of Delaware, subject to the power of the stockholders to amend, alter, change, add to or repeal the By-Laws made by the Board of Directors. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of ~~at least 80 percent in~~ a majority of the voting power of all ~~the~~ shares of the corporation present in person or represented by proxy and entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal any provision of the By-laws which is to the same effect as Article Fifth, Article Seventh, and Article Eighth of this Amended and Restated Certificate of Incorporation or to adopt any provision inconsistent therewith.

SIXTH: (1) To the fullest extent permitted by the laws of the State of Delaware:

(a) The corporation shall indemnify any person (and such person’s heirs, executors or administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was a director or officer of the corporation or, if a director or officer of the corporation, by reason of the fact that such person is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise, for and against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals. Notwithstanding the preceding sentence, the corporation shall be required to indemnify a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the Board of Directors of the corporation. The corporation may indemnify any person (and such person’s heirs, executors or administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was an employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, for and against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals.

(b) The corporation shall promptly pay expenses incurred by (i) any person whom the corporation is obligated to indemnify pursuant to the first sentence of subsection (a) of this Article Sixth, Section (1) or (ii) any person whom the corporation has determined to indemnify pursuant to the third sentence of subsection (a) of this Article Sixth, Section (1), in defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon presentation of appropriate documentation.

(c) The corporation may purchase and maintain insurance on behalf of any person described in subsection (a) of this Article Sixth, Section (1) against any liability asserted against such person, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Article Sixth, Section (1) or otherwise.

(d) The provisions of this Article Sixth, Section (1) shall be applicable to all actions, claims, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Article Sixth, Section (1) shall be deemed to be a contract between the corporation and each director or officer who serves in such capacity at any time while this Article Sixth, Section (1) and the relevant provisions of the laws of the State of Delaware and other applicable law, if any, are in effect, and any repeal or modification hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Article Sixth, Section (1) shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Article Sixth, Section (1) shall neither be exclusive of, nor be deemed in limitation of, any rights to which an officer, director, employee or agent may otherwise be entitled or permitted by contract, this Amended and Restated Certificate of Incorporation, vote of stockholders or directors or otherwise, or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity while holding such office, it being the policy of the corporation that indemnification of any person whom the corporation is obligated to indemnify pursuant to the first sentence of subsection (a) of this Article Sixth, Section (1) shall be made to the fullest extent permitted by law.

(e) For purposes of this Article Sixth, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

(2) A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

SEVENTH: (1) The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the Board of Directors. ~~The directors shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Class I directors shall be originally elected~~ Directors elected at the corporation’s 2011 annual meeting of stockholders shall be elected for a term expiring at the corporation’s 2012 annual meeting of stockholders. From and after the corporation’s 2012 annual meeting of stockholders, the Board of Directors shall not be classified, and all directors shall be elected at each annual meeting of stockholders.~~Class I directors shall be originally elected for a term expiring at the succeeding annual meeting of stockholders, Class II directors shall be originally elected for a term expiring at the second succeeding annual meeting of stockholders, and Class III directors shall be originally elected for a term expiring at the third succeeding annual meeting of stockholders. At each succeeding annual meeting of stockholders following 2000, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.~~ A director shall hold office until ~~the annual meeting for the year in which~~ his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors may be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. If any applicable provision of the General Corporation Law of the State of Delaware expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of the holders of a majority~~at least 80 percent~~ of the voting power of all shares of the corporation present in person or represented by proxy and entitled to vote generally in the election of directors, voting as a single class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Directors may be removed only for cause, and only by the affirmative vote of the holders of a majority of the~~at least 80 percent in~~ voting power of all shares of the corporation present in person or represented by proxy and entitled to vote generally in the election of directors, voting as a single class.

(2) Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock or Series Common Stock issued by the corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock or Series Common Stock) applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article Seventh unless expressly provided by such terms.

EIGHTH: Any action required or permitted to be taken by the holders of the Common Stock of the corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock or Series Common Stock, special meetings of stockholders of the corporation may be called only by the Chief Executive Officer of the corporation or by the Board of Directors pursuant to a resolution approved by the Board of Directors.

NINTH: Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of a majority of the~~at least 80 percent in~~ voting power of all shares of the corporation present in person or represented by proxy and entitled to vote generally in the election of directors, voting ~~together~~ as a single class, shall be required to alter, amend or repeal Article Fifth, Article Seventh, Article Eighth or this Article Ninth or to adopt any provision inconsistent therewith.

The Dun & Bradstreet Corporation does hereby further certify that this Amended and Restated Certificate of Incorporation was duly adopted by unanimous written consent of the stockholders in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, The Dun & Bradstreet Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by Jeffrey S. Hurwitz, its Senior Vice President, General Counsel and Corporate Secretary, this [    ] day of [                    ], 20[    ].

THE DUN & BRADSTREET CORPORATION

By:
Name: Jeffrey S. Hurwitz
Title: Senior Vice President, General Counsel and Corporate Secretary

~~THIRD~~FOURTH AMENDED AND RESTATED

BY-LAWS

OF

THE DUN & BRADSTREET CORPORATION

(Adopted [                    ], 20[    ])

ARTICLE I

STOCKHOLDERS

Section 1. Annual Meeting. The annual meeting of the stockholders of The Dun & Bradstreet Corporation (the “Corporation”) for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting shall be held on such date, and at such time and place within or without the State of Delaware as may be designated from time to time by the Board of Directors.

Section 2. Special Meeting. Special meetings of the stockholders may be called at any time, for any purpose or purposes, unless otherwise prescribed by statute or by the Amended and Restated Certificate of Incorporation, by the Secretary or any other officer, whenever directed by the Board of Directors or by the Chief Executive Officer. The purpose or purposes of the proposed meeting shall be included in the notice setting forth such call.

Section 3. Notice of Meeting. Except as otherwise provided by law, written notice of the date, time, place and, in the case of a special meeting, the purpose or purposes of the meeting of stockholders, shall be delivered personally, mailed or otherwise given by any other lawful means not earlier than sixty (60), nor less than ten (10), days previous thereto, to each stockholder of record entitled to vote at the meeting at such address as appears on the records of the Corporation.

Section 4. Quorum. The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the Amended and Restated Certificate of Incorporation; but if at any regularly called meeting of stockholders there be less than a quorum present, the stockholders present may adjourn the meeting from time to time without further notice other than announcement in accordance with the Delaware General Corporation Law at the meeting until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 5. Organization and Conduct of Business. The Chairman of the Board, or in the Chairman’s absence or at the Chairman’s direction, the Chief Executive Officer, or in the Chief Executive Officer’s absence or at the Chief Executive Officer’s direction, any officer of the Corporation shall call all meetings of the stockholders to order and shall act as Chairman of such meeting. The Secretary of the Corporation or, in such officer’s absence, an Assistant Secretary shall act as secretary of the meeting. If neither the Secretary nor an Assistant Secretary is present, the Chairman of the meeting shall appoint a secretary of the meeting. Unless otherwise determined by the Board of Directors prior to the meeting, the Chairman of the meeting shall determine the order of business and shall have the authority in his or her discretion to regulate the conduct of any such meeting, including, without limitation, by imposing restrictions on the persons (other than stockholders of the Corporation or their duly appointed proxies) who may attend any such meeting, whether any stockholder or stockholders’ proxy may be excluded from any meeting of stockholders based upon any determination by the Chairman, in his or her sole discretion, that any such person has unduly disrupted or is likely to disrupt the proceedings thereat, and the circumstances in which any person may make a statement or ask questions at any meeting of stockholders. The Chairman of the meeting shall have authority to adjourn any meeting of stockholders.

Section 6. Proxies. At all meetings of stockholders, any stockholder entitled to vote thereat shall be entitled to vote in person or by proxy, but no proxy shall be voted after three years from its date, unless such proxy provides for a longer period. Without limiting the manner in which a stockholder may authorize another person or persons to act for the stockholder as proxy pursuant to the General Corporation Law of the State of Delaware, the following shall constitute a valid means by which a stockholder may grant such authority: (1) a stockholder may execute a writing authorizing another person or persons to act for the stockholder as proxy, and execution of the writing may be accomplished by the stockholder or the stockholder’s authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature; or (2) a stockholder may authorize another person or persons to act for the stockholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram, or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder. If it is determined that such telegrams, cablegrams or other electronic transmissions are valid, the judge or judges of stockholder votes or, if there are no such judges, such other persons making that determination shall specify the information upon which they relied. Subject to the limitation set forth in the last clause of the first sentence of this Section 6, a duly executed proxy that does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the person executing it, before the vote pursuant to that proxy, by a writing delivered to the Secretary of the Corporation stating that the proxy is revoked or by a subsequent proxy executed by, or attendance at the meeting and voting in person by, the person executing the proxy, or (ii) written notice of the death or incapacity of the maker of that proxy is received by the Secretary of the Corporation before the vote pursuant to that proxy is counted. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of the General Corporation Law of Delaware.

Any copy, facsimile telecommunication or other reliable reproduction of a writing or transmission created pursuant to the preceding paragraph of this Section 6 may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

Proxies shall be filed with or otherwise delivered to the Secretary of the meeting prior to or at the commencement of the meeting to which they relate.

Section 7. Voting Rights. When a quorum is present at any meeting, the vote of the holders of a majority in voting power of the stock present in person or represented by proxy and entitled to vote on the matter shall decide any question brought before such meeting, unless the question is one upon which by express provision of statute or applicable stock exchange or other rules or regulations or of the Amended and Restated Certificate of Incorporation or these By-Laws, a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 8. Record Date for Stockholder Notice, Voting and Payment. In order that the Corporation may determine the stockholders (a) entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or (b) entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date (i) in the case of clause (a) above, shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, and (ii) in the case of clause (b) above, shall not be more than sixty (60) days prior to such action. If for any reason the Board of Directors shall not have fixed a record date for any such purpose, the record date for such purpose shall be determined as provided by law. Only those stockholders of record on the date so fixed or determined shall be entitled to any of the foregoing rights, notwithstanding the transfer of any such stock on the books of the Corporation after any such record date so fixed or determined.

Section 9. List of Stockholders. The officer who has charge of the stock ledger of the Corporation shall prepare and make at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least ten (10) days prior to the meeting, as required by applicable law. During such period, the list shall be kept, at the Corporation’s election, either (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours at the principal place of business of the Corporation. If the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.

Section 10. Inspection of Elections. The Board of Directors, in advance of all meetings of the stockholders, shall appoint one or more judges of stockholder votes, who may be stockholders or their proxies, but not directors of the Corporation or candidates for office. In the event that the Board of Directors fails to so appoint judges of stockholder votes or, in the event that one or more judges of stockholder votes previously designated by the Board of Directors fails to appear or act at the meeting of stockholders, the Chairman of the meeting may appoint one or more judges of stockholder votes to fill such vacancy or vacancies. Judges of stockholder votes appointed to act at any meeting of the stockholders, before entering upon the discharge of their duties, shall be sworn faithfully to execute the duties of judge of stockholder votes with strict impartiality and according to the best of their ability and the oath so taken shall be subscribed by them. Judges of stockholder votes shall, subject to the power of the Chairman of the meeting to open and close the polls, take charge of the polls, and, after the voting, shall make a certificate of the result of the vote taken.

Section 11. (A) Business of Meetings of Stockholders. (1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at a meeting of stockholders (a) pursuant to the Corporation’s notice of meeting delivered pursuant to Article I, Section 3 of these By-Laws, (b) by or at the direction of the Chairman of the Board or (c) by any stockholder of the Corporation who is entitled to vote at the meeting, who complied with the notice procedures set forth in this Section 11 and who was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner was the beneficial owner of the shares of the Corporation) both at the time such notice is delivered to the Secretary of the Corporation and at the time of the meeting; provided, however, that only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Article I, Section 2 of these By-Laws. Notwithstanding anything in these By-Laws to the contrary, clause (c) of the immediately preceding sentence shall be the exclusive means for a stockholder to submit nominations or other business (other than matters properly brought under Rule 14a-8 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and included in the Corporation’s notice of meeting) before a meeting of stockholders.

(2) For nominations or other business to be properly brought before a meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this By-Law, the stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation and must provide any updates or supplements of such notice at the time and in the forms required by this Section 11, and in the case of business other than nominations, such other business must be a proper matter for stockholder action. To be timely, a stockholder’s notice of a proposal to be presented at an annual meeting shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty days (120) prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than twenty (20) days, or delayed by more than seventy (70) days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Any stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant and (iii) the completed and signed representation and agreement described in paragraph (C)(5) of this Section 11; (b) as to any other business that the stockholder proposes to bring before the meeting, (i) a brief description of the business desired to be brought before the meeting, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the By-Laws of the Corporation, the language of the proposed amendment), (iii) the reasons for conducting such business at the meeting and (iv) a description of any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, in such proposal or business, as applicable, including a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, and a description of any material benefit that such stockholder or such beneficial owner, if any, on whose behalf the proposal is made, reasonably would expect to derive from such business or action, as applicable; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (ii) the class, series and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder will notify the Corporation in writing of the class and number of such shares owned beneficially and of record by such stockholder and such beneficial owner as of the record date for the meeting promptly following the latter of the record date or the date notice of the record date is first publicly disclosed, (iv) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (v) a representation whether such stockholder or beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (2) otherwise to solicit proxies from stockholders in support of such proposal or nomination, (vi) a copy of any agreement, arrangement or understanding with respect to the proposal of business or action or nomination between or among such stockholder and such beneficial owner, if any, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing and a representation that the stockholder will notify the Corporation in writing of any such agreements, arrangements or understandings in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed; (vii) a copy of any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or beneficial owner has a right to vote any shares of any security of the Corporation, (viii) any option, warrant, convertible security, stock appreciation right, derivative, swap, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value or volatility of any class or series of shares of the Corporation, whether or not such instrument or right shall convey any voting rights in such shares or shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise directly or indirectly owned beneficially by such stockholder or beneficial owner or any other direct or indirect opportunity of such stockholder or beneficial owner to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation (each, a “Derivative Instrument”) and a representation that such stockholder will notify the Corporation in writing of any such Derivative Instrument in effect as of the record date for the meeting promptly following the later of the record date or the date of notice of the record date is first publicly disclosed, (ix) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder or beneficial owner that are separated or separable from the underlying shares of the Corporation, (x) any proportionate interest in shares of capital stock of the Corporation or Derivative Instruments held, directly or indirectly, by (1) a general or limited partnership in which such stockholder or beneficial owner is a general partner, or directly or indirectly, beneficially owns an interest, (2) a limited liability company in which such stockholder or beneficial owner is a member, or directly or indirectly, beneficially owns an interest or (3) any other entity in which such stockholder or beneficial owner, directly or indirectly, beneficially owns an interest and (xi) any performance-related fees (other than an asset-based fee) that such stockholder or beneficial owner is entitled to, in whole or in part, based on any increase or decrease in the price or value of shares of any class or series of the Corporation, or any Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than ten (10) days after the record date for the meeting to disclose such ownership as of the record date), and (xii) any other information that is required to be disclosed pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (or any successor provision of the Exchange Act or the rules or regulations promulgated thereunder) in such stockholder’s capacity as a proponent of a stockholder proposal or nomination, as applicable. The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his, her or its intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. The Corporation may require any proposed nominee to furnish such other information as may be reasonably required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation, including, without limitation, information that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such proposed nominee.

(3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this By-Law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

(B) Business of Special Meetings of Stockholders. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this By-Law and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. Nominations of stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting, or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

(C) General. (1) Only persons who are nominated in accordance with the procedures set forth in this By-Law shall be eligible to be elected at an annual or special meeting of stockholders of the Corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. Except as otherwise provided by law, the Amended and Restated Certificate of Incorporation or these By-Laws, the Chairman of the meeting shall have the power and duty to determine (a) whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this By-Law (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by clause (A)(2)(c)(v) of this By-Law) and (b) if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this By-Law, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this paragraph (C)(1), to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(2) For purposes of this By-Law, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3) For purposes of this By-Law, no adjournment nor notice of adjournment of any meeting shall be deemed to constitute a new notice of such meeting for purposes of this Section 11, and in order for any notification required to be delivered by a stockholder pursuant to this Section 11 to be timely, such notification must be delivered within the periods set forth above with respect to the originally scheduled meeting.

(4) Notwithstanding the foregoing provisions of this By-Law, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law; provided, however, that any references in these By-Laws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to Sections 11 of this Article I.

(5) To be eligible to be a nominee for election or reelection as a director of the Corporation, at the request of the Secretary of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under this By-law) to the Secretary a written questionnaire with respect to the background, qualification and independence of such person (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (i) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with, applicable law and all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

(6) A stockholder providing notice of business proposed to be brought before a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 11 shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for the meeting, if practicable (or, if not practicable, on the first practicable date prior to), or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

ARTICLE II

BOARD OF DIRECTORS

Section 1. Number, Election and Tenure. The Board of Directors of the Corporation shall consist of such number of directors, not less than three nor more than 15, as shall from time to time be fixed exclusively by resolution of the Board of Directors. The directors shall be ~~divided into three classes in the manner~~elected at such time and for such terms as set forth in the Amended and Restated Certificate of Incorporation of the Corporation~~, each class to be elected for the term set forth therein.~~ Directors shall (except as hereinafter provided for the filling of vacancies and newly created directorships) be elected by the holders of a majority of the voting power present in person or represented by proxy and entitled to vote for the election of directors at any meeting at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the voting power present in person or represented by proxy and entitled to vote on the election of directors at any such meeting. For purposes of this Section, a majority of the voting power present means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. If a director is not elected, the director shall offer to tender his or her resignation to the Board. The Board Affairs Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the Board’s decision. Directors shall hold office until the ~~next~~ annual meeting for the year in which their terms expire and until their successors shall be duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. A majority of the total number of directors then in office (but not less than one-third of the number of directors constituting the entire Board of Directors) shall constitute a quorum for the transaction of business and, except as otherwise provided by law or by the Corporation’s Amended and Restated Certificate of Incorporation, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. Directors need not be stockholders.

Section 2. Vacancies. Newly created directorships in the Board of Directors that result from an increase in the number of directors and any vacancy occurring in the Board of Directors may be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director; and the directors so chosen shall hold office for a term as set forth in the Amended and Restated Certificate of Incorporation of the Corporation. If any applicable provision of the General Corporation Law of the State of Delaware expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of ~~at least 80 percent in~~the holders of a majority of the voting power of all shares of the Corporation present in person or represented by proxy and entitled to vote generally in the election of directors, voting as a single class.

Section 3. Meetings. Meetings of the Board of Directors shall be held at such place within or without the State of Delaware as may from time to time be fixed by resolution of the Board or as may be specified in the notice of any meeting. Regular meetings of the Board of Directors shall be held at such times as may from time to time be fixed by resolution of the Board and special meetings may be held at any time upon the call of the Chairman of the Board or the President, by oral, or written notice including, telegraph, telex or transmission of a telecopy, e-mail or other means of transmission, duly served on or sent or mailed to each director not less than one day before the meeting. The notice of any meeting need not specify the purposes thereof. A meeting of the Board may be held without notice immediately after the annual meeting of stockholders at the same place at which such meeting is held. Notice need not be given of regular meetings of the Board held at times fixed by resolution of the Board. Notice of any meeting need not be given to any director who shall attend such meeting in person (except when the director attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in accordance with applicable law.

Section 4. Elections by Preferred Stockholders or Holders of Series Common Stock. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock or Series Common Stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of the Amended and Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to Article SEVENTH of the Restated Certificate of Incorporation unless expressly provided by such terms. The number of directors that may be elected by the holders of any such series of Preferred Stock or Series Common Stock shall be in addition to the number fixed by or pursuant to the By-Laws. Except as otherwise expressly provided in the terms of such series, the number of directors that may be so elected by the holders of any such series of stock shall be elected for terms expiring at the next annual meeting of stockholders ~~and without regard to the classification of the members of the Board of Directors as set forth in Section 1 hereof~~ and vacancies among directors so elected by the separate vote of the holders of any such series of Preferred Stock or Series Common Stock shall be filled by the affirmative vote of a majority of the remaining directors elected by such series, or, if there are no such remaining directors, by the holders of such series in the same manner in which such series initially elected a director.

Section 5. Elections Subject to Vote of More than One Class of Stock. If at any meeting for the election of directors, the Corporation has outstanding more than one class of stock, and one or more such classes or series thereof are entitled to vote separately as a class, and there shall be a quorum of only one such class or series of stock, that class or series of stock shall be entitled to elect its quota of directors notwithstanding absence of a quorum of the other class or series of stock.

Section 6. Executive Committee. The Board of Directors may designate three or more directors to constitute an executive committee, one of whom shall be designated Chairman of such committee. The members of such committee shall hold such office until the next election of the Board of Directors and until their successors are elected and qualify. Any vacancy occurring in the committee shall be filled by the Board of Directors. Regular meetings of the committee shall be held at such times and on such notice and at such places as it may from time to time determine. The committee shall act, advise with and aid the officers of the Corporation in all matters concerning its interest and the management of its business, and shall generally perform such duties and exercise such powers as may from time to time be delegated to it by the Board of Directors, and shall have authority to exercise all the powers of the Board of Directors, so far as may be permitted by law, in the management of the business and the affairs of the Corporation whenever the Board of Directors is not in session or whenever a quorum of the Board of Directors fails to attend any regular or special meeting of such Board. Without limiting the generality of the foregoing grant of authority, the executive committee is expressly authorized to declare dividends, whether regular or special, to authorize the issuance of stock of the Corporation and to adopt a certificate of ownership and merger pursuant to Section 253 or any successor provision of the General Corporation Law of the State of Delaware. The committee shall have power to authorize the seal of the Corporation to be affixed to all papers which are required by the General Corporation Law of the State of Delaware to have the seal affixed thereto. The fact that the executive committee has acted shall be conclusive evidence that the Board of Directors was not in session at such time or that a quorum of the Board had failed to attend the regular or special meeting thereof.

The executive committee shall keep regular minutes of its transactions and shall cause them to be recorded in a book kept in the office of the Corporation designated for that purpose, and shall report the same to the Board of Directors at their regular meeting. The committee shall make and adopt its own rules for the government thereof and shall elect its own officers.

Section 7. Committees. The Board of Directors may from time to time establish such other committees to serve at the pleasure of the Board which shall be comprised of such members of the Board and have such duties as the Board shall from time to time establish. Any director may belong to any number of committees of the Board. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member. The Board may also establish such other committees with such members (whether or not directors) and such duties as the Board may from time to time determine.

Section 8. Action by Written Consent. Unless otherwise restricted by the Amended and Restated Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in accordance with applicable law.

Section 9. Telephonic Meetings. The members of the Board of Directors or any committee thereof may participate in a meeting of such Board or committee, as the case may be, by means of conference telephone or communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such a meeting.

Section 10. Fees and Compensation of Directors. The Board of Directors may establish policies for the compensation of directors and for the reimbursement of the expenses of directors, in each case, in connection with services provided by directors to the Corporation.

ARTICLE III

OFFICERS

Section 1. Election of Officers. The Board of Directors, as soon as may be after each annual meeting of the stockholders, shall elect officers of the Corporation, including a Chairman of the Board or President and a Secretary. The Board of Directors may also from time to time elect such other officers (including one or more Vice Presidents, a Treasurer, one or more Assistant Vice Presidents, one or more Assistant Secretaries and one or more Assistant Treasurers) as it may deem proper or may delegate to any elected officer of the Corporation the power to appoint and remove any such other officers and to prescribe their respective terms of office, authorities and duties. Any Vice President may be designated Executive, Senior or Corporate, or may be given such other designation or combination of designations as the Board of Directors may determine. Any two or more offices may be held by the same person.

Section 2. Tenure. All officers of the Corporation elected by the Board of Directors shall hold office for such term as may be determined by the Board of Directors or until their respective successors are chosen and qualified. Any officer may be removed from office at any time either with or without cause by the affirmative vote of a majority of the members of the Board then in office, or, in the case of appointed officers, by any elected officer upon whom such power of removal shall have been conferred by the Board of Directors.

Section 3. Powers and Duties. Each of the officers of the Corporation elected by the Board of Directors or appointed by an officer in accordance with these By-laws shall have the powers and duties prescribed by law, by the By-Laws or by the Board of Directors and, in the case of appointed officers, the powers and duties prescribed by the appointing officer, and, unless otherwise prescribed by the By-Laws or by the Board of Directors or such appointing officer, shall have such further powers and duties as ordinarily pertain to that office. The Chairman of the Board or the President, as determined by the Board of Directors, shall be the Chief Executive Officer and shall have the general direction of the affairs of the Corporation.

Section 4. Absence or Disability. Unless otherwise provided in these By-Laws, in the absence or disability of any officer of the Corporation, the Board of Directors may, during such period, delegate such officer’s powers and duties to any other officer or to any director and the person to whom such powers and duties are delegated shall, for the time being, hold such office.

ARTICLE IV

CERTIFICATES OF STOCK

Section 1. Certificates for Shares. The shares of stock of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairman of the Board of Directors, or the President or a Vice President, and by the Treasurer or the Secretary of the Corporation, or as otherwise permitted by law, representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile.

Section 2. Transfers of Stock. Transfers of stock shall be made on the books of the Corporation by the holder of the shares in person or by such holder’s attorney upon surrender and cancellation of certificates for a like number of shares, or as otherwise provided by law with respect to uncertificated shares.

Section 3. Lost, Stolen or Destroyed Certificates. No certificate for shares of stock in the Corporation shall be issued in place of any certificate alleged to have been lost, stolen or destroyed, except upon production of such evidence of such loss, theft or destruction and upon delivery to the Corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board of Directors in its discretion may require.

ARTICLE V

CORPORATE BOOKS

The books of the Corporation may be kept outside of the State of Delaware at such place or places as the Board of Directors may from time to time determine.

ARTICLE VI

CHECKS, NOTES, PROXIES, ETC.

All checks and drafts on the Corporation’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers or agent or agents as shall be hereunto authorized from time to time by the Board of Directors. Proxies to vote and consents with respect to securities of other corporations owned by or standing in the name of the Corporation may be executed and delivered from time to time on behalf of the Corporation by the Chairman of the Board, the President, or by such officers as the Board of Directors may from time to time determine.

ARTICLE VII

FISCAL YEAR

The fiscal year of the Corporation shall begin on the first day of January in each year and shall end on the thirty-first day of December following.

ARTICLE VIII

CORPORATE SEAL

The corporate seal shall have inscribed thereon the name of the Corporation. In lieu of the corporate seal, when so authorized by the Board of Directors or a duly empowered committee thereof, a facsimile thereof may be impressed or affixed or reproduced.

ARTICLE IX

AMENDMENTS

These By-Laws may be amended, added to, rescinded or repealed at any meeting of the Board of Directors or of the stockholders, provided notice of the proposed change was given in the notice of the meeting of the stockholders or, in the case of a meeting of the Board of Directors, in a notice given not less than two (2) days prior to the meeting; provided, however, that, notwithstanding any other provisions of these By-Laws or any provision of law which might otherwise permit a lesser vote of the stockholders, the affirmative vote of the holders of ~~at least 80 percent in~~a majority of the voting power of all shares of the Corporation present in person or represented by proxy and entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal Section 2 and Section 11 of Article I, Sections 1 and 2 of Article II or this proviso to this Article IX of these By-Laws or to adopt any provision inconsistent with any of such Sections or with this proviso.

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 3, 2011.

THE DUN & BRADSTREET CORPORATION

Meeting Information
Meeting Type: Annual
For holders as of: March 7, 2011
Date: May 3, 2011 Time: 8:00 AM ET
Location:	The Hilton Short Hills
41 JFK Parkway Short Hills, NJ 07078

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote — How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT/FORM 10-K/ANNUAL REPORT

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 19, 2011 to facilitate timely delivery.

— How To Vote — Please Choose One of the Following Voting Methods

Vote In Person: If you choose to vote these shares in person at the meeting, you must request a “legal proxy.” To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

Voting Items
The Board of Directors recommends you vote FOR the following proposals:
1.	Election of two Class II Directors

Nominees:

1a. Naomi O. Seligman 1b. Michael J. Winkler

2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011.

3.	Re-approve The Dun & Bradstreet Corporation Covered Employee Incentive Plan, as amended.

4.	Approve, by non-binding vote, executive compensation (Say on Pay).

The Board of Directors recommends you vote for 1 year:

5.	To recommend, by non-binding vote, the frequency of executive compensation votes.

The Board of Directors recommends you vote FOR the following proposals:

6.	Approve amendments to the Restated Certificate of Incorporation to reduce the supermajority vote requirements to a simple majority vote.

7.	Approve amendments to the Restated Certificate of Incorporation to declassify our board of directors.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Voting Instructions

YOU CAN VOTE BY INTERNET OR TELEPHONE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK

THE DUN & BRADSTREET CORPORATION 103 JFK PARKWAY SHORT HILLS, NJ 07078	It’s fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help D&B reduce postage and proxy tabulation costs.

VOTE BY INTERNET - WWW.PROXYVOTE.COM

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY TELEPHONE - 1-800-690-6903 (U.S. and Canada)

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

VOTE BY MAIL -

Mark, sign, date and promptly mail your proxy card in the enclosed postage-paid envelope, or return it to D&B, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK MARK AS FOLLOWS:

M29770-P06668             KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE DUN & BRADSTREET CORPORATION
The Board of Directors recommends you vote FOR Proposals 1, 2, 3 and 4:
1.	Election of two Class II Directors
		Nominees:	For	Against	Abstain
		1a. Naomi O. Seligman	☐	☐	☐
		1b. Michael J. Winkler	☐	☐	☐
2.		Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011.	☐	☐	☐	The Board of Directors recommends you vote FOR Proposals 6 and 7:			For	Against	Abstain
3.		Re-approve The Dun & Bradstreet Corporation Covered Employee Incentive Plan, as amended.	☐	☐	☐	6.	Approve amendments to the Restated Certificate of Incorporation to reduce the supermajority vote requirements to a simply majority vote.		☐	☐	☐
4.		Approve, by non-binding vote, executive compensation (Say on Pay).	☐	☐	☐	7.	Approve amendments to the Restated Certificate of Incorporation to declassify our board of directors.		☐	☐	☐
The Board of Directors recommends you vote for 1 year:		1 Year	2 Years	3 Years	Abstain
5.	To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐		NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
	For address changes and/or comments, please check this box and write them on the back where indicated.				☐
		Please indicate if you plan to attend this meeting.	☐ Yes	☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date					Signature (Joint Owners)	Date

ADMISSION TICKET

THE DUN & BRADSTREET CORPORATION

Annual Meeting of Shareholders

May 3, 2011

8:00 a.m.

The Hilton Short Hills

41 JFK Parkway

Short Hills, NJ 07078

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement/Form 10-K/Annual Report is available at www.proxyvote.com.

M29771-PO6668

THE DUN & BRADSTREET CORPORATION

Proxy Solicited on Behalf of the Board of Directors for the

Annual Meeting of Shareholders to be held May 3, 2011

The undersigned hereby appoints Sara Mathew, Anastasios G. Konidaris and Jeffrey S. Hurwitz, or any of them, proxies with full power of substitution, to represent and vote all the shares of Common Stock of The Dun & Bradstreet Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 3, 2011, and at any adjournment thereof. The undersigned directs the named proxies to vote as directed on the reverse side of this card on the specified proposals and, in their discretion, on any other business which may properly come before said meeting.

This card also constitutes voting instructions to the Trustee of The Dun & Bradstreet Corporation 401(k) Plan and Moody’s Corporation Profit Participation Plan to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of The Dun & Bradstreet Corporation held by the Trustee under such Plans, as described in the Proxy Statement.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The named proxies cannot vote unless you sign and return this card or follow the applicable Internet or telephone voting procedures.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

This proxy, when properly executed, will be voted as directed herein. If no direction is made, this proxy will be voted FOR the nominees listed and FOR the proposals.